      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996


                                                       REGISTRATION NO. 333-3986
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              WINSTON HOTELS, INC.
             (Exact name of registrant as specified in its charter)

                NORTH CAROLINA                                  56-1872141
(State or other jurisdiction of incorporation      (I.R.S. Employer Identification No.)
                or organization)

                         2209 CENTURY DRIVE, SUITE 300
                         RALEIGH, NORTH CAROLINA 27612
                    (Address of principal executive offices)

                             ROBERT W. WINSTON, III
                         2209 CENTURY DRIVE, SUITE 300
                         RALEIGH, NORTH CAROLINA 27612
                                 (919) 510-6010
                    (Name and address of agent for service)

                                   COPIES TO:


           DAVID C. WRIGHT, ESQUIRE                      ALAN J. PRINCE, ESQUIRE
              HUNTON & WILLIAMS                              KING & SPALDING
             2000 RIVERVIEW TOWER                          191 PEACHTREE STREET
             900 SOUTH GAY STREET                         ATLANTA, GEORGIA 30303
          KNOXVILLE, TENNESSEE 37902                          (404) 572-4600
                (615) 549-7700


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 31, 1996

PROSPECTUS

                                5,000,000 SHARES

                              WINSTON HOTELS, INC.

                                  COMMON STOCK
[WINSTON HOTELS LOGO]      (PAR VALUE $.01 PER SHARE)
                             ---------------------


     Winston Hotels, Inc. (the "Company") is a self-advised and self-administered equity real estate investment trust that, either directly or through WINN Limited Partnership (the "Partnership"), owned 21 hotels having an aggregate of 2,704 rooms as of March 31, 1996. The Company, through the Partnership, has contracted to acquire 10 additional hotels with an aggregate of 1,323 rooms for purchase prices aggregating approximately $73.4 million. Upon completion of the acquisition of such hotels, the Company and the Partnership will own 31 hotels with an aggregate of 4,027 rooms. In early May 1996, the Company acquired five of the 10 hotels under contract. The Company expects to acquire (i) three of the hotels under contract contemporaneously with the closing of this offering and (ii) the two remaining hotels under contract within 15 days of the completion of construction thereof.



     The net proceeds to the Company from this offering will be approximately $53.5 million. The Company will contribute all of the net proceeds of this offering to the Partnership and, after such contribution, will own an approximately 91.3% interest in the Partnership. The net proceeds of the Offering will be used to complete the acquisition of 10 hotels, to repay certain indebtedness, to refurbish certain of the Company's hotels and to transfer franchise licenses.



     All of the shares of common stock offered hereby are being sold by the Company. The last reported sale price of the Company's common stock, which is quoted under the symbol "WINN" on The Nasdaq Stock Market, on May 22, 1996 was $11.50 per share. See "Price Range of Common Stock". To ensure compliance with certain requirements related to qualification of the Company as a real estate investment trust, the Company's Articles of Incorporation limit the number of shares of common stock that may be owned by any single person or affiliated group to 9.9% of the outstanding common stock and restrict the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a real estate investment trust.



     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                             ---------------------

                                            INITIAL PUBLIC        UNDERWRITING         PROCEEDS TO
                                            OFFERING PRICE        DISCOUNT(1)           COMPANY(2)
                                          ------------------   ------------------   ------------------
Per Share..............................           $                    $                    $
Total(3)...............................           $                    $                    $

- ---------------

(1) The Company and the Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.
(2) Before deducting estimated expenses of approximately $700,000 payable by the Company.
(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 750,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting".

                             --------------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the certificates for the shares will be ready for delivery in New York, New York on
or about             , 1996.

GOLDMAN, SACHS & CO.
            BEAR, STEARNS & CO. INC.
                        DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                                   MORGAN KEEGAN & COMPANY, INC.
                                             RAYMOND JAMES & ASSOCIATES, INC.
                             ---------------------

               The date of this Prospectus is             , 1996.

                              [Inside Front Cover]


A PHOTOGRAPH OF LOBBY OF CARY (RALEIGH), NORTH CAROLINA, HOMEWOOD SUITES HOTEL APPEARS BELOW.


A PHOTOGRAPH OF EXTERIOR OF CARY (RALEIGH), NORTH CAROLINA, HOMEWOOD SUITES HOTEL APPEARS BELOW.


A PHOTOGRAPH OF 1995 HOTEL OF EXCELLENT AWARD OF CARY (RALEIGH), NORTH CAROLINA, HOMEWOOD SUITES HOTEL APPEARS BELOW.


A MAP SHOWING THE LOCATIONS IN WHICH THE COMPANY OWNS OR WILL OWN HOTELS AFTER IT ACQUIRES ALL OF THE ACQUISTION HOTELS (AS DEFINED HEREIN) AND THE HOMEWOOD DEVELOPMENT HOTELS (AS DEFINED HEREIN).

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on The Nasdaq Stock Market and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-23732) pursuant to the Exchange Act are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;


        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;



        3. The Company's Report on Form 8-K filed with the Commission on May 23, 1996;



        4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated March 23, 1994;



        5. The Financial Statements of the Acquisition Hotels (the five hotels purchased by the Company in May 1995) for the years ended December 31, 1993 and 1994 included in the Company's Form S-11 Registration Statement (File No. 33-91230); and



        6. All other documents filed with the Commission under the Exchange Act prior to the termination of the Offering.


     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Winston Hotels, Inc., 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612,
Attention: Secretary, telephone number (919) 510-6010.
                             ---------------------

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.
                             ---------------------

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING".

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................    1
  The Company..............................    1
  Risk Factors.............................    2
  Recent Developments......................    2
  The Hotels...............................    5
  The Hotel Industry.......................    8
  Distribution Policy......................    9
  Tax Status...............................   10
  The Offering.............................   10
  Summary Financial Data...................   11
CORPORATE STRUCTURE........................   16
RISK FACTORS...............................   17
  Risk that Pending Acquisitions Will
    Not Close..............................   17
  Risks Associated with Homewood
    Development Hotels.....................   17
  Acquisition of Hotels with Little or No
    Operating History......................   18
  Development Risks........................   18
  Risks of Rapid Growth....................   18
  Dependence on Rent Payments under
    Percentage Leases; Limited Financial
    Resources of the Lessee................   18
  Lack of Control over Operations of
    the Hotels.............................   19
  Hotel Industry Risks.....................   19
  Conflicts of Interest....................   21
  Real Estate Investment Risks.............   21
  Risks of Leverage........................   23
  Risks of Operating Hotels Under Franchise
    Agreements.............................   24
  Effect of Market Interest Rates on Price
    of Common Stock........................   24
  Ability of Board of Directors to Change
    Certain Policies.......................   24
  Limitation on Acquisition and Change in
    Control................................   24
  Tax Risks................................   25
  Ownership Limitation.....................   26
  Possible Adverse Effects of Shares
    Available for Future Sale Upon Prices
    of Common Stock........................   26
ACQUISITIONS...............................   28
  Affiliate Acquisition Hotels.............   28
  Acquisition from Impac...................   29
  Other Acquisitions.......................   29
PROMUS.....................................   29
USE OF PROCEEDS............................   31
PRICE RANGE OF COMMON STOCK AND
  DISTRIBUTIONS............................   33
CAPITALIZATION.............................   34
SELECTED FINANCIAL INFORMATION.............   35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   41
  Background...............................   41
  Results of Operations....................   42
  The Company..............................   42
  The Lessee...............................   44
  Liquidity and Capital Resources..........   46
  Seasonality..............................   49
BUSINESS AND PROPERTIES....................   50
  The Hotel Industry.......................   50
  The Current Hotels.......................   50
  Growth Strategy..........................   51
  Extended-Stay Hotels.....................   54
  Competition..............................   54
  Property Descriptions....................   54
  The Percentage Leases....................   61
  Franchise Agreements.....................   67
  Operating Practices......................   68
  Employees................................   71
  Environmental Matters....................   71
  Legal Proceedings........................   72
MANAGEMENT.................................   73
  Directors and Executive Officers.........   73
  Committees of the Board of Directors.....   74
  Executive Compensation...................   75
  Compensation of Directors................   75
  Stock Incentive Plans....................   76
PRINCIPAL SHAREHOLDERS.....................   78
SHARES AVAILABLE FOR FUTURE SALE...........   80
PARTNERSHIP AGREEMENT......................   81
  Management...............................   81
  Transferability of Interests.............   81
  Capital Contribution.....................   82
  Redemption Rights........................   82
  Registration Rights......................   82
  Tax Matters..............................   83
  Operations...............................   83
  Distributions............................   83
  Term.....................................   83
FEDERAL INCOME TAX CONSIDERATIONS..........   83
  Taxation of the Company..................   84
  Requirements for Qualification...........   85
  Failure to Qualify.......................   94
  Taxation of Taxable U.S. Shareholders....   94
  Taxation of Shareholders on the
    Disposition of the Common Stock........   95
  Capital Gains and Losses.................   95
  Information Reporting Requirements and
    Backup Withholding.....................   96
  Taxation of Tax-Exempt Shareholders......   96
  Taxation of Non-U.S. Shareholders........   96
  Other Tax Consequences...................   98
  Tax Aspects of the Partnership...........   98
  Sale of the Company's or the
    Partnership's Property.................  100
UNDERWRITING...............................  102
EXPERTS....................................  103
LEGAL MATTERS..............................  103
GLOSSARY...................................  104
INDEX OF FINANCIAL STATEMENTS..............  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. References to the "Company" herein refer to the Company and the Partnership, unless otherwise indicated or unless the context requires otherwise. The offering of 5,000,000 shares of common stock pursuant to this Prospectus is referred to herein as the "Offering". See "Glossary" for the definitions of certain terms used in this Prospectus.

                                  THE COMPANY


     The Company is a self-advised and self-administered equity real estate investment trust ("REIT") that, either directly or through the Partnership, owned 21 hotels (the "Current Hotels") as of March 31, 1996 and, through the Partnership, has contracted to acquire 10 additional hotels (the "Acquisition Hotels" and together with the Current Hotels, the "Hotels"). The Company acquired (i) ten of the Current Hotels (the "Initial Hotels") in connection with its initial public offering (the "IPO") of common stock (the "Common Stock") in May 1994, (ii) six of the Current Hotels from June through November 1994 and
(iii) five of the Current Hotels in connection with the Company's second public offering (the "Follow-on Offering") of its Common Stock in May 1995. The Company acquired five of the Acquisition Hotels in early May 1996. The Company intends to repay a substantial portion of the indebtedness that it incurred in connection with the acquisition of these five Hotels with a portion of the net proceeds of the Offering and, therefore, has included the five recently purchased Hotels in the definition of Acquisition Hotels for the purposes of the presentation of information in this Prospectus.


     Since its inception, the Company has capitalized on the recovery of the hotel industry through (i) the strategic acquisition and development of mid-scale and upper-economy hotels in growth markets and (ii) significant reinvestment in its hotels through an aggressive capital improvement program. Revenue per available room ("REVPAR") for all 21 of the Current Hotels increased 9.6% from 1994 to 1995, which resulted in a 15.6% increase in the Company's pro forma revenue from Percentage Leases (as defined herein) in the same period. Thirteen of the Current Hotels are in the mid-scale market segment and, for the year ended December 31, 1995, had a consolidated average occupancy, average daily rate ("ADR") and REVPAR of 84.3%, $56.34 and $47.47, respectively, as compared to the national average for mid-scale hotels of 64.6%, $58.93 and $38.06, respectively. Eight of the Current Hotels are in the upper-economy market segment and, for the year ended December 31, 1995, had consolidated average occupancy, ADR, and REVPAR of 77.2%, $52.70 and $40.68, respectively, as compared to the national average for upper-economy hotels of 64.4%, $47.39 and $30.51, respectively. The Company expects to continue to acquire attractively priced limited-service hotels in growth markets. In addition, the Company intends to acquire and develop higher-end, extended-stay hotels in order to take advantage of the favorable relationship between demand and supply for this segment.

     Since November 30, 1995, the Company has:

     - contracted to acquire the 10 Acquisition Hotels with an aggregate of 1,323 rooms for purchase prices aggregating approximately $73.4 million, which will increase the number of hotels and rooms owned by the Company by 48% and 49%, respectively;


     - acquired five of the 10 Acquisition Hotels in early May 1996;


     - committed to make significant investments in higher-end, extended-stay hotels by:

         - contracting to acquire two Homewood Suites extended-stay Acquisition Hotels (representing an investment of approximately $21.3 million by the Company);

         - capitalizing on the hotel development expertise of the Winston Affiliates (defined herein) by initiating the development of two additional Homewood Suites extended-stay hotels (representing an investment of approximately $21.0 million by the Company); and


         - entering into agreements and options with Promus Hotels, Inc. ("Promus") to acquire up to 15 additional Homewood Suites extended-stay hotels (and executing a stock purchase agreement, providing for an investment by Promus of up to $15 million in the Company's Common Stock);

     - entered into a memorandum of understanding with an affiliate of Equitable Real Estate Investment Management, Inc. ("Equitable") to co-invest with the Company on hotel rehabilitation projects acceptable to Equitable and the Partnership;

     - obtained a commitment to increase the Company's $50 million existing line of credit (the "Existing Line") to $125 million the ("New Line") with an initial borrowing capacity of $85 million;

     - terminated its advisory agreement with a Winston Affiliate and became self-advised and self-administered;

     - entered into agreements designed to further align the interests of the Company and Robert W. Winston, III, Chief Executive Officer and President of the Company, Charles M. Winston, Chairman of the Company, and John B. Harris, Jr., President of the Lessee (as defined herein), and their affiliates ("Winston Affiliates"); and


     - increased the Company's regular quarterly distribution to shareholders to $0.255 per share beginning with the distribution for the second quarter of 1996, representing a 6.3% increase over the Company's $0.24 per share regular quarterly distribution in effect at the end of 1995; in 1995 the Company maintained an approximately 70% pay-out ratio (total annual distributions divided by Funds From Operations) while increasing the regular quarterly distribution 9.1%, from $0.22 to $0.24, and paying a special distribution of $0.03 per share; the Company's Board of Directors declared on May 28, 1996 a quarterly distribution of $.255 per share payable on July 16, 1996 to all holders of record of the Common Stock on July 8, 1996.



     In satisfaction of a pre-existing arrangement, Robert Winston will purchase 40,000 shares of Common Stock in the Offering. Following the Offering and the acquisition of the Acquisition Hotels, Winston Affiliates will own 10.0% of the outstanding Common Stock and Units.


     Under the REIT qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"), REITs generally must lease their hotels to third party operators. Therefore, the Company and the Partnership lease the Current Hotels, and the Partnership will lease the Acquisition Hotels, to Winston Hospitality, Inc. (the "Lessee") under leases which provide for rent payments based in part on revenues from the Hotels ("Percentage Leases"). The Lessee pays and will pay the franchise fees, management fees and certain other operating expenses of the Hotels.

                                  RISK FACTORS


     An investment in the Common Stock involves various risks, and investors should carefully consider the matters discussed under "Risk Factors" beginning on page 17.


                              RECENT DEVELOPMENTS


     Acquisitions. The Company contracted to acquire the 10 Acquisition Hotels, and two potential development parcels adjoining two of the Acquisition Hotels, for purchase prices aggregating approximately $73.4 million. Five of the Acquisition Hotels (and the two development parcels) were acquired by the Company in early May 1996. Three of the Acquisition Hotels will be acquired upon the closing of the Offering. Two of the Acquisition Hotels are in the final stage of development and will be acquired after their openings, which are expected to occur in June and July 1996. There is no assurance that the Company will close the acquisitions of the remaining five Acquisition Hotels as planned. See "Pending Acquisitions" and "Risk Factors -- Risk that Pending Acquisitions Will Not Close".


     Six of the Acquisition Hotels were open for all of 1995. According to information provided by the sellers of these six Acquisition Hotels, consolidated average occupancy, ADR and REVPAR for the year ended December 31, 1995 for such Hotels were 80.0%, $53.86 and $43.08, respectively.

     Increased Extended-Stay Focus/Hotel Development. The Company expects to increase substantially its presence in the extended-stay hotel segment. Two of the Acquisition Hotels that the Company has contracted to acquire are Homewood Suites extended-stay hotels, representing an investment of approximately $21.3 million. Additionally, the Company has initiated development of two Homewood Suites hotels representing an estimated total investment of approximately $21 million and entered into agreements and options with Promus to acquire up to 15 additional Homewood Suites hotels. See "-- Promus Agreements" and "Promus".

     The Company also intends to pursue suitable hotel development opportunities as they arise, thereby allowing the Company to capitalize on the development expertise of its management, who developed eight of the 10 Initial Hotels and four of the 10 Acquisition Hotels. The Company intends to focus its development activities primarily on higher-end extended-stay hotels.


     The Company has entered into contracts to purchase an approximately 5.3 acre parcel for development of a 136-suite Homewood Suites hotel near the Crabtree Valley Mall in Raleigh, North Carolina and an approximately 2.7 acre parcel for the development of a 100-suite Homewood Suites hotel in suburban Atlanta. The Company believes that total development costs for these projects, which the Company expects to fund from borrowings under the New Line, will be approximately $12 million and $9 million, respectively. Construction is tentatively expected to commence on both of these hotels in the middle of 1996, with completion tentatively scheduled for the middle of 1997. See "Risk
Factors -- Development Risks". The Company also has been actively reviewing other development opportunities. The Company owns an approximately 4.0 acre parcel located adjacent to a Current Hotel in Durham, North Carolina and has acquired 1.0 acre and 2.2 acre parcels located adjacent to the Comfort Suites-London, Kentucky Acquisition Hotel and the Holiday Inn Express -- Abingdon, Virginia Acquisition Hotel, respectively. The Company currently is evaluating each of these parcels for possible expansions of the adjacent Hotels or the development of additional hotels, although no proposed timetables have been determined for development of these parcels.


     Promus Agreements. The Company has executed agreements with Promus which provide for: (1) the acquisition by the Company from Promus of the Homewood Suites -- Clear Lake (Houston), Texas (one of the Acquisition Hotels) for approximately $6.9 million, (2) the acquisition during 1997 and 1998 by the Company from Promus of three Homewood Suites hotels to be developed by Promus near Baltimore, Maryland, in Dallas, Texas and in Richmond, Virginia (the "Homewood Development Hotels") for purchase prices generally equal to Promus' development costs, (3) an option for the Company to purchase up to twelve additional Homewood Suites hotels which may be developed by Promus over the next 48 months (the "Homewood Option Hotels"), (4) the Company to use its best efforts to develop or purchase up to $100 million of Promus brand hotels over the next eight years, including the Homewood Option Hotels and the Homewood Development Hotels, (5) the purchase by Promus of up to $15 million of the Company's Common Stock as the Company acquires hotels from Promus (including $3 million in a private placement (the "Private Placement") to be closed upon the acquisition of the Homewood Suites -- Clear Lake (Houston), Texas) or within six months of the closing of the Offering and (6) Promus' management of any hotels that the Company acquires from Promus, pursuant to management agreements with the Lessee (the "Promus Management Agreements"). See "Promus".


     Equitable Agreement in Principle. The Company has reached an agreement in principle with Equitable to co-invest in hotels acceptable to Equitable and the Partnership that require significant rehabilitation and, possibly, rebranding. In the event that suitable projects are found, Equitable will serve as a potential source of equity capital to fund partially the selective acquisition and rehabilitation of underperforming hotels. In addition, the relationship with Equitable may provide the Company with access to additional acquisition opportunities. The Company believes that such hotels will, upon rehabilitation, generate attractive returns for the Company and Equitable. After rehabilitation, the Company may seek to purchase Equitable's ownership interest in the hotels, and the arrangement provides the Company with the potential to do so on terms that the Company believes are favorable. The Company intends to offer Equitable the opportunity to co-invest in the Comfort Inn -- Greenville, South

Carolina Acquisition Hotel, which the Company intends to renovate substantially. See "Business and Properties -- Growth Strategy -- Rehabilitation Strategy".



     Line of Credit. The Company has obtained a commitment from a group of lenders led by Wachovia Bank of North Carolina ("Wachovia") for the $125 million New Line. Amounts outstanding under the New Line generally will bear interest at LIBOR plus 1.75%. The amount which may be borrowed under the New Line at any time ("Line Availability") is based on the cash flow of the Hotels securing the New Line. The Company initially will secure the New Line with 28 of the Hotels and the initial Line Availability will be $85 million. The Line Availability will increase if the Company's cash flow attributable to the collateral hotels increases and/or the Company adds additional hotels as collateral. See "Managements Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Following the closing of the Offering, the Company will have approximately $46.0 million of indebtedness outstanding and, therefore, remaining borrowing capacity under the initial Line Availability of approximately $39.0 million.


     Terminated Advisory Agreement. As of December 31, 1995, the Company terminated its advisory agreement (the "Advisory Agreement") with Winston Advisors, Inc., which is owned by Robert Winston and John B. Harris, Jr., and became self-advised and self-administered. Contemporaneously with the termination of the Advisory Agreement, Robert Winston, Philip Alfano, the Company's Chief Financial Officer, Senior Vice President and Secretary, and Kenneth Crockett, the Company's Senior Vice President for Development, became employees of the Company. See "Management".

     Investments by Lessee Shareholders. The Lessee is owned by Robert Winston and John B. Harris, Jr. Messrs. Winston and Harris have agreed that the Lessee will make no further distributions other than amounts required to pay their income tax liability associated with the Lessee's net income unless and until the Lessee has tangible net worth of at least $4 million. After such time, Messrs. Winston and Harris will invest at least 75% of the Lessee's net income (after distributions to pay taxes) in Common Stock (or Units, if necessary to preserve the Company's REIT status). The Common Stock (or Units) will be acquired either directly from the Company at then-current market prices or in the open market, at the election of the Company's independent directors (the "Independent Directors"). Messrs. Winston and Harris have agreed to hold any such shares of Common Stock (or Units) for at least one year after the date of purchase. These agreements will remain in effect for so long as Robert Winston is an officer or director of the Company.


     Acquisition of Potentially Competing Hotel Interests of Winston
Affiliates. The Acquisition Hotels include all four of the hotels not owned by the Company that Winston Affiliates own or in which Winston Affiliates have ownership interests (the "Affiliate Acquisition Hotels"): the Homewood
Suites -- Cary, North Carolina; the Hampton Inn -- Perimeter (Atlanta), Georgia; the Courtyard by Marriott -- Wilmington, North Carolina and the Hampton Inn & Suites -- Duluth (Atlanta), Georgia. Approximately $10.9 million of the purchase price for these four Hotels will be paid in Units. The Units that the sellers of the Affiliate Acquisition Hotels will receive as part of the purchase prices for such Hotels may not be sold, transferred or redeemed for a period of one year from their date of issuance. The sellers of the three Affiliate Acquisition Hotels in which Robert Winston has a direct interest have agreed to reduce the aggregate selling prices for those hotels by up to $9.7 million to the extent necessary to ensure that the Company's aggregate yield from those hotels for its first 12-months of ownership is at least 13%. See "Pending
Acquisitions -- Affiliate Acquisition Hotels." Upon the Company's acquisition of the Affiliate Acquisition Hotels, the Winston Affiliates, so long as they remain on the board or are officers of the Company or the Lessee, will have no interests in any hotels not owned by the Company and may not participate in the hotel business other than through the Company, the Lessee or through ownership of 5% or less of any publicly-held hotel company.

                                   THE HOTELS

     Consistent with its strategy to own hotels with nationally recognized franchise affiliations, upon completion of the Offering and the acquisition of the Acquisition Hotels, the Company will own hotels with the following brands:

                                      CURRENT   NUMBER OF   ACQUISITION   NUMBER OF   TOTAL    TOTAL
         FRANCHISE AFFILIATION        HOTELS      ROOMS       HOTELS        ROOMS     HOTELS   ROOMS
    --------------------------------  -------   ---------   -----------   ---------   ------   -----
    Hampton Inn(R)(1)...............     12       1,433           2           250       14     1,683
    Comfort Inn(R)(1)...............      8       1,103           1           191        9     1,294
    Homewood Suites(R)(2)...........     --          --           2           232        2      232
    Comfort Suites(R)(1)............     --          --           1            62        1       62
    Hampton Inn & Suites(R)(1)......     --          --           1           136        1      136
    Holiday Inn Express(R)(1).......     --          --           1            80        1       80
    Holiday Inn Select(R)(3)........     --          --           1           244        1      244
    Quality Suites(R)(1)............      1         168          --            --        1      168
    Courtyard by Marriott(R)(1).....     --          --           1           128        1      128
                                         --     ---------        --       ---------     --     -----
                                         21       2,704          10         1,323       31     4,027

- ---------------

(1) Limited-service and all-suite limited-service hotels designed for business and leisure travelers, which generally do not include restaurants or lounges and offer limited public meeting areas.

(2) Limited-service, extended-stay hotels designed primarily for extended-stay business travelers, which generally include kitchens and on-site, limited-inventory food and sundry shops. Does not reflect the acquisition of any Homewood Development Hotels.

(3) Full-service hotels designed primarily for business and leisure travelers, which offer room service, restaurants and lounges.

     The following table sets forth certain unaudited information with respect to the Hotels (dollar amounts are in thousands):


                                                                              YEAR ENDED DECEMBER 31, 1995
                                                           -------------------------------------------------------------------
                                                                               PRO FORMA
                                                                      ----------------------------
                     NUMBER                                                            LESSEE
                       OF                                                                NET                   AVERAGE
                     ROOMS/    YEAR             DATE        ROOM         LEASE         INCOME                   DAILY
                     SUITES  OPENED(1)        ACQUIRED     REVENUE    PAYMENTS(2)     (LOSS)(3)     OCCUPANCY   RATE    REVPAR
                     ------  ---------      -------------  -------    -----------  ---------------  ---------  -------  ------
CURRENT HOTELS
Hampton Inn:
 Durham, NC.........   136      1987          May 1994     $2,594       $ 1,175        $   236         91.6%   $56.70   $51.94
 Raleigh, NC........   141      1986(4)       May 1995      2,287         1,011             82         80.7     55.06   44.43
 Charlotte, NC......   125      1991          May 1994      2,286         1,047            246         89.5     56.00   50.11
 Atlanta, GA........   124      1990          May 1994      2,205           948            228         84.3     57.79   48.73
 Cary, NC...........   130      1989          May 1994      2,175           973            249         83.0     55.20   45.84
 Wilmington, NC.....   118      1986(4)       May 1994      2,126           912            244         81.9     60.25   49.36
 Brunswick, GA......   127      1991          May 1994      2,033           839            152         90.5     48.46   43.86
 Southern Pines,
   NC...............   126      1988          May 1994      1,955           820            195         83.6     50.85   42.50
 Jacksonville, NC...   120      1989          May 1994      1,831           759            198         86.2     48.51   41.80
 Hilton Head, SC....   125      1988(4)     November 1994   1,737           596             80         70.8     53.82   38.12
 Boone, NC..........    95      1987          May 1994      1,557           602            108         82.9     54.16   44.89
 Chester (Richmond),
   VA...............    66      1994        November 1994   1,259           554             84         91.0     57.46   52.26
Comfort Inn:
 Durham/Chapel Hill,
   NC...............   138      1991        November 1994   2,518         1,203            152         83.4     59.94   50.00
 Fayetteville, NC...   176      1987(4)     November 1994   2,432         1,164            138         75.2     50.36   37.85
 Wilmington, NC.....   146      1986(4)       May 1994      2,322         1,013            152         79.8     54.60   43.58
 Chester (Richmond),
   VA...............   123      1988        November 1994   2,210         1,059             98         84.1     58.52   49.21
 Charleston, SC.....   128      1989          May 1995      2,190         1,003             85         79.5     59.00   46.88
 Raleigh, NC........   149      1984(4)      August 1994    1,908           755            195         74.4     47.13   35.08
 Augusta, GA........   123      1989          May 1995      1,418           507             65         70.9     44.57   31.59
 Clearwater/St.
   Petersburg, FL...   120      1985(4)       May 1995      1,382           433             34         70.3     44.84   31.54
Quality Suites:
 Charleston, SC.....   168      1989          May 1995      3,706         1,687            195         82.4     73.33   60.44
                     ------                                -------    -----------       ------
Subtotal/weighted
 average for Current
 Hotels............. 2,704                                 44,131        19,060          3,216         81.4     54.93   44.70
                     ------                                -------    -----------       ------
ACQUISITION HOTELS
Hampton Inn:
 Perimeter
   (Atlanta), GA....   131      1996(5)          (5)           --           574(6)        (574)(7)      N/A       N/A     N/A
 Duncanville
   (Dallas), TX.....   119      1986(4)      May 7, 1996    1,370           497            (26)        82.8     37.78   31.29
Comfort Inn:
 Greenville, SC.....   191      1975(4)      May 6, 1996    1,989           656            165         64.2     44.47   28.53
Homewood Suites:
 Cary, NC...........   140      1994             (5)        3,281 (8)     1,977            183         86.0     67.20   57.79
 Clear Lake
   (Houston), TX....    92      1995(5)          (5)          320           484(6)        (389)(7)     41.7     82.57   34.44
Hampton Inn & Suites:
 Duluth (Atlanta),
   GA...............   136          (5)          (5)           --           581(6)        (581)(7)      N/A       N/A     N/A
Comfort Suites:
 London, KY.........    62      1992(4)      May 7, 1996    1,050           483             80         91.4     50.75   46.40
Holiday Inn Select:
 Garland (Dallas),
   TX...............   244      1974(4)(9)   May 7, 1996    6,352 (10)     2,084          (146)        79.7     62.09   49.46
Holiday Inn Express:
 Abingdon, VA.......    80      1991(4)      May 7, 1996    1,181           535            131         84.3     47.98   40.46
Courtyard by
 Marriott:
 Wilmington, NC.....   128          (5)          (5)           --           525(6)        (525)(7)      N/A       N/A     N/A
                     ------                                -------    -----------       ------
Subtotal/weighted
 average for
 Acquisition
 Hotels............. 1,323                                 15,543         8,396         (1,682)        77.9     54.31   42.33
Lessee interest
 income not
 allocated to the
 Hotels above.......                                                                        85
Lessee general and
 administrative
 expenses not
 allocated to the
 Hotels above.......                                                                    (1,776)
                     ------                                -------    -----------       ------
Consolidated
 total/weighted
 average for
 Hotels............. 4,027                                 $59,674      $27,456        $  (157)        80.5%   $54.78   $44.12
                     =====                                ========== ===========     ============


(notes on subsequent page)

 (1) The average age, as of March 31, 1996, of the Current Hotels, the Acquisition Hotels opened before March 31, 1996 and the consolidated Hotels opened before March 31, 1996 is approximately 7.3 years, 9.2 years and 7.8 years, respectively.

 (2) Represents lease payments from the Lessee to the Partnership or the Company (with respect to the one Current Hotel owned by the Company directly), calculated on a pro forma basis by applying the rent provisions in the Percentage Leases, and for the Acquisition Hotels the rent provisions in the proposed Percentage Leases, to the historical room revenue for the year ended December 31, 1995. See "Business and Properties -- The Percentage Leases" and "Risk Factors -- Risk that Pending Acquisitions Will Not Close".
 (3) Pro forma Lessee net income (loss) is net of the management fees (a) that are payable by the Lessee under management agreements for 10 of the Current Hotels, which equals a specified percentage of the Lessee's budgeted gross operating profit, subject to certain adjustments, (b) which will be payable by the Lessee under a Promus Management Agreement for the Homewood
     Suites -- Clear Lake (Houston), Texas and (c) which will be payable by the Lessee under a management agreement for the Holiday Inn Select -- Garland (Dallas), Texas Acquisition Hotel with an affiliate of the seller of the Hotel. See "Business and Properties -- Operating Practices".

 (4) The following Current Hotels have undergone substantial renovation in the following years: Hampton Inn -- Raleigh, North Carolina in 1996; Hampton Inn -- Wilmington, North Carolina in 1994; Hampton Inn -- Hilton Head, South Carolina in 1995; Comfort Inn -- Fayetteville, North Carolina in 1995; Comfort Inn -- Wilmington, North Carolina in 1995; and Comfort
     Inn -- Raleigh, North Carolina in 1993. The Company intends to substantially renovate the following Hotels over the next two years: the Comfort Inn -- Clearwater, Florida; the Hampton Inn -- Duncanville (Dallas), Texas; the Comfort Inn -- Greenville, South Carolina; the Comfort Suites -- London, Kentucky; the Holiday Inn Select -- Garland (Dallas), Texas; and the Holiday Inn Express -- Abingdon, Virginia. For the purposes of this footnote, a renovation is defined as a substantial upgrade of guest rooms and/or public areas.


 (5) The Hampton Inn -- Perimeter (Atlanta), Georgia opened in February 1996. The Hampton Inn & Suites -- Duluth (Atlanta), Georgia and the Courtyard by Marriott -- Wilmington, North Carolina are expected to open in June 1996 and July 1996, respectively, and under the terms of the related purchase contracts, the Company is obligated to purchase these Acquisition Hotels within 15 days of the later of the opening of the hotel or receipt of a certificate of occupancy. The Hampton Inn -- Perimeter (Atlanta), Georgia; the Homewood Suites Cary, North Carolina and the Homewood Suites Clear Lake (Houston), Texas are expected to be acquired by the Company upon the closing of the Offering. See "Pending Acquisitions".


 (6) Represents only the fixed base rent payable under the proposed Percentage Leases ("Base Rent") for these Acquisition Hotels. No percentage rent payable under the Percentage Leases ("Percentage Rent") is included for these Hotels because Percentage Rent is payable based on revenues and these Hotels were not in operation and had no revenues in 1995 (except for limited revenues for the Homewood Suites -- Clear Lake (Houston), Texas, which opened in September 1995).


 (7) Lessee net income (loss) for these Acquisition Hotels reflects the payment by the Lessee of Base Rent in accordance with the proposed Percentage Leases for the hotels, notwithstanding that three of the hotels were not open in 1995 and one of the hotels was open for only four months in 1995. See footnote 6 above.


 (8) Includes $117 of food and beverage revenue.


 (9) The Holiday Inn Select -- Garland (Dallas), Texas Acquisition Hotel consists of one five-story building and two three-story buildings which were built in 1974, 1978 and 1984, respectively.


(10) Includes $1,947 of food and beverage revenue.

                               THE HOTEL INDUSTRY

     General. The United States lodging industry is currently experiencing strong performance, after recovering from an extended period of unprofitable performance in the late 1980s and early 1990s. The Company expects that the continuation of this broad industry recovery will contribute to growth in REVPAR at the Hotels (and hotels subsequently acquired by the Company) and thus to increases in the Company's Cash Available for Distribution (as defined). The industry downturn in the late 1980s resulted from a dramatic increase in the supply of hotel rooms that significantly outpaced growth in demand. The resulting supply/demand imbalance caused overall hotel occupancy rates to drop steadily from 70.6% in 1980 to a 20-year low of 60.6% in 1991. The imbalance was reversed in the early 1990s due mainly to a reduction of new construction and an improved economy. According to Smith Travel Research ("Smith Travel"), ADR, occupancy and REVPAR for all U.S. hotels have increased for each year since 1992. According to Smith Travel, in 1995, while demand continued to outpace supply, the rate of increase in demand slowed relative to the rate of increase in supply. Supply has been spurred by improving industry performance and resulting increases in the availability of capital for hotel construction, particularly in the limited-service sector. The graphs set forth below illustrate the relationship between supply, demand, occupancy and ADR.

                                     GRAPH
- ---------------

(1) Source: Smith Travel.

     The following table reflects percentage changes in occupancy, ADR and REVPAR in 1993, 1994 and 1995, compared to the respective preceding years, for
(i) the Current Hotels, (ii) the seven Acquisition Hotels that were open in 1995, (iii) the consolidated Current Hotels and Acquisition Hotels open in 1995,
(iv) all Upper Economy Chains, (v) all Midscale Chains, (vi) all Lower Upscale Chains and (vii) all U.S. Hotels. As illustrated below, growth in REVPAR at the Current Hotels and the Acquisition Hotels in 1994 and 1995 compares favorably to REVPAR growth in the hotel industry in the market segments shown.

                                             PERCENTAGE CHANGE OVER PRIOR PERIOD
                         ----------------------------------------------------------------------------
                               OCCUPANCY                     ADR                     REVPAR(3)
                         ----------------------     ----------------------     ----------------------
                         1993     1994     1995     1993     1994     1995     1993     1994     1995
                         ----     ----     ----     ----     ----     ----     ----     ----     ----
Current Hotels.........  4.9 %     1.4%    (0.1)%   4.0 %     6.6%    9.7 %    9.0 %     8.0%     9.6%
Acquisition
  Hotels(1)............  n/a      11.5      8.1     n/a      13.0     5.6      n/a      26.0     14.1
Current and Acquisition
  Hotels(1)............  n/a       2.4      1.6     n/a       7.7     8.8      n/a      10.4     10.5
Upper Economy
  Chains(2)............  1.4       1.4      0.3     2.4       4.0     5.4      3.9       5.5      5.6
Midscale Chains(2).....  1.6       1.7      0.8     1.8       3.1     4.7      3.3       4.9      5.6
Lower Upscale
  Chains(2)............  3.1       4.0      0.6     2.2       3.7     5.6      5.3       7.8      6.2
U.S. Hotels(2).........  2.3       2.7      1.2     3.5       3.9     4.8      5.8       6.7      6.1

- ---------------

(1) Excludes the Hampton Inn -- Perimeter (Atlanta), Georgia, the Hampton Inn & Suites -- Duluth (Atlanta), Georgia and the Courtyard by
    Marriott -- Wilmington, North Carolina, which were not open in 1995.
(2) Source -- Smith Travel. The "Upper Economy Chains" category includes, among others Comfort Inn, and Holiday Inn Express hotels. The "Midscale Chains" category includes, among others, Hampton Inn, Holiday Inn, Quality Suites and Courtyard by Marriott hotels. The "Lower Upscale Chains" category includes, among others, Homewood Suites hotels. Smith Travel does not distinguish between Comfort Inn and Comfort Suites, Hampton Inn and Hampton Inn & Suites or Holiday Inn and Holiday Inn Select hotels. Smith Travel has not provided advice regarding any aspect of the Offering and is not associated with the Offering in any way.
(3) Determined by dividing room revenues by annual available rooms.

     Extended-Stay Hotels. With the acquisition of two Homewood Suites Acquisition Hotels, the Company will enter the extended-stay hotel market. The Company expects to increase substantially its presence in this market and capitalize on management's acquisition and development experience with (a) the Company's current plans to develop two Homewood Suites hotels, (b) the future acquisitions of some or all of the Homewood Development Hotels and Homewood Option Hotels from Promus and (c) the future acquisitions of extended-stay hotels from other third parties. Extended-stay hotels, such as Homewood Suites, are designed to provide customers with the amenities of an apartment along with the convenience of a hotel. Extended-stay hotels represent a small but growing segment of the lodging industry, including approximately 360 properties with approximately 40,000 rooms (approximately 1.2% of the total number of rooms available in the U.S. lodging industry) as of December 31, 1995. During the three years ended December 31, 1995, the number of dedicated extended-stay rooms increased at a compound annual growth rate of approximately 2.7%, compared with compound annual room growth of approximately 1.4% for the overall industry. Some standard features of extended-stay hotels include suites with separate living and sleeping rooms, full kitchens in each suite and laundry facilities on the premises. The extended-stay segment of the hospitality industry has developed over the last decade and is principally oriented towards business travelers. Demand for extended-stay lodging has been stimulated by the economic and social changes resulting from the increased volume of corporate reorganizations and trends toward down-sizing and out-sourcing of various functions, the dispersion of the traditional family, and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, and people in between jobs or houses.


     Full-Service Hotels. The Holiday Inn Select -- Garland (Dallas), Texas Acquisition Hotel is a full-service hotel. On a selected basis, the Company will consider the acquisition of additional full-service hotels as suitable acquisition opportunities arise.

                              DISTRIBUTION POLICY

     The following table sets forth the cash distributions declared per share since inception of the Company.


1994
Second Quarter (from May 26).......................................................  $.06(1)
Third Quarter......................................................................   .21
Fourth Quarter.....................................................................   .21
1995
First Quarter......................................................................   .22
Second Quarter.....................................................................   .22
Third Quarter......................................................................   .22
Fourth Quarter (Regular)...........................................................   .24
Fourth Quarter (Special)...........................................................   .03(2)
1996
First Quarter......................................................................   .24
Second Quarter(3)..................................................................   .255(3)


- ---------------

(1) Represents an approximate pro rata distribution for the period June 2, 1994, the closing date of the IPO through June 30, 1994 based on an initial quarterly distribution rate of $.20 per share.

(2) Represents a special distribution made to ensure that the Company distributed 100% of its 1995 taxable income. See "Federal Tax
    Considerations -- Taxation of the Company".


(3) On May 28, 1996 the Company's Board of Directors declared a quarterly distribution of $.255 per share payable on July 16, 1996 to all holders of record of the Common Stock on July 8, 1996.


     Future distributions will depend upon the Company's actual Cash Available for Distribution, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the

Code and such other factors as the Company's Board of Directors (the "Board of Directors") deems relevant. See "Price Range of Common Stock and Distributions".

                                   TAX STATUS

     The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1994. As long as the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the Company's shareholders in any such year will not be deductible by the Company. Although the Company has not requested a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company has obtained the opinion of its legal counsel that the Company qualifies as a REIT, which opinion is based on certain assumptions and representations and is not binding on the Service or any court. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Articles of Incorporation impose restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year. See "Risk Factors -- Tax Risks," "-- Ownership Limitation" and "Federal Income Tax Considerations -- Taxation of the Company".

                                  THE OFFERING


Common Stock offered by the Company..  5,000,000 shares
Common Stock and Units to be
  outstanding after the Offering.....  16,556,304 shares(1)
Use of Proceeds......................  To fund a portion of the purchase prices for the
                                       Acquisition Hotels, to repay certain indebtedness, to
                                       fund certain improvements to the Hotels and to pay
                                       certain franchise fees and closing costs.
The Nasdaq Stock Market Symbol.......  WINN


- ---------------


(1) Includes (a) an aggregate of 37,500 restricted shares issued to the Independent Directors under the Winston Hotels, Inc. Directors' Stock Incentive Plan (the "Directors' Plan"), which shares vest ratably over four years (unvested shares being subject to forfeiture if a director does not remain as a director of the Company), (b) 260,870 shares to be sold to Promus in the Private Placement, (c) an aggregate of 1,382,217 shares issuable upon redemption of Units held by limited partners of the Partnership, including 948,261 Units issued in connection with the acquisition of the Acquisition Hotels, and (d) 33,103 shares issued to the shareholders of the Company's advisor in payment of the incentive advisory fee for 1995. Excludes (i) shares that may be purchased by the shareholders of the Lessee in the future with proceeds from distributions from the Lessee (see "Business and Properties -- Operating Practices"), (ii) 376,000 shares reserved for issuance upon the exercise of options granted under Winston Hotels, Inc. Stock Incentive Plan (the "Winston Stock Incentive Plan") and
    (iii) shares to be purchased by Promus after the Offering to fulfill its subscription to invest up to an additional $12 million in the Company as the Company acquires the Homewood Development Hotels and Homewood Option Hotels.

                             SUMMARY FINANCIAL DATA


     The following table sets forth historical and unaudited pro forma financial information for the Company and should be read in conjunction with the consolidated financial statements and the notes thereto which are contained elsewhere or incorporated by reference in this Prospectus. The pro forma Statements of Income and Other Data for the Company is presented as if (i) the acquisitions of the Current Hotels not owned by the Company as of January 1, 1995 and the Acquisition Hotels (including those not open for all of 1995), (ii) the closing of the Follow-on Offering, the Offering and the Private Placement, and (iii) the application of the net proceeds from the Follow-on Offering, the Offering and the Private Placement had occurred as of the beginning of the periods presented. Therefore, such information incorporates certain assumptions that are included in the Notes to the pro forma Consolidated Statements of Income included elsewhere in this Prospectus. The pro forma Balance Sheet Data is presented as if the acquisition of the Acquisition Hotels and the consummation of the Offering and Private Placement and the application of the net proceeds therefrom had occurred on March 31, 1996. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close".

                              WINSTON HOTELS, INC.

          SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                                   ---------------
                                                   PERIOD
                                                    FROM                      PRO FORMA YEAR ENDED DECEMBER 31, 1995
                                                    JUNE            -----------------------------------------------------------
                                                     2,                                                                REVISED
                                                    1994                                                               CURRENT
                                                   THROUGH  YEAR                                      ACQUISITION       HOTELS
                                                   DECEM-   ENDED                PRO                     HOTELS          AND
                                                    BER    DECEM-               FORMA    REVISED  -------------------- ACQUISI-
                                                    31,    BER 31,   CURRENT   ADJUST-   CURRENT  OPERATING    OTHER     TION
                                                    1994    1995    HOTELS(2)  MENTS(2)  HOTELS   HOTELS(3)  HOTELS(4)  HOTELS
                                                   ------  -------  ---------  --------  -------  ---------  --------- --------
STATEMENTS OF INCOME:
Revenue:
 Percentage Lease revenue(5)......................$5,116   $17,148   $19,060             $19,060   $ 6,232    $ 2,164  $ 27,456
 Interest and other income........................    92       442       442                 442                            442
                                                   ------  -------  ---------            -------  ---------  --------- --------
       Total revenue.............................. 5,208    17,590    19,502              19,502     6,232      2,164    27,898
                                                   ------  -------  ---------            -------  ---------  --------- --------
Expenses:
 Real estate and personal property taxes and
   casualty insurance(6)..........................   362     1,054     1,180               1,180       476        374     2,030
 General and administrative(7)....................   339     1,208     1,098    $  (57)    1,041         9         25     1,075
 Interest expense(8)..............................   218     2,555     2,723       575     3,298       565        358     4,221
 Depreciation(9).................................. 1,176     3,854     4,552               4,552     1,860      1,197     7,609
 Amortization(10).................................    49       117       126                 126        29          5       160
                                                   ------  -------  ---------  --------  -------  ---------  --------- --------
       Total expenses............................. 2,144     8,788     9,679       518    10,197     2,939      1,959    15,095
                                                   ------  -------  ---------  --------  -------  ---------  --------- --------
 Income before allocation to minority interest.... 3,064     8,802     9,823    $ (518)  $ 9,305   $ 3,293    $   205    12,803
                                                                               ========= ========= ========= ==========
 Income allocation to minority interest(11).......   187       417       414                                              1,069
                                                   ------  -------  ---------                                          --------
   Net income applicable to common shareholders...$2,877   $ 8,385   $ 9,409                                           $ 11,734
                                                   ======== ========= ==========                                       =========
Weighted average number of common shares and
 common share equivalents......................... 7,073     9,211    10,339                                             16,570(12)
Net income per common share....................... $0.43     $0.96     $0.95                                              $0.77
Distribution declared per common share............ $0.48     $0.93


                                                                  PRO FORMA THREE MONTHS ENDED MARCH 31, 1996
                                                    HISTOR-   ----------------------------------------------------
                                                     ICAL                                                  REVISED
                                                     THREE                                                 CURRENT
                                                    MONTHS                               ACQUISITION       HOTELS
                                                     ENDED                                 HOTELS            AND
                                                     MARCH    PRO FORMA   REVISED   ---------------------  ACQUISI-
                                                      31,      ADJUST-    CURRENT   OPERATING     OTHER     TION
                                                     1996     MENTS(2)    HOTELS    HOTELS(3)   HOTELS(4)  HOTELS
                                                    -------   ---------   -------   ---------   ---------  -------
STATEMENTS OF INCOME:
Revenue:
 Percentage Lease revenue(5)......................  $ 4,540               $4,540     $ 1,548      $ 668    $ 6,756
 Interest and other income........................       16                   16                                16
                                                    -------               -------   ---------       ---    -------
       Total revenue..............................    4,556                4,556       1,548        668      6,772
                                                    -------               -------   ---------       ---    -------
Expenses:
 Real estate and personal property taxes and
   casualty insurance(6)..........................      320                  320         127        133        580
 General and administrative(7)....................      424                  424          18         12        454
 Interest expense(8)..............................      674     $ 144        818         141         90      1,049
 Depreciation(9)..................................    1,167                1,167         465        299      1,931
 Amortization(10).................................       31                   31           7          1         39
                                                    -------   ---------   -------   ---------       ---    -------
       Total expenses.............................    2,616       144      2,760         758        535      4,053
                                                    -------   ---------   -------   ---------       ---    -------
 Income before allocation to minority interest....    1,940     $(144)    $1,796     $   790      $ 133      2,719
                                                              ==========  ========  =========   ==========
 Income allocation to minority interest(11).......       80                                                    227
                                                    -------                                                -------
   Net income applicable to common shareholders...  $ 1,860                                                $ 2,492
                                                    =========                                              =========
Weighted average number of common shares and
 common share equivalents.........................   10,383                                                 16,556
Net income per common share.......................    $0.19                                                  $0.16
Distribution declared per common share............    $0.24



                                                                                  MARCH 31, 1996
                                                 HISTORICAL                 ---------------------------
                                    -------------------------------------                  PRO FORMA AS
                                    DECEMBER 31, 1994   DECEMBER 31, 1995   HISTORICAL     ADJUSTED(12)
                                    -----------------   -----------------   ----------     ------------
BALANCE SHEET DATA:
Cash and cash equivalents.........       $ 1,114            $   2,496        $     220       $      8
Investment in hotel properties....        85,917              122,896          124,283        204,663
Total assets......................        88,114              123,969          123,973        203,430
Total debt........................        28,600               34,000           34,500         46,800
Shareholders' equity..............        53,705               80,872           80,380        138,625


                                                                                           PRO FORMA
                                                                                  YEAR ENDED DECEMBER 31, 1995
                                                HISTORICAL            ----------------------------------------------------
                                        ---------------------------                                            REVISED
                                        PERIOD FROM                                                            CURRENT
                                        JUNE 2, 1994                                 ACQUISITION HOTELS       HOTELS(2)
                                          THROUGH       YEAR ENDED     REVISED    -------------------------      AND
                                        DECEMBER 31,   DECEMBER 31,    CURRENT    OPERATING         OTHER    ACQUISITION
                                            1994           1995       HOTELS(2)   HOTELS(3)       HOTELS(4)     HOTELS
                                        ------------   ------------   ---------   ---------       --------- --------------
OTHER DATA:
Lessee room revenue....................   $ 12,474       $ 39,677      $44,131     $15,223(13)     $   320  $     59,674 (13)
Funds From Operations(14)..............      4,240         12,656       13,857       5,153           1,402        20,412
Cash Available for Distribution(15)....      3,866         11,185       11,870       4,265           1,386        17,521
Cash provided (used) by
 operating activities(16)..............      3,417         12,628                                                 21,335
 investing activities(16)..............    (85,973)       (36,059)                                                (2,891 )
 financing activities(16)..............     83,670         24,813                                                (15,410 )


                                                                             PRO FORMA
                                                                 THREE MONTHS ENDED MARCH 31, 1996
                                                        ---------------------------------------------------
                                          HISTORICAL                                            REVISED
                                         THREE MONTHS                                           CURRENT
                                            ENDED        REVISED                               HOTELS(2)
                                          MARCH 31,      CURRENT    OPERATING     OTHER     AND ACQUISITION
                                             1996       HOTELS(2)   HOTELS(3)   HOTELS(4)       HOTELS
                                         ------------   ---------   ---------   ---------   ---------------
OTHER DATA:
Lessee room revenue....................    $ 10,709      $10,709     $ 3,784      $ 718         $15,211
Funds From Operations(14)..............       3,107        2,963       1,255        432           4,650
Cash Available for Distribution(15)....       2,626        2,428       1,032        396           3,856
Cash provided (used) by
 operating activities(16)..............       2,328                                               4,796
 investing activities(16)..............      (2,319)                                               (794)
 financing activities(16)..............      (2,285)                                             (3,973)

- ---------------


 (1) The historical information includes the results of the Current Hotels from their respective dates of acquisition as further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The pro forma information does not purport to represent what the Company's financial position or results of operation would actually have been if the Company and the Partnership had, in fact, owned and leased all of the Hotels to the Lessee as of or for the periods presented, or to project the Company's financial position or results of operations at any future date or for any future period.


 (2) The pro forma Current Hotels information for the year ended December 31, 1995 represents the Current Hotels as if they had been owned by the Company since January 1, 1995, as assumed in Note 8 of the Notes to the Consolidated Financial Statements of Winston Hotels, Inc., which are included elsewhere in this Prospectus. The pro forma adjustments reflect the terms of the New Line as described in footnote 8 below for each period presented, and the related impact that would have occurred on amounts payable to Winston Advisors, Inc. for the year ended December 31, 1995.

 (3) Operating Hotels includes those Acquisition Hotels that had room revenues for 12 months in 1995, including the Hampton Inn -- Duncanville (Dallas), Texas; the Holiday Inn Select -- Garland (Dallas), Texas; the Comfort Suites -- London, Kentucky; the Holiday Inn Express -- Abingdon, Virginia; the Comfort Inn -- Greenville, South Carolina; and the Homewood
     Suites -- Cary, North Carolina.

 (4) Other Hotels includes the four Acquisition Hotels that were not in operation during the entire year ended December 31, 1995. Other Hotels includes the Hampton Inn -- Perimeter (Atlanta), Georgia, the Hampton Inn & Suites -- Duluth (Atlanta), Georgia, and the Courtyard by Marriott -- Wilmington, North Carolina, none of which were open in 1995 (the Hampton Inn -- Perimeter (Atlanta), Georgia opened in February 1996); and the Homewood Suites -- Clear Lake (Houston), Texas, which opened in September 1995.


 (5) Pro forma amounts represent lease payments from the Lessee to the Partnership (or the Company, for the one Current Hotel owned by the Company directly) and are calculated on a pro forma basis by applying the rent provisions in the Percentage Leases and proposed Percentage Leases: (i) for the Operating Hotels to their historical room revenues as if they had been acquired as of the beginning of the period presented, and (ii) for the Other Hotels to their historical room revenues, if any, and by assuming Base Rent was paid by the Lessee for the periods in which there was no room revenue or in which room revenue was insufficient to result in the payment of Percentage Rent under the proposed Percentage Leases. See "Business and Properties -- The Percentage Leases" and Note C to the Notes to the pro forma Consolidated Statements of Income of the Company.

 (6) Pro forma amounts as if the Company paid real estate and personal property taxes and casualty insurance as contemplated by the Percentage Leases.

 (7) Pro forma amounts include estimated incremental franchise taxes, legal, accounting, printing and other expenses for each period presented, and pro forma amounts payable to Winston Advisors, Inc. under the Advisory Agreement for the year ended December 31, 1995. The Company became self-advised and self-administered and terminated the Advisory Agreement as of December 31, 1995.


 (8) Pro forma interest expense was calculated based on a weighted average interest rate of 7.5%, applied to the pro forma debt balance, assuming this balance remained constant for each entire period. In addition, pro forma interest expense includes unused line of credit fees of 0.25%, $314 and $78 for amortization of loan costs and fees and $145 and $29 for amortization of interest rate cap fees, for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

 (9) Depreciation is computed based upon useful lives of 30 years for buildings and improvements and five years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(10) Represents amortization of capitalized franchise fees over a 10 year period, and of deferred directors' fees payable in shares of restricted stock over the vesting period with respect to the shares granted.

(11) For Current Hotels, calculated as 4.5% of pro forma income before allocation to minority interest of the Current Hotels (other than the one Current Hotel owned by the Company directly). For Current and Acquisition Hotels, calculated as 8.7% of pro forma income before allocation to minority interest of the Hotels (other than the one Current Hotel owned by the Company directly).


(12) Adjusted to reflect the sale of 5,000,000 shares of Common Stock by the Company in the Offering, 260,870 shares of Common Stock to Promus in the Private Placement and the application of the net proceeds therefrom and the issuance of 948,261 Units in the Partnership in connection with the acquisition of the Affiliate Acquisition Hotels.


(13) Includes (i) $1,947 and $490 of food and beverage revenue for the Holiday Inn Select -- Garland (Dallas), Texas and (ii) $117 and $34 of food and beverage revenue for the Homewood Suites -- Cary, North Carolina, for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.


(14) The following table computes Funds From Operations under both the guidelines recently announced by the National Association of Real Estate Investment Trusts ("NAREIT") and the guidelines previously recommended by NAREIT and utilized by the Company. Funds From Operations under the recently announced NAREIT guidelines consists of net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures. Under the prior NAREIT guidelines for calculating Funds From Operations, adjustments to net income also included amortization of unearned directors' compensation and amortization of franchise fees.



                                                         HISTORICAL
                                         ------------------------------------------
                                         PERIOD FROM                                                  PRO FORMA
                                         JUNE 2, 1994                  THREE MONTHS    PRO FORMA     THREE MONTHS
                                           THROUGH       YEAR ENDED       ENDED        YEAR ENDED       ENDED
                                         DECEMBER 31,   DECEMBER 31,    MARCH 31,     DECEMBER 31,    MARCH 31,
                                             1994           1995           1996           1995           1996
                                         ------------   ------------   ------------   ------------   ------------
        Net income before minority
          interest.....................     $3,064        $  8,802       $  1,940       $ 12,803       $  2,719
        Depreciation...................      1,176           3,854          1,167          7,609          1,931
                                            ------         -------        -------
        Funds From Operations (recently
          announced guidelines)........      4,240          12,656          3,107         20,412          4,650
        Amortization of unearned
          directors' compensation......         44              75             18             75             18
        Amortization of franchise
          fees.........................          5              42             13             85             21
                                            ------         -------        -------
        Funds From Operations (under
          previous guidelines).........     $4,289        $ 12,773       $  3,138       $ 20,572       $  4,689
                                            ======         =======        =======
        Weighted average number of
          shares of common shares and
          common share equivalents.....      7,073           9,211         10,383         16,570         16,556
                                            ======         =======        =======


      Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal repayment of debt.
(15) Represents Funds From Operations, less an amount equal to the amounts required to be set aside by the Company and the Partnership under each Percentage Lease, for refurbishment and replacement of furniture, fixtures and equipment, capital expenditures and other non-routine items as required by the Percentage Leases. For all Current Hotels acquired before 1995, the amount required to be set aside is 5% of room revenue. For Current Hotels acquired in 1995, during the first year of the related Percentage Leases the amount required to be set aside is 3% of room revenues, increasing to 5% thereafter. The Company is required to set aside 5% of room revenues for all of the Acquisition Hotels other than the Holiday Inn Select -- Garland (Dallas), Texas, for which 7% of room, food and beverage revenues is required to be set aside.

(16) Reflects the Company's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of hotel properties, amortization of deferred expenses and unearned directors compensation, amortization of line of credit fees and interest rate caps and the non-cash portion of advisory fees payable for the year ended December 31, 1995. There are no pro forma adjustments for changes in working capital items. Pro forma cash used in investing activities reflects the percentage of hotel revenues which is required to be set aside by the Company for refurbishment and replacement of furniture, fixtures and equipment, capital expenditures and other non-routine items as required by the Percentage Leases. Pro forma cash used in financing activities includes distributions per share and Unit of $.22 for the quarters ended March 31, June 30 and September 30, 1995, $.27 (including a $0.03 special distribution) for the quarter ended December 31, 1995 and $.24 for the quarter ended March 31, 1996. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions had been completed as of the beginning of each of the periods presented, nor do they purport to represent cash flows from operating, investing and financing activities for future periods.

                              CORPORATE STRUCTURE


     The Company currently owns one Current Hotel directly and owns the remaining 20 Current Hotels through its interest in the Partnership. The Partnership recently acquired five of the Acquisition Hotels and will acquire the remaining five Acquisition Hotels contemporaneously with or following the Offering. The Company and the Partnership lease the Current Hotels and five of the Acquisition Hotels, and the Partnership will lease the remaining Acquisition Hotels pursuant to the Percentage Leases. The Lessee pays rent to the Company and the Partnership under the Percentage Leases and, in addition, pays all franchise fees, management fees and other operating expenses of the Hotels. The Lessee operates 11 of the Current Hotels and a third party, Interstate Management and Investment Company ("IMIC"), manages of 10 of the Current Hotels under management agreements with the Lessee. The Lessee will operate all of the Acquisition Hotels except for (i) the Homewood Suites -- Clear Lake (Houston), Texas, which, along with any Homewood Development Hotels or Homewood Option Hotels acquired by the Company in the future, will be managed by Promus under the Promus Management Agreements and (ii) the Holiday Inn Select -- Garland (Dallas), Texas, which is managed by Impac Hotel Group, Inc. ("Impac") -- an affiliate of the former owner -- under a management agreement with a one-year term subject to the termination by the Lessee upon 60 days notice. See "Business and Properties -- Operating Practices".


     The diagram below illustrates the relationship among the Company, the Partnership, the Lessee, IMIC, Promus and Impac after giving effect to (i) the contribution by the Company to the Partnership of all of the net proceeds of this Offering and the Private Placement and (ii) the acquisition of the Acquisition Hotels.

                                     GRAPH

     The Company's executive offices are located at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, and its telephone number is (919) 510-6010.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing shares of Common Stock in the Offering.

RISK THAT PENDING ACQUISITIONS WILL NOT CLOSE


     The Company acquired five of the 10 Acquisition Hotels in early May 1996. While the Partnership has entered into contracts to purchase the remaining five Acquisition Hotels and has substantially completed its due diligence with respect to such Acquisition Hotels, the closings of such Acquisition Hotels are not scheduled to occur until after the Offering. The purchase contracts relating to the remaining five Acquisition Hotels to be acquired are subject to customary closing conditions. If the Partnership does not complete the acquisition of any or all of such five Acquisition Hotels not currently owned by the Company, for whatever reason, following the completion of the Offering, net proceeds from the Offering designated for the purchase of such Acquisition Hotels will be applied to repay amounts outstanding under an approximately $17.0 million interim unsecured line of credit and amounts outstanding under the Existing Line. Immediately prior to the closing of the Offering, the Company expects that there will be approximately $63.0 million outstanding under the Existing Line and the interim unsecured line of credit.



     The Partnership has incurred $371,000 in due diligence expenses in connection with investigating the Acquisition Hotels. If the Company does not close the remaining five Acquisition Hotels, a portion of such due diligence expenses would be written off (and treated as extraordinary items for purposes of calculating Funds From Operations).


RISKS ASSOCIATED WITH HOMEWOOD DEVELOPMENT HOTELS

     The Company has agreed to acquire the three Homewood Developmental Hotels from Promus shortly after each such hotel is completed. Under the terms of the Company's agreement with Promus, each Homewood Development Hotel will be built to specifications set forth in that agreement. The Company's obligation to purchase each Homewood Development Hotel is contingent upon the hotel meeting the applicable construction specifications. Because the Homewood Development Hotels are currently under development, there can be no assurances that any of the Homewood Development Hotels will be completed to the specifications to which the Company has agreed, and therefore, there can be no assurances that the Company will acquire any or all of the Homewood Development Hotels. In addition, the Company's agreement to purchase each Homewood Development Hotel is subject to the hotel's completion by a date specified in the agreement between the Company and Promus. There can be no assurances that any or all of the Homewood Development Hotels will be completed by such specified dates, and, therefore, there can be no assurances that the Company will acquire any or all of the Homewood Development Hotels. If Promus' actual costs of development exceed its estimated costs (and, therefore, the Company's purchase price), Promus is not obligated to sell the hotel to the Company for the contract price. Instead, the Company will have an option to acquire the hotel at the (higher) price equal to Promus' actual development costs. There are no assurances that Promus' actual development costs on any or all of the Homewood Development Hotels will not exceed its estimated costs or that, upon such occurrences, the Company will exercise its option to acquire such hotels. Furthermore, there are risks that the Company could have to purchase a Homewood Development Hotel if it meets the specifications in the purchase contract, even if the hotel (or its market) is somehow unsatisfactory to the Company for any other reason at the time of closing.

ACQUISITION OF HOTELS WITH LITTLE OR NO OPERATING HISTORY

     Three of the Acquisition Hotels, all of the Homewood Development Hotels, the Homewood Option Hotels and the two Homewood Suites hotels that the Company intends to develop have little or no operating history. The Company has calculated the Percentage Rent formulas for these hotels based on its projections of occupancy and ADR for the areas in which each of these Hotels are located. Consequently, the Company will be subject to risks that these Hotels will not achieve anticipated occupancy or ADR levels. Similarly, during the start-up period, room revenues may be less than required to result in the payment of rent at levels that provide the Company with an attractive return on its investments.

DEVELOPMENT RISKS

     The Company intends to develop hotel properties as suitable opportunities arise and currently plans to develop two Homewood Suites hotels. See "Business and Properties -- Growth Strategy -- Development Strategy". New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion. The Company anticipates that development will be financed with the New Line or other secured or unsecured financing. The Company intends to begin construction on two Homewood Suites hotels in the middle of 1996 and complete and open those projects in the middle of 1997. There can be no assurances, however, that the Company will begin or complete the development of one or both of the projects or that the development and construction activities will be completed in a timely manner or within budget. The Company also intends to rehabilitate existing hotel properties that the Company believes are underperforming and such rehabilitation projects will be subject to the same risks as development projects.

RISKS OF RAPID GROWTH

     Since the IPO, the number and geographic dispersion of the Company's hotel properties has increased substantially. The Company's growth strategy contemplates additional hotel acquisitions that meet its investment criteria, such as the Acquisition Hotels, the Homewood Development Hotels and Homewood Option Hotels, as well as hotel development, further increasing the number and geographic dispersion of the hotel properties in which it owns interests. The Company's ability to grow is dependent upon the ability of the Lessee and any third-party manager retained by the Lessee, to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessee's or third-party managers' ability to operate additional hotels under Percentage Leases or under management agreements, with current staffing levels and office locations, may diminish as the Company acquires additional hotels. Such growth may require the Lessee to hire additional personnel, engage additional third-party managers, and to operate in new geographic locations.

DEPENDENCE ON RENT PAYMENTS UNDER PERCENTAGE LEASES;
LIMITED FINANCIAL RESOURCES OF THE LESSEE


     The Company must rely on the Lessee, either directly or under contracts with managers such as IMIC, Promus and Impac, to generate sufficient cash flow from the operation of the Hotels to enable the Lessee to meet its rent obligations under the Percentage Leases. Ineffective operation of the Hotels may result in the Lessee being unable to pay rent as required under the Percentage Leases to the Company and the Partnership. The obligations of the Lessee under the Percentage Leases are unsecured. Other than inventory, working capital sufficient to operate the Current Hotels and the franchise licenses for those hotels, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases. See "Risk Factors -- Hotel Industry
Risks -- Competition" "-- Business and Properties, Operating Practices -- The Lessee."

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS

     Neither the Company nor the Partnership can operate any hotel or participate in the decisions affecting the daily operations of any hotel. Either the Lessee under the Percentage Leases, or an operator such as IMIC, Promus and Impac under management agreements with the Lessee, will control the daily operations of the Hotels. Neither the Company nor the Partnership has the authority to require any hotel to be operated in a particular manner, or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if the Company's management believes the Hotels are being operated inefficiently or in a manner that does not result in increased rent payments to the Company or the Partnership under the Percentage Leases, neither the Company nor the Partnership may require a change to the method of operation. The Company is limited to seeking redress only if the Lessee violates the terms of the Percentage Leases, and then only to the extent of the remedies set forth therein. See "Business and Properties -- The Percentage Leases".

HOTEL INDUSTRY RISKS

  Operating Risks


     The Hotels are subject to all operating risks common to the hotel industry. These risks include: competition from other hotels; past over-building in the hotel industry which has adversely affected occupancy and ADR; increases in operating costs due to inflation, which increases have not in recent years been, and may not necessarily in the future be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to make lease payments and, therefore, the Company's ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels will result in decreased revenues to the Company and the Partnership under the Percentage Leases and decreased Cash Available for Distribution to the Company's shareholders.


  Competition

     Competition for Guests. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. As industry conditions continue to improve, new competing hotels may be opened in the Company's markets and in markets in which the Company may acquire hotels in the future.

     The Upper Economy segment of the hotel industry, which includes Holiday Inn Express and Comfort Inn hotels, is experiencing a greater percentage increase in room supply than other segments of the industry. Room supply of Upper Economy hotels grew 3.7% in 1994 and 5.5% in 1995 as compared to 1.4% in 1994 and 1.6% in 1995 for all U.S. Hotels. Although growth in demand for Upper Economy hotels (5.2% in 1994 and 5.7% in 1995) exceeded growth in supply in each of these periods, respectively, continued increases in supply could result in decreased ADR, occupancy and REVPAR at the Company's hotels competing in the Upper Economy segment.

     Competition for Acquisitions. The Company competes for acquisition opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, the Company faces competition for acquisition opportunities from entities organized for purposes substantially similar to the Company's objectives. See "Business and Properties -- Competition".

  Seasonality of Hotel Business

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality, and the structure of the Percentage Leases, which provide for a higher percentage of room revenues above stated equal quarterly levels to be paid as Percentage Rent, can be expected to cause fluctuations in the Company's quarterly lease revenues from the Percentage Leases. The lease revenues may vary by season as a result of the tiered, progressive formulas under which Percentage Rent is calculated. See "Business and Properties -- The Percentage
Leases -- Amounts Payable under the Percentage Leases".

  Concentration of Investments; Proximity to Coast

     Fourteen of the 31 Hotels are located in the State of North Carolina, with six of the Hotels located in the Raleigh/Durham, North Carolina area and three of the Hotels located in Wilmington, North Carolina. See "Business and Properties -- The Hotels". In the future, the Company could increase the concentration of its investments in North Carolina and, particularly, in the Raleigh/Durham area where the Company intends to develop a hotel. The concentration of the Company's investments in North Carolina could result in adverse events or conditions which affect those areas particularly, such as a hurricane or other natural disaster, having a more significant negative effect on the operation of the Hotels, and ultimately amounts available for distribution to shareholders of the Company, than if the Company's investments were more geographically diverse.

     In addition to the Company's concentration of investment in North Carolina, one of the Acquisition Hotels and one Current Hotel are located in the Atlanta, Georgia area. The Company also currently intends to develop a hotel in suburban Atlanta. See "Business Properties -- Growth Strategy -- Development Strategy". The concentration of the Company's investments in one metropolitan area can result in adverse events or conditions that affect that metropolitan area having a more significant negative effect on the operations of the Hotels, and ultimately, amounts available for distribution to shareholders of the Company.

     Several of the Hotels are located near the Atlantic Ocean and are exposed to more severe weather than hotels located inland. These Hotels are also exposed to salt water and humidity, which result in increased or more rapid wear on the hotels' weatherproofing and mechanical, electrical and other systems. As a result, the Company may incur additional expenditures for capital improvements.

  Emphasis on Hampton Inn and Comfort Inn Hotels

     Fourteen of the 31 Hotels are operated as Hampton Inn hotels, and nine are operated as Comfort Inn hotels. The Company is subject to risks inherent in concentrating investments in these two franchise brands, such as a decrease in business because of adverse publicity related to the brands.

  Operating Costs and Capital Expenditures; Hotel Renovation

     Hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of the Percentage Leases, the Company and the Partnership are obligated to pay the cost of certain capital expenditures at the Hotels and to pay for furniture, fixtures and equipment. If these expenses exceed the Company's estimate, the additional cost could have an adverse effect on Cash Available for Distribution per share of Common Stock. In addition, the Company intends to invest selectively in hotels that require significant renovation, either solely or with Equitable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

CONFLICTS OF INTEREST

     Because of the Winston Affiliates' ownership in and positions with the Company and the Lessee, there are inherent conflicts of interest in the ongoing lease and operation of the Hotels, and the interests of the Company's shareholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken by the officers and directors of the Company.

  No Arms Length Bargaining on Percentage Leases and Purchase Contracts for Hotels Owned by Winston Affiliates

     The terms of the Percentage Leases and the contracts pursuant to which the Partnership will acquire the four Affiliate Acquisition Hotels were not negotiated on an arms length basis. The Company believes, however, that the terms of such agreements are fair to the Company. The valuation of the Homewood Suites -- Cary, North Carolina Acquisition Hotels was based principally on a capitalization of cash flow, and in the case of the other three Affiliate Acquisition Hotels, anticipated cash flow. The Independent Directors and the Company obtained separate, independent appraisals of each Affiliate Acquisition Hotel, each of which indicated a current fair market value that is greater than the purchase price of the related Affiliate Acquisition Hotel. The Independent Directors have determined that the acquisition of the Affiliate Acquisition Hotels is in the best interests of the Company and its shareholders and have approved the acquisition of such Hotels. The Company does not own any interest in the Lessee. The Lessee is owned by Robert Winston, President and director of the Company, and John B. Harris, Jr., President and director of the Lessee. Because Mr. Winston is a shareholder of the Lessee, as well as an officer and director of the Company, there is a conflict of interest with respect to the enforcement and termination of the Percentage Leases. Mr. Winston's economic interest in the Lessee may result in decisions relating to the Company's enforcement of its rights under the Percentage Leases that do not solely reflect the interests of the Shareholders.

  Conflicts Relating to Sale of the Initial Hotels and the Affiliate Acquisition Hotels

     The limited partners of the Partnership other than the Company (the "Limited Partners"), including Robert and Charles Winston, may have unrealized gain in their interests in the 10 Initial Hotels and the Affiliate Acquisition Hotels. The Partnership's sale of any of those Hotels may cause adverse tax consequences to the Limited Partners. Therefore, the interests of the Company and the Limited Partners could conflict in connection with the disposition of one or more of those 14 Hotels. However, decisions with respect to the disposition of all hotel properties in which the Company invests will be made by a majority of the Board of Directors, which majority must include a majority of the Independent Directors when the disposition involves an Initial Hotel or an Affiliate Acquisition Hotel.

REAL ESTATE INVESTMENT RISKS

  General Risks

     The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessee, or an operator such as IMIC, Promus or Impac, to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws, many of which are beyond the control of the Company.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future.

  Environmental Matters

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership of the Hotels, the Company, the Partnership, the Lessee or any third-party manager, as the case may be, may be potentially liable for any such costs. Phase I environmental site assessments ("ESAs") have been obtained on all of the Acquisition Hotels and were obtained on all of the Current Hotels prior to their acquisition. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESA reports have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. Furthermore, it is possible that these reports do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a Hotel after the related Phase I ESA report was completed of which the Company is otherwise unaware.

  Uninsured and Underinsured Losses

     Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner on real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, and other acts of God, that may be uninsurable or not economically insurable. The Company's Board of Directors will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Certain factors, including inflation, changes in building codes and ordinances and environmental considerations, also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

  Compliance with Americans with Disabilities Act

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make expenditures to comply with the ADA, the Company's ability to make distributions to its shareholders could be adversely affected.

  Fluctuations in Property Taxes

     Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make distributions to its shareholders would be adversely affected. See "Business and Properties -- The Hotels".

RISKS OF LEVERAGE


     All indebtedness incurred by the Company under the New Line matures on June 1, 1998 (the "Maturity Date"). There can be no assurance that the Company will be able to extend or refinance any outstanding indebtedness under the New Line on the Maturity Date or that the terms of any refinancings or extensions would be as favorable to the Company as the existing terms of the New Line. The New Line will initially be secured by 28 Hotels, which will be increased as the Company elects to fully utilize the $125 million maximum amount available under the New Line. If the Company is unable to obtain favorable refinancing of its outstanding indebtedness at the Maturity Date or an extension of the New Line, it could be required to liquidate one or more Hotels or lose one or more Hotels to foreclosure, either of which would result in financial loss to the Company. If the Company's cash flow from the Hotels securing the New Line decreases such that the Line Availability is less than the amount outstanding under the New Line, the Company must either (i) provide additional collateral to increase the Line Availability or (ii) repay the excess of the amounts outstanding under the New Line over the Line Availability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


     The New Line generally will bear interest at the variable rate of LIBOR plus 1.75%. Economic conditions could result in higher overall interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of Cash Available for Distribution.

     There can be no assurances that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates, which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Liquidity and Capital Resources". Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     All of the Hotels are subject to franchise agreements. The Lessee holds the franchise licenses for the Current Hotels and will hold the franchise licenses for the Acquisition Hotels. The Partnership guarantees the Lessee's obligations to make franchise license payments under the franchise licenses for the Current Hotels and will guarantee the Lessee's franchise obligations under the franchise licenses for the Acquisition Hotels. Certain franchisors are requiring certain of the Hotels to be operated under conditional franchise licenses, subject to completion of certain capital improvements prior to issuance of a permanent license. Failure to complete the improvements in a manner satisfactory to a franchisor could result in the cancellation of a franchise agreement. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise agreements. The continuation of the franchises is subject to specified operating standards and other terms and conditions. Franchisors typically periodically inspect licensed properties to confirm adherence to operating standards. The failure of a hotel to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise, or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the shares of Common Stock.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES


     The major policies of the Company, including its policies with respect to acquisitions, development, financing, growth, operations, debt capitalization and distributions are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of limiting consolidated indebtedness to 45% of its investment in hotel properties, at cost, or its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the outstanding shares of Common Stock voting on such matter.


LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Ownership Limitation

     The Ownership Limitation, which provides that no shareholder may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding acquisition of control of the Company by a third party without the approval of the Board of Directors.

  Authority to Issue Preferred Stock

     The Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any preferred shares issued. Although the Company has no current intention to issue shares of preferred stock in the foreseeable future, the issuance of preferred stock could have the effect of delaying or preventing a change in control of the

Company even if a change in control were in the shareholders' interest. No shares of preferred stock will be issued or outstanding as of the close of the Offering.

  North Carolina Anti-Takeover Statutes

     As a North Carolina corporation, the Company is subject to various statutes which impose restrictions and require procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders.

TAX RISKS

  Failure to Qualify as a REIT

     The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it previously has received, and will receive at the closing of the Offering, an opinion of its counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. See "Federal Income Tax Considerations -- Taxation of the Company".

     If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of shareholders holding at least two-thirds of all the outstanding shares of Common Stock, to revoke the REIT election. See "Federal Income Tax Considerations".

  REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt

     In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

     The Company has made, and intends to continue to make, distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Partnership, and the Company's Cash Available for Distribution consists primarily of its share of cash distributions from the Partnership and lease revenue under the Percentage Lease for the Current Hotel owned by the Company directly. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

     Distributions by the Partnership are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of the Partnership's Cash Available for Distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements".

  Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes;
  Impact on REIT Status

     The Company has received an opinion of its counsel stating that the Partnership will be classified as a partnership, and not as a corporation or as an association taxable as a corporation, for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, since the Company owns more than 10% of the outstanding voting interests in the Partnership and the value of the Company's ownership interest in the Partnership exceeds 5% of the aggregate value of the Company's assets, the Company likely would cease to qualify as a REIT. Furthermore, the imposition of a corporate income tax on the Partnership would reduce substantially the amount of Cash Available for Distribution from the Partnership to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership".

OWNERSHIP LIMITATION

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Company and the Partnership, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any shareholder or group (including the Winston Affiliates) subject to adjustment as described below (the "Ownership Limitation"). Generally, the capital stock owned by related or affiliated stockholders will be aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their shares. See "Federal Income Tax Considerations -- Requirements for Qualification".

POSSIBLE ADVERSE EFFECTS OF SHARES AVAILABLE FOR FUTURE SALE UPON PRICES OF COMMON STOCK


     Upon completion of the Offering, the Company will have issued, in addition to the shares issued in connection with the IPO, the Follow-on Offering and the 5,000,000 shares of Common Stock to be sold in the Offering, (i) 260,870 shares of restricted Common Stock to be issued to Promus in the Private Placement, (ii) 7,500 shares of restricted Common Stock to each director, other than Charles and Robert Winston, which have vested and will continue to vest at the rate of 1,500 shares per year beginning on the closing date of the IPO and (iii) options to acquire 376,000 shares of Common Stock issued under the Winston Hotels, Inc. Stock Incentive Plan (the "Winston Stock Incentive Plan"). The Company may also elect to issue up to 1,382,217 shares of Common Stock to holders of Units on a one-for-one basis upon the Unitholders' exercise of their Redemption Rights. All of the Unitholders will have certain registration rights with respect to the shares of Common Stock received by them upon redemption of their Units. The Company will also have certain registration obligations with respect to Common Stock purchased by Promus in the Private Placement or subsequently upon the Company's acquisition of Homewood Development Hotels and Homewood Option Hotels. See "Promus -- Promus' Purchase of Common Stock from the Company". No prediction can be made as to the effect, if any, that future sales of such shares of Common Stock, the availability thereof for future sale, or the existence of such registration rights may have upon the market price of the Common Stock, from time to time, or upon the Company's ability to sell additional shares of Common Stock in the future.

                                  ACQUISITIONS



     The Company contracted to acquire the 10 Acquisition Hotels and two potential development parcels adjoining two of the Acquisition Hotels, for purchase prices aggregating approximately $73.4 million. According to information provided by the sellers of six of the Acquisition Hotels open in 1995, consolidated occupancy, ADR and REVPAR in 1995 for those six Acquisition Hotels were 80.0%, $53.86 and $43.08, respectively. Five of the Acquisition Hotels and two development parcels were acquired in May 1996. There is no assurance that the Company will close the acquisitions of the remaining Acquisition Hotels as planned. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close".


AFFILIATE ACQUISITION HOTELS


     The Company has entered into purchase agreements with Winston Affiliates to acquire the Homewood Suites -- Cary, North Carolina; the Hampton Inn &
Suites -- Duluth (Atlanta), Georgia and the Marriott Courtyard -- Wilmington, North Carolina. The aggregate purchase prices for these three Affiliate Acquisition Hotels is approximately $30.2 million, approximately $9.7 million of which will be paid in Units, approximately $19.8 million of which will be used to repay indebtedness related to such Hotels immediately after the Company acquires them (including approximately $250,000 to a Winston Affiliate) and approximately $781,000 of which will be paid in cash. The Company also has contracted to acquire the Hampton Inn -- Perimeter (Atlanta), Georgia, which is owned 33% by Charles Winston and 67% by non-Winston Affiliates, for approximately $8.2 million, approximately $1.2 million of which will be paid in Units and approximately $7.0 million of which will be used to repay existing indebtedness secured by such Hotel immediately after the Company acquires it. The number of Units to be issued in connection with the acquisition of these four Affiliate Acquisition Hotels will be based on the average of the closing prices of the Company's Common Stock for the ten trading days prior to the time of closing. Each Unit will be redeemable for a cash amount, equal to the then-recent trading price of a share of Common Stock at the time of redemption, or, at the Company's election, for one share of Common Stock (the "Redemption Rights").



     The Units that the sellers of the Affiliate Acquisition Hotels will receive as part of the purchase prices for such Hotels may not be sold, transferred or redeemed for a period of one year from their date of issuance. The sellers of the three Affiliate Acquisition Hotels in which Robert Winston has a direct interest have agreed to reduce the aggregate purchase prices for those hotels by up to $9.7 million (the value of the Units to be received by the Winston Affiliates for these Hotels) to the extent necessary to ensure that the Company's aggregate yield from those hotels in the first 12 months of ownership is at least 13%. The Company's aggregate yield will equal the Company's total Percentage Lease revenue from those three hotels, less property taxes and casualty insurance costs attributable to those three hotels for the first twelve months of the Company's ownership of each hotel, divided by their aggregate gross purchase prices (including capital expenditures on the Homewood
Suites -- Cary, North Carolina in the first twelve months of ownership). If the aggregate yield from those hotels in the first 12 months of ownership is less than 13%, the sellers will return Units received in partial consideration for those hotels (and any distributions thereon) as necessary to make the aggregate yield 13%. See "Business and Properties -- the Percentage Leases" and note 9 to the table therein.


     Upon the Company's acquisition of the Affiliate Acquisition Hotels, the Winston Affiliates, so long as they remain on the board or are officers of the Company or the Lessee, will have no interests in any hotels not owned by the Company and may not participate in the hotel business other than through the Company, the Lessee or through ownership of 5% or less of any publicly-held hotel company.


     The Company and the Independent Directors obtained separate appraisals on each of the four Affiliate Acquisition Hotels. Each appraisal indicated a fair market value for the hotel that is greater than the purchase price to be paid by the Company. The Independent Directors have determined that the acquisition of the Affiliate Acquisition Hotels is in the best interests of the Company and its shareholders and have approved the acquisition of such Hotels.

     The purchase contracts for the Homewood Suites -- Cary, North Carolina and the Hampton Inn -- Perimeter (Atlanta), Georgia require that closings of the acquisitions occur within 15 days after the closing of the Offering. The Hampton Inn & Suites -- Duluth (Atlanta), Georgia and the Courtyard by
Marriott -- Wilmington, North Carolina are in the final stage of construction and development and are expected to be opened in June 1996 and July 1996, respectively, and the purchase contracts for these hotels require that the closings occur within 15 days after the receipt of a certificate of occupancy.


ACQUISITION FROM IMPAC


     The following four Acquisition Hotels were acquired from affiliates of Impac for a cash purchase price of approximately $23.0 million on May 7, 1996. The Holiday Inn Select -- Garland (Dallas), Texas; the Holiday Inn
Express -- Abingdon, Virginia; the Comfort Suites -- London, Kentucky, and the Hampton Inn -- Duncanville (Dallas), Texas. The Company acquired these Acquisition Hotels with borrowings under the Existing Line and an approximately $17.0 million interim unsecured line of credit, and intends to repay all amounts outstanding under the interim unsecured line of credit with proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Lessee has contracted with Impac to manage the Holiday Inn Select -- Garland (Dallas), Texas Acquisition Hotel, which is a full-service hotel, for a transitional period of up to one year. The management agreement related to the Holiday Inn Select -- Garland (Dallas), Texas is terminable by the Lessee on 60 days notice.


OTHER ACQUISITIONS

     The Company has contracted to purchase the Homewood Suites -- Clear Lake, Texas from Promus for a cash purchase price of approximately $6.9 million. The purchase contract requires that the Hotel be purchased within 10 days of the closing of the Offering.


     The Company purchased from unaffiliated sellers the Comfort
Inn -- Greenville, South Carolina for a cash purchase price of approximately $4.4 million on May 6, 1996. The Company acquired this Acquisition Hotel with borrowings under the Existing Line.



     The Company also purchased 2.2 acre and 1.0 acre potential development parcels located adjacent to the Holiday Inn Express -- Abingdon, Virginia and the Comfort Suites -- London, Kentucky, respectively, on May 7, 1996, for cash purchase prices aggregating $620,000. The Company acquired these parcels with borrowings under the Existing Line.


                                     PROMUS


     Promus is a leading lodging company and the franchisor and an operator of Hampton Inn, Homewood Suites, Hampton Inn & Suites and Embassy Suites hotels. There are more than 680 Promus brand hotels with more than 90,000 rooms in the United States, Canada, Mexico, Costa Rica and Columbia.


     Homewood Development Hotels. The Company and Promus have executed purchase contracts related to the three Homewood Development Hotels. The three Homewood Development Hotels are expected to be acquired upon their completion by Promus, which is anticipated to occur at various times through the end of 1997. The Homewood Development Hotels will be located near Baltimore, Maryland, in Dallas, Texas and in Richmond, Virginia. The purchase price for each Homewood Development Hotel approximates Promus' estimate of the development costs of the hotel. The Company is not obligated to purchase any Homewood Development Hotel if its actual development costs, not including fees paid to Promus and its affiliates, exceed the cost estimated in the pre-development budget for the hotel approved by the Company. In that event, the Company may acquire the hotel for a price equal to Promus' actual development costs. In the event that the actual development costs are less than 96% of Promus' budgeted development costs, the Company will receive the cost savings. The Company is not obligated to purchase any Homewood Development Hotel that is not completed within a specified time period. The

Company's obligation to close the acquisition of each of the Homewood Development Hotels is subject to satisfactory completion of due diligence and certain other customary closing conditions.


     Homewood Option Hotels. The Company and Promus have executed an agreement pursuant to which Promus has granted the Company options to purchase up to three of the Homewood Suites hotels approved for development by Promus in each of the four twelve-month periods ending April 2000 but in no event more than 40% of the total number of Homewood Suites hotels approved for development by Promus in each period. The number of Homewood Option Hotels required to be offered to the Company in a year may, under certain circumstances, be reduced if the Company does not agree to purchase all of the Homewood Option Hotels offered to it in a previous year. The purchase price for each Homewood Option Hotel will be equal to Promus' budgeted development costs for such hotel. The Company's obligation to close the acquisition of any Homewood Option Hotel on which it has exercised its option is subject to satisfactory completion of due diligence and certain other customary closing conditions. There can be no assurances that Promus will develop or that the Company will acquire any Homewood Option Hotels.


     Promus Management Agreements. The purchase agreements related to the Company's acquisition of Homewood Suites hotels developed by Promus provide or will provide for Promus to manage such hotels. Promus will generally receive a management fee equal to a base fee of 1% of the gross revenues from the related hotel plus an incentive fee. If the Company and its affiliates have not spent at least $50 million to purchase Homewood Option Hotels or to develop hotels with franchises offered by Promus before April 2000, the management fee for each hotel managed by Promus on that date shall be adjusted upward. Management fees for a hotel managed by Promus payable for any period in excess of 1% of the gross revenues of such hotel for the period shall be subordinated to the payment of rent for such period under the Percentage Lease for the hotel.


     Promus' Purchase of the Company's Stock. Promus and the Company have executed a stock purchase agreement pursuant to which Promus has agreed to invest up to $15 million in Common Stock over the next four years. Promus has agreed to purchase $3 million of Common Stock in the Private Placement that will close contemporaneously with the closing of the Company's acquisition of the Homewood Suites -- Clear Lake (Houston), Texas, which is expected to occur upon the closing of the Offering. Thereafter, Promus will purchase directly from the Company, on or prior to the closing of the Company's purchase of a Homewood Development Hotel or a Homewood Option Hotel, an amount of Common Stock equal to $12,500 multiplied by the number of guest rooms in the hotel purchased. Promus will pay for each share of Common Stock a purchase price equal to (a) for all purchases made within six months of the closing of the Offering, the Offering Price and (b) for all other purchases, the average of the closing prices of the Common Stock on The Nasdaq Stock Market for the 10 trading days prior to and ending on the second business day immediately preceding the closing date. Promus may satisfy any or all of its obligation under the stock purchase agreement by purchasing for a price equal to the Offering Price, at any time within six months after the Offering, up to $12 million of Common Stock from the Company. Promus has agreed not to transfer or dispose of any shares of Common Stock that it acquires under the stock purchase agreement during the 12 months after it acquires such shares. The Company has agreed that it will file registration statements with the Commission to register the resale of the Common Stock purchased by Promus. The Company will bear the expenses associated with the filing of such registration statements.



     Company's Commitment to Acquire or Develop Promus-Franchised Hotels. The Company has agreed to use its best efforts over the next eight years to spend at least $100 million to acquire from Promus or develop hotels that will be franchised by Promus, including the Homewood Development Hotels, the Homewood Option Hotels and the two Homewood Suites hotels that the Company intends to develop. The Company's obligation is subject to acceptable market conditions, the Company's access to capital, the availability of hotels or development lots acceptable to the Company and such other conditions and criteria as the Company, in its sole discretion, deems relevant to making a prudent investment in hotel properties.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering will be approximately $53.5 million or approximately $61.6 million if the Underwriters' over-allotment option is exercised in full. The net proceeds from the Private Placement will be approximately $3.0 million. The Company will contribute the net proceeds of the Offering and the Private Placement to the Partnership, and, after such contribution, will own an approximately 91.3% interest in the Partnership. The Partnership will use the net proceeds of the Offering, the issuance of Units, borrowings under the New Line, and the proceeds of the Private Placement as set forth in the table below:



                                                                             (IN MILLIONS)
    SOURCES OF PROCEEDS:
         Issuance of 5,000,000 shares of Common Stock at an assumed public offering price of $11.50 per share, net of underwriting
          discount and costs of the Offering(1)..........................        $ 53.5
         Issuance of 948,261 Units, in partial payment of the purchase prices of the Affiliate Acquisition Hotels, with an assumed
          value of $11.50 per Unit.......................................          10.9
         Net new borrowings(2)...........................................          13.8
         Issuance of 260,870 shares of Common Stock to Promus in the
          Private Placement at an assumed price of $11.50 per share......           3.0
                                                                                -------
              Total Sources..............................................        $ 81.2
                                                                             ===========
    USES OF PROCEEDS:
         Aggregate prices of the Acquisition Hotels(3)...................        $ 73.4
         Costs of planned capital improvements to the Acquisition
          Hotels.........................................................           6.3
         Franchise fees, financing costs and closing costs...............           1.5
                                                                                -------
              Total Uses.................................................        $ 81.2
                                                                             ===========


- ---------------


(1) Assumes that the Underwriters do not exercise their over-allotment option, the exercise of which would result in net additional proceeds to the Company of $8.1 million, which would be used by the Company to pay down outstanding indebtedness.


(2) Calculated to reflect the estimated amount to be outstanding under the New Line after the closing of the Offering and the acquisition of the Acquisition Hotels less the amounts outstanding under the Existing Line and the $17.0 million interim unsecured line of credit immediately before the Offering. This amount has been estimated for purposes of the presentation above. Actual net new borrowings will be lower to the extent that cash from operations is available. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources".


(3) Includes the repayment of (i) approximately $17.0 million of outstanding indebtedness that the Company has incurred under an interim unsecured line of credit in order to fund a portion of the purchase prices for the five Acquisition Hotels acquired in early May 1996 and (ii) approximately $26.8 million of outstanding indebtedness currently secured by the Affiliate Acquisition Hotels.



     The Existing Line currently bears interest at the blended rate of 6.75% per annum and matures in June 1997. The Company has obtained an interim unsecured line of credit to fund a portion of the purchase price of the four Acquisition Hotels that the Company acquired on May 7, 1996 and that will be repaid with a portion of the proceeds of the Offering. The unsecured line of credit bears interest at a rate equal to LIBOR plus 1.75%, which is currently a rate equal to 7.19%. The unsecured line of credit will mature on July 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Although the Company regularly evaluates acquisition opportunities and development and rehabilitation projects, neither the Company nor the Partnership currently has any agreement or understanding to invest in any specific property other than the remaining five Acquisition Hotels, the Homewood Development Hotels, the Homewood Option Hotels and the two Homewood Suites that the Company intends to develop.



     The Company, through the Partnership, has acquired five of the Acquisition Hotels and has entered into contracts to acquire the remaining five Acquisition Hotels. These contracts are subject to customary closing conditions. There can be no assurance that such conditions will be satisfied or that the acquisition of the remaining five Acquisition Hotels will be completed. See "Risk
Factors -- Risk that Pending Acquisitions Will Not Close", "Business and Properties -- Growth Strategy" and "Business and Properties -- Acquisition Strategy".


     The Company and the Independent Directors obtained separate appraisals on each of the four Affiliate Acquisition Hotels. Each appraisal indicated a fair market value for the hotel that is greater than the purchase price to be paid by the Company.

     Prior to utilization, the net proceeds of the Offering will be invested in interest-bearing accounts and short-term, interest-bearing securities, which investments are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     The Common Stock trades on The Nasdaq Stock Market under the symbol "WINN". The following table sets forth for the indicated periods the high and low closing prices for the Common Stock, as traded through the facilities of The Nasdaq Stock Market, and the cash distributions declared per share:


                                                          PRICE RANGE            CASH
                                                       -----------------    DISTRIBUTIONS
                                                        HIGH      LOW     DECLARED PER SHARE
                                                       ------   --------  ------------------
    1994
    Second Quarter (beginning May 26)................  $12.50   $10.00          $  .06(1)
    Third Quarter....................................   11.50    10.00             .21
    Fourth Quarter...................................   10.75     8.75             .21
    1995
    First Quarter....................................   10.00     9.00             .22
    Second Quarter...................................   10.38     9.25             .22
    Third Quarter....................................   11.63    10.00             .22
    Fourth Quarter (Regular).........................   12.00    10.38             .24
    Fourth Quarter (Special).........................                              .03(2)
    1996
    First Quarter....................................   13.63    11.63             .24
    Second Quarter (through May 22, 1996)............   13.00    10.88            .255(3)


- ---------------

(1) Represents an approximate pro rata distribution for the period June 2, 1994, the closing date of the IPO, through June 30, 1994 based on an initial quarterly distribution rate of $.20 per share.
(2) Represents a special distribution made to ensure that the Company distributed 100% of its taxable income. See "Federal Tax
    Considerations -- Taxation of the Company".

(3) On May 28, 1996, the Company's Board of Directors declared a quarterly distribution of $.255 per share payable on July 16, 1996 to all holders of record of the Common Stock on July 8, 1996.



     On May 22, 1996, the last reported sale price of the Common Stock quoted on The Nasdaq Stock Market was $11.50 per share. As of May 21, 1996, the Company had 357 shareholders of record and the Company believes that as of the same date the Company had approximately 4,500 beneficial owners.


     Although the declaration of distributions is within the discretion of the Board of Directors and depends on the Company's results of operations, Cash Available for Distribution, the financial condition of the Company, tax considerations (including those related to REITs) and other factors considered important by the Board of Directors, the Company's policy is to make regular quarterly distributions to its shareholders. The Company's ability to make distributions will depend on the receipt of distributions from the Partnership and lease payments from the Lessee with respect to the Hampton Inn -- Cary, North Carolina, which is owned directly by the Company (the "Company-Owned Hotel"). The Company intends to cause the Partnership to distribute to its partners substantially all of the Partnership's Cash Available for Distribution. The Partnership's primary source of revenue is rent payments under the Percentage Leases for the Hotels (other than the Company-Owned Hotel). The Company must rely on the operation of the Hotels to generate sufficient cash flow to permit the Lessee to meet its rent obligations under the Percentage Leases. The Lessee has nominal assets and its obligations under the Percentage Leases are unsecured. See "The Lessee".

     Under the federal income tax provisions affecting REITs, the Company must distribute at least 95% of its taxable income in order to avoid taxation as a regular corporation. Moreover, the Company must distribute at least 85% of its ordinary income and 95% of its capital gain net income to avoid certain excise taxes applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give effect to (i) the sale on such date by the Company of the shares of Common Stock offered in the Offering and the Private Placement, (ii) the use of the net proceeds therefrom as described under "Use of Proceeds" and (iii) the issuance of Units in the Partnership in connection with the acquisition of the Affiliate Acquisition Hotels.



                                                                      MARCH 31, 1996
                                                                --------------------------
                                                                                PRO FORMA
                                                                 ACTUAL        AS ADJUSTED
                                                                --------       -----------
                                                                      (IN THOUSANDS)
    Due to banks..............................................  $ 34,500        $  46,800
    Minority interest.........................................     3,527           12,709
    Shareholders' equity:
      Preferred Stock, $.01 par value, 10,000,000 shares
         authorized, no shares issued and outstanding.........
      Common Stock, $.01 par value, 50,000,000 shares
         authorized, 9,880,114 shares issued and outstanding
         and 15,140,984 shares issued and outstanding, as
         adjusted(1)..........................................        99              151
    Additional paid-in capital................................    82,988          141,181
    Unearned directors' compensation..........................      (238)            (238)
    Accumulated deficit.......................................    (2,469)          (2,469)
                                                                --------       -----------
              Total shareholders' equity......................    80,380          138,625
                                                                --------       -----------
              Total capitalization............................  $118,407        $ 198,134
                                                                =========      ==========


- ---------------


(1) Includes 5,000,000 shares to be sold in the Offering, an aggregate of 37,500 restricted shares issued to the Independent Directors under the Directors' Plan, which shares vest ratably over four years (unvested shares being subject to forfeiture if a director does not remain as a director of the Company) and 260,870 shares to be sold to Promus in the Private Placement. Excludes (i) an aggregate of 1,382,217 shares issuable upon redemption of Units held by limited partners of the Partnership, including 948,261 Units to be issued in connection with the acquisition of the Acquisition Hotels,
    (ii) 33,103 shares issued in April 1996 to the shareholders of Winston Advisors, Inc. as payment for services provided to the Company in 1995 (see "Executive Compensation"), (iii) shares that may be purchased by the shareholders of the Lessee in the future with proceeds from distributions from the Lessee (see "Business and Properties -- Operating Practices"), and
    (iv) 376,000 shares reserved for issuance upon the exercise of options granted under the Winston Stock Incentive Plan.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical financial information and/or selected unaudited pro forma financial information for the Company and the Lessee.


     With respect to the Company, the following tables set forth (i) selected historical financial information and other data for the period June 2, 1994 (the date of the closing of the IPO) through December 31, 1994, the year ended December 31, 1995, and the three months ended March 31, 1996, (ii) selected historical balance sheet data as of December 31, 1994 and 1995 and March 31, 1996, (iii) selected unaudited pro forma financial information and other data for the year December 31, 1995, and the three months ended March 31, 1996, and
(iv) selected unaudited pro forma balance sheet data as of March 31, 1996. The selected historical financial information for the Company for the period June 2, 1994 through December 31, 1994, and for the year ended December 31, 1995, and as of December 31, 1994 and 1995 has been derived from the historical consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus.



     With respect to the Lessee, the following tables set forth (i) selected historical financial information for the period from June 2, 1994 (inception of operations) through December 31, 1994, the year ended December 31, 1995 and the three months ended March 31, 1996 and (ii) selected unaudited pro forma financial information for the year ended December 31, 1995 and the three months ended March 31, 1996. The selected historical financial information for the Lessee from June 2, 1994 through December 31, 1994, and for the year ended December 31, 1995, has been derived from the historical financial statements of the Lessee audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus.



     The pro forma Statements of Income and Other Data for the Company is presented as if (i) the acquisitions of the Current Hotels not owned by the Company as of January 1, 1995 and the Acquisition Hotels, (ii) the closing of the Follow-on Offering, the Offering and the Private Placement, and (iii) the application of the net proceeds from the Follow-on Offering, the Offering and the Private Placement had occurred as of the beginning of each period presented. Therefore, such information incorporates certain assumptions that are included in the Notes to the Pro Forma Consolidated Statements of Income included elsewhere in this Prospectus. The pro forma balance sheet data of the Company is presented as if the acquisition of the Acquisition Hotels, the consummation of the Offering and the Private Placement and the issuance of 948,261 Units in the Partnership in connection with the acquisition of the Affiliate Acquisition Hotels had occurred on March 31, 1996. See "Risk Factors -- Risk that Pending Acquisitions Will Not Close".


     The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto included or incorporated by reference in this Prospectus.

                              WINSTON HOTELS, INC.


         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HISTORICAL
                                         ---------------
                                         PERIOD
                                          FROM                           PRO FORMA YEAR ENDED DECEMBER 31, 1995
                                          JUNE            ---------------------------------------------------------------------
                                           2,                                                                     REVISED
                                          1994                                                                    CURRENT
                                         THROUGH  YEAR                                      ACQUISITION            HOTELS
                                         DECEM-   ENDED                PRO                     HOTELS               AND
                                          BER    DECEM-               FORMA    REVISED  --------------------      ACQUISI-
                                          31,    BER 31,   CURRENT   ADJUST-   CURRENT  OPERATING    OTHER          TION
                                          1994    1995    HOTELS(2)  MENTS(2)  HOTELS   HOTELS(3)  HOTELS(4)       HOTELS
                                         ------  -------  ---------  --------  -------  ---------  ---------      -------
STATEMENTS OF INCOME:
Revenue:
 Percentage Lease revenue(5)............$5,116   $17,148   $19,060             $19,060   $ 6,232    $ 2,164  $      27,456
 Interest and other income..............    92       442       442                 442                                 442
                                         ------  -------  ---------            -------  ---------  ---------       -------
       Total revenue.................... 5,208    17,590    19,502              19,502     6,232      2,164         27,898
                                         ------  -------  ---------            -------  ---------  ---------       -------
Expenses:
 Real estate and personal property taxes
   and casualty insurance(6)............   362     1,054     1,180               1,180       476        374          2,030
 General and administrative(7)..........   339     1,208     1,098    $  (57)    1,041         9         25          1,075
 Interest expense(8)....................   218     2,555     2,723       575     3,298       565        358          4,221
 Depreciation(9)........................ 1,176     3,854     4,552               4,552     1,860      1,197          7,609
 Amortization(10).......................    49       117       126                 126        29          5            160
                                         ------  -------  ---------  --------  -------  ---------  ---------       -------
       Total expenses................... 2,144     8,788     9,679       518    10,197     2,939      1,959         15,095
                                         ------  -------  ---------  --------  -------  ---------  ---------       -------
 Income before allocation to minority
   interest............................. 3,064     8,802     9,823    $ (518)  $ 9,305   $ 3,293    $   205         12,803
                                                                     ========= ========= ========= ==========
 Income allocation to minority
   interest(11).........................   187       417       414                                                   1,069
                                         ------  -------  ---------                                                -------
   Net income applicable to common
     shareholders.......................$2,877   $ 8,385   $ 9,409                                           $      11,734
                                         ======== ========= ==========                                           =========
Weighted average number of common shares
 and common share equivalents........... 7,073     9,211    10,339                                                  16,570(12)
Net income per common share............. $0.43     $0.96     $0.95                                                   $0.77
Distribution declared per common
 share.................................. $0.48     $0.93


                                                        PRO FORMA THREE MONTHS ENDED MARCH 31, 1996
                                          HISTOR-   ----------------------------------------------------
                                           ICAL                                                  REVISED
                                           THREE                                                 CURRENT
                                          MONTHS                               ACQUISITION       HOTELS
                                           ENDED                                 HOTELS            AND
                                           MARCH    PRO FORMA   REVISED   ---------------------  ACQUISI-
                                            31,      ADJUST-    CURRENT   OPERATING     OTHER     TION
                                           1996     MENTS(2)    HOTELS    HOTELS(3)   HOTELS(4)  HOTELS
                                          -------   ---------   -------   ---------   ---------  -------
STATEMENTS OF INCOME:
Revenue:
 Percentage Lease revenue(5)............  $ 4,540               $4,540     $ 1,548      $ 668    $ 6,756
 Interest and other income..............       16                   16                                16
                                          -------               -------   ---------       ---    -------
       Total revenue....................    4,556                4,556       1,548        668      6,772
                                          -------               -------   ---------       ---    -------
Expenses:
 Real estate and personal property taxes
   and casualty insurance(6)............      320                  320         127        133        580
 General and administrative(7)..........      424                  424          18         12        454
 Interest expense(8)....................      674     $ 144        818         141         90      1,049
 Depreciation(9)........................    1,167                1,167         465        299      1,931
 Amortization(10).......................       31                   31           7          1         39
                                          -------   ---------   -------   ---------       ---    -------
       Total expenses...................    2,616       144      2,760         758        535      4,053
                                          -------   ---------   -------   ---------       ---    -------
 Income before allocation to minority
   interest.............................    1,940     $(144)    $1,796     $   790      $ 133      2,719
                                                    ==========  ========  =========   ==========
 Income allocation to minority
   interest(11).........................       80                                                    227
                                          -------                                                -------
   Net income applicable to common
     shareholders.......................  $ 1,860                                                $ 2,492
                                          =========                                              =========
Weighted average number of common shares
 and common share equivalents...........   10,383                                                 16,556
Net income per common share.............    $0.19                                                  $0.16
Distribution declared per common
 share..................................    $0.24



                                                                              MARCH 31, 1996
                                             HISTORICAL                 ---------------------------
                                -------------------------------------                  PRO FORMA AS
                                DECEMBER 31, 1994   DECEMBER 31, 1995   HISTORICAL     ADJUSTED(12)
                                -----------------   -----------------   ----------     ------------
BALANCE SHEET DATA:
Cash and cash equivalents.....       $ 1,114            $   2,496        $     220       $      8
Investment in hotel
 properties...................        85,917              122,896          124,283        204,663
Total assets..................        88,114              123,969          123,973        203,430
Total debt....................        28,600               34,000           34,500         46,800
Shareholders' equity..........        53,705               80,872           80,380        138,625


                                                                                        PRO FORMA
                                           HISTORICAL                         YEAR ENDED DECEMBER 31, 1995
                                   ---------------------------   -------------------------------------------------------
                                   PERIOD FROM                                                              REVISED
                                   JUNE 2, 1994                                 ACQUISITION HOTELS          CURRENT
                                     THROUGH       YEAR ENDED     REVISED    -------------------------     HOTELS(2)
                                   DECEMBER 31,   DECEMBER 31,    CURRENT    OPERATING         OTHER    AND ACQUISITION
                                       1994           1995       HOTELS(2)   HOTELS(3)       HOTELS(4)      HOTELS
                                   ------------   ------------   ---------   ---------       --------- -----------------
OTHER DATA:
Lessee room revenue...............   $ 12,474       $ 39,677      $44,131     $15,223(13)     $   320  $        59,674 (13)
Funds From Operations(14).........      4,240         12,656       13,857       5,153           1,402           20,412
Cash Available for
 Distribution(15).................      3,866         11,185       11,870       4,265           1,386           17,521
Cash provided (used) by
 operating activities(16).........      3,417         12,628                                                    21,335
 investing activities(16).........    (85,973)       (36,059)                                                   (2,891 )
 financing activities(16).........     83,670         24,813                                                   (15,410 )

                                                                        PRO FORMA
                                                            THREE MONTHS ENDED MARCH 31, 1996
                                                   ---------------------------------------------------
                                     HISTORICAL                                            REVISED
                                    THREE MONTHS                                           CURRENT
                                       ENDED        REVISED                               HOTELS(2)
                                     MARCH 31,      CURRENT    OPERATING     OTHER     AND ACQUISITION
                                        1996       HOTELS(2)   HOTELS(3)   HOTELS(4)       HOTELS
                                    ------------   ---------   ---------   ---------   ---------------
OTHER DATA:
Lessee room revenue...............    $ 10,709      $10,709     $ 3,784      $ 718         $15,211
Funds From Operations(14).........       3,107        2,963       1,255        432           4,650
Cash Available for
 Distribution(15).................       2,626        2,428       1,032        396           3,856
Cash provided (used) by
 operating activities(16).........       2,328                                               4,796
 investing activities(16).........      (2,319)                                               (794)
 financing activities(16).........      (2,285)                                             (3,973)

                           WINSTON HOSPITALITY, INC.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA(1)
                                 (IN THOUSANDS)

                                               HISTORICAL                                     PRO FORMA
                                      ----------------------------                  YEAR ENDED DECEMBER 31, 1995
                                      PERIOD FROM                     ---------------------------------------------------------
                                      JUNE 2, 1994                                                                 CURRENT AND
                                        THROUGH        YEAR ENDED       CURRENT        OPERATING         OTHER     ACQUISITION
                                      DECEMBER 31,    DECEMBER 31,       HOTELS          HOTELS          HOTELS       HOTELS
                                          1994            1995        PRO FORMA(2)    PRO FORMA(3)    PRO FORMA(4)  PRO FORMA
                                      ------------    ------------    ------------    ------------    ------------ ------------
STATEMENTS OF INCOME:
Revenue from hotel operation:
 Room revenue......................     $ 12,474        $ 39,677        $ 44,131        $ 13,159        $    320   $    57,610
 Food and beverage revenue.........                                                        2,064                         2,064
 Other, net........................          198           1,072           1,208             464               8         1,680
                                      ------------    ------------    ------------    ------------    ------------ ------------
       Total revenue...............       12,672          40,749          45,339          15,687             328        61,354
                                      ------------    ------------    ------------    ------------    ------------ ------------
EXPENSES:
 Property and operating expenses...        4,746          14,324          16,181           7,150             179        23,510
 Repairs and maintenance...........          608           1,870           1,870             669              25         2,564
 General and administrative........          782           1,526           1,526             150             100         1,776
 Franchise costs...................        1,107           3,565           3,967             917              26         4,910
 Management fees...................           23             784             960             332               3         1,295
 Percentage Lease payments(5)......        5,116          17,148          19,060           6,232           2,164        27,456
                                      ------------    ------------    ------------    ------------    ------------ ------------
       Total expenses..............       12,382          39,217          43,564          15,450           2,497        61,511
                                      ------------    ------------    ------------    ------------    ------------ ------------
       Net income (loss)(17).......     $    290        $  1,532        $  1,775        $    237        $ (2,169)  $      (157)
                                      ==========      ==========      ==========      ==========      ==========     =========

                                                 THREE MONTHS ENDED MARCH 31, 1996
                                     ---------------------------------------------------------
                                                                    PRO FORMA
                                                   -------------------------------------------
                                                                                   CURRENT AND
                                      CURRENT       OPERATING         OTHER        ACQUISITION
                                       HOTELS         HOTELS          HOTELS         HOTELS
                                     HISTORICAL    PRO FORMA(3)    PRO FORMA(4)     PRO FORMA
                                     ----------    ------------    ------------    -----------
STATEMENTS OF INCOME:
Revenue from hotel operation:
 Room revenue......................   $  10,709       $3,260          $  718         $14,687
 Food and beverage revenue.........         308          524                             832
 Other, net........................          19           87              22             128
                                     ----------       ------          ------       -----------
       Total revenue...............      11,036        3,871             740          15,647
                                     ----------       ------          ------       -----------
EXPENSES:
 Property and operating expenses...       4,015        1,745             260           6,020
 Repairs and maintenance...........         524          153              29             706
 General and administrative........         484           36              24             544
 Franchise costs...................         905          223              59           1,187
 Management fees...................         316           87              50             453
 Percentage Lease payments(5)......       4,540        1,548             668           6,756
                                     ----------       ------          ------       -----------
       Total expenses..............      10,784        3,792           1,090          15,666
                                     ----------       ------          ------       -----------
       Net income (loss)(17).......   $     252       $   79          $ (350)        $   (19)
                                        =======    ==========      ==========      =========

- ---------------

  (1) The historical information includes the results of the Current Hotels from their respective dates of acquisition as further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The pro forma information does not purport to represent what the Company's or the Lessee's financial position or results of operation would actually have been if the Company and the Partnership had, in fact, owned and leased all of the Hotels to the Lessee as of or for the period presented, or to project the Company's or the Lessee's financial position or results of operations at any future date or for any future period.

  (2) The pro forma Current Hotels information for the year ended December 31, 1995 represents the Current Hotels as if they had been owned by the Company and leased to the Lessee since January 1, 1995, as assumed in Note 8 of the Notes to the Consolidated Financial Statements of Winston Hotels, Inc. and Note 4 of the Notes to the Financial Statements of Winston Hospitality, Inc., which are included elsewhere in this Prospectus. For the Company the pro forma adjustments reflect the terms of the New Line as described in footnote 8 below for each period presented, and the related impact that would have occurred on amounts payable to Winston Advisors, Inc. for the year ended December 31, 1995.

  (3) Operating Hotels includes those Acquisition Hotels that had room revenues for 12 months in 1995, including the Hampton Inn -- Duncanville (Dallas), Texas; the Holiday Inn Select -- Garland (Dallas), Texas; the Comfort Suites -- London, Kentucky; the Holiday Inn Express -- Abingdon, Virginia; the Comfort Inn -- Greenville, South Carolina, and the Homewood Suites -- Cary, North Carolina.

  (4) Other Hotels includes the four Acquisition Hotels that were not in operation during the entire year ended December 31, 1995. Other Hotels includes the Hampton Inn -- Perimeter (Atlanta), Georgia, the Hampton Inn & Suites -- Duluth (Atlanta), Georgia, and the Courtyard by
      Marriott -- Wilmington, North Carolina, none of which were open in 1995 (the Hampton Inn -- Perimeter (Atlanta), Georgia opened in February 1996); and the Homewood Suites -- Clear Lake (Houston), Texas, which opened in September 1995.


  (5) Pro forma amounts represent lease payments from the Lessee to the Partnership (or the Company, for the one Current Hotel owned by the Company directly) and are calculated on a pro forma basis by applying the rent provisions in the Percentage Leases and proposed Percentage Leases:
      (i) for the Operating Hotels to their historical room revenues as if they had been acquired as of the beginning of the period presented, and (ii) for the Other Hotels to their historical room revenues, if any, and by assuming Base Rent was paid by the Lessee for the periods in which there was no room revenue or in which room revenue was insufficient to result in the payment of Percentage Rent under the proposed Percentage Leases. See "Business and Properties -- The Percentage Leases" and Note C to the Notes to the pro forma Consolidated Statements of Income of the Company.

  (6) Pro forma amounts as if the Company paid real estate and personal property taxes and casualty insurance as contemplated by the Percentage Leases.

  (7) Pro forma amounts include estimated incremental franchise taxes, legal, accounting, printing and other expenses for each period presented, and pro forma amounts payable to Winston Advisers, Inc. under the Advisory Agreement for the year ended December 31, 1995. The Company became self-advised and self-administered and terminated the Advisory Agreement as of December 31, 1995.


  (8) Pro forma interest expense was calculated based on a weighted average interest rate of 7.5%, applied to the pro forma debt balance, assuming this balance remained constant for each entire period. In addition, pro forma interest expense includes unused line of credit fees of 0.25%, $314 and $78 for amortization of loan costs and fees and $145 and $29 for amortization of interest rate cap fees, for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (9) Depreciation is computed based upon useful lives of 30 years for buildings and improvements and five years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.
 (10) Represents amortization of capitalized franchise fees over a 10 year period, and of deferred directors' fees payable in shares of restricted stock over the vesting period with respect to the shares granted.

 (11) For Current Hotels, calculated as 4.5% of pro forma income before allocation to minority interest of the Current Hotels (other than the one Current Hotel owned by the Company directly). For

      Current and Acquisition Hotels, calculated as 8.7% of pro forma income before allocation to minority interest of the Hotels (other than the one Current Hotel owned by the Company directly).


 (12) Adjusted to reflect the sale of 5,000,000 shares of Common Stock by the Company in the Offering, 260,870 shares of Common Stock to Promus in the Private Placement and the application of the net proceeds therefrom and the issuance of 948,261 Units in the Partnership in connection with the acquisition of the Affiliate Acquisition Hotels.


 (13) Includes (i) $1,947 and $490 of food and beverage revenue for the Holiday Inn Select-Garland (Dallas), Texas and (ii) $117 and $34 of food and beverage revenue for the Homewood Suites -- Cary, North Carolina for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.


 (14) The following table computes Funds From Operations under both the guidelines recently announced by NAREIT and the guidelines previously recommended by NAREIT and utilized by the Company. Funds From Operations under the recently announced NAREIT guidelines consists of net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures. Under the prior NAREIT guidelines for calculating Funds From Operations, adjustments to net income also included amortization of unearned directors' compensation and amortization of franchise fees.



                                                        HISTORICAL
                                        -------------------------------------------
                                        PERIOD FROM
                                        JUNE 2, 1994                                   PRO FORMA       PRO FORMA
                                          THROUGH       YEAR ENDED    THREE MONTHS     YEAR ENDED    THREE MONTHS
                                        DECEMBER 31,   DECEMBER 31,    ENDED MARCH    DECEMBER 31,    ENDED MARCH
                                            1994           1995         31, 1996          1995         31, 1996
                                        ------------   ------------   -------------   ------------   -------------
        Net income before minority
          interest....................     $3,064        $  8,802        $ 1,940        $ 12,803        $ 2,719
        Depreciation..................      1,176           3,854          1,167           7,609          1,931
                                           ------         -------        -------         -------        -------
        Funds From Operations
          (recently announced
          guidelines).................      4,240          12,656          3,107          20,412          4,650
        Amortization of unearned
          directors' compensation.....         44              75             18              75             18
        Amortization of franchise
          fees........................          5              42             13              85             21
                                           ------         -------        -------         -------        -------
        Funds From Operations (under
          previous guidelines)........     $4,289        $ 12,773        $ 3,138        $ 20,572        $ 4,689
                                           ======         =======        =======         =======        =======
        Weighted average number of
          shares of common shares and
          common share equivalents....      7,073           9,211         10,383          16,570         16,556
                                           ======         =======        =======         =======        =======


      Industry analysts generally consider Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds From Operations does not reflect cash expenditures for capital improvements or principal repayment of debt.
 (15) Represents Funds From Operations, less an amount equal to the amounts required to be set aside by the Company and the Partnership under each Percentage Lease, for refurbishment and replacement of furniture, fixtures and equipment, capital expenditures and other non-routine items as required by the Percentage Leases. For all Current Hotels acquired before 1995, the amount required to be set aside is 5% of room revenue. For Current Hotels acquired in 1995, during the first year of the related Percentage Leases the amount required to be set aside is 3% of room revenues, increasing to 5% thereafter. The Company is required to set aside 5% of room revenues for all of the Acquisition Hotels other than the Holiday Inn Select -- Garland (Dallas), Texas, for which 7% of room, food and beverage revenues is required to be set aside.
 (16) Reflects the Company's cash flows and pro forma cash flows from operating, investing and financing activities. Pro forma cash flows from operating activities represents net income plus income allocable to minority interest, depreciation of hotel properties, amortization of deferred expenses and unearned directors compensation, amortization of line of credit fees and interest rate caps and the non-cash portion of advisory fees payable for the year ended December 31, 1995. There are no pro forma adjustments for changes in working capital items. Pro forma cash used in investing activities reflects the percentage of hotel revenues which is required to be set aside by the Company for refurbishment and replacement of furniture, fixtures and equipment, capital expenditures and other non-routine items as required by the Percentage Leases. Pro forma cash used in financing activities includes distributions per share and Unit of $.22 for the quarters ended March 31, June 30 and September 30, 1995, $.27 (including a $0.03 special distribution) for the quarter ended December 31, 1995 and $.24 for the quarter ended March 31, 1996. This unaudited pro forma cash flow data is not necessarily indicative of what actual cash flows would have been assuming the transactions had been completed as of the beginning of the periods presented, nor do they purport to represent cash flows from operating, investing and financing activities for future periods.

 (17) The Lessee has elected status as a Subchapter S corporation for federal income tax purposes and pays no corporate level tax on its net income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND


     The Company completed its IPO and the Lessee commenced operations on June 2, 1994. Simultaneously with the closing of the IPO, the Company acquired one of the Initial Hotels directly and acquired the remaining nine Initial Hotels through the Partnership. The Initial Hotels collectively have 1,247 rooms and are located in two states. On August 16, 1994, the Partnership acquired the 149-room Comfort Inn -- Raleigh, North Carolina. On November 29, 1994, the Partnership acquired, from affiliates of E.L. Pooser, five other Current Hotels with 628 rooms in three states, and an approximately 4.0 acre lot adjacent to the Comfort Inn -- Durham, North Carolina. On May 18, 1995, the Company completed the Follow-on Offering and shortly thereafter, acquired five additional Current Hotels with an aggregate of 680 rooms (together with the five Current Hotels acquired in November 1994, the "Acquired Hotels"). The Company acquired one Acquisition Hotel on May 6, 1996, with 191 rooms and four Acquisition Hotels on May 7, 1996 with an aggregate of 505 rooms. Immediately following the closing of this Offering, the Partnership intends to acquire three of the Acquisition Hotels with an aggregate of 363 rooms. The remaining two Acquisition Hotels with an aggregate of 264 rooms are currently in the final stage of construction and the Company intends to acquire them within 15 days after the later of the issuance of a certificate of occupancy for such hotels or the opening of such hotels. See "Risk Factors -- Risk That Pending Acquisitions Will Not Close". Upon completion of the acquisition of the Acquisition Hotels, the Company will own one Hotel directly and will own 30 Hotels through its investment in the Partnership.



     The acquisition of the Acquisition Hotels will increase the Company's pro forma Cash Available for Distribution. On a pro forma basis, for the year ended December 31, 1995, the Company's Cash Available for Distribution from the Current Hotels was approximately $11.9 million. On a pro forma basis for the same period, Cash Available for Distribution for all of the Hotels was approximately $17.5 million. See "Selected Financial Data".



     Upon consummation of the Offering, the Company will own an approximately 91.3% interest in the Partnership. Under the REIT qualification requirements of the Code, REITs generally must lease their hotels to third party operators. Therefore, the Partnership and the Company lease the Current Hotels and the five Acquisition Hotels acquired in May 1996, and the Partnership will lease the remaining five Acquisition Hotels, to the Lessee under separate Percentage Leases. The Percentage Leases require the Company to set aside reserves for capital improvements to the Hotels, and the Partnership pays the cost of obtaining the franchise licenses. The Lessee is obligated under the Percentage Leases to pay the costs of non-capital repairs and maintenance to the Hotels and ongoing franchise fees. The Company currently intends that Percentage Leases with substantially similar terms will be entered into with the Lessee with respect to the Acquisition Hotels that the Company has not acquired and all hotel properties in which the Company invests in the future. The Partnership's and the Company's principal source of revenue is payments by the Lessee under the Percentage Leases. See "Business and Properties -- The Percentage Leases". Percentage Rent payable under a Percentage Lease is based on the applicable Hotel's gross room revenues. The Lessee's ability to make payments to the Partnership or the Company under the Percentage Leases is dependent on the ability of the Lessee, or an operator such as IMIC, Promus and Impac, to generate sufficient cash flow from the operation of the Hotels.

RESULTS OF OPERATIONS


     For the three months ended March 31, 1996 and the comparable period for 1995, the differences in operating results are primarily attributable to the fact that the Company owned all 21 of the Current Hotels during the three months ended March 31, 1996 as compared with only sixteen of the Current Hotels for three months ended March 31, 1995. For the year ended December 31, 1995 and the year ended December 31, 1994, the differences in operating results are attributable primarily to the fact that the Company's operations commenced on June 2, 1994, and therefore results for 1994 are for a partial year while results for 1995 are for the entire year. In order to present a meaningful comparison of operations, the following comparisons are presented for both the Company and the Lessee:



     - actual operating results for the three months ended March 31, 1996 versus actual results for the three months ended March 31, 1995;



     - actual operating results for the three months ended March 31, 1996 versus actual results for the three months ended March 31, 1995, as adjusted for the pro forma results of operations for such period as if the acquisition of the five Acquired Hotels that were acquired in May 1995 and the Follow-on Offering had occurred as of January 1, 1995;


     - actual operating results for the year ended December 31, 1995 versus actual results for the period from June 2 through December 31, 1994;


     - actual operating results for the year ended December 31, 1995 versus actual operating results for the year ended December 31, 1994, as adjusted for the pro forma results of operations for the Initial Hotels for the period January 1 through June 1, 1994, as if the IPO closed and the Initial Hotels were purchased on January 1, 1994 ("Actual As Adjusted"); and



     - pro forma operating results for the years ended December 31, 1995 and 1994 as if the IPO closed on January 1, 1994 and the Company owned the Current Hotels throughout the periods.


THE COMPANY


  Actual -- Three Months Ended March 31, 1996 vs. Actual -- Three Months Ended March 31, 1995



     The Company had revenues of $4,556 in 1996, consisting of $4,540 of Percentage Lease revenues and $16 of interest and other income. Percentage Lease revenues increased by $1,505, or 50%, to $4,540 in 1996 from $3,035 in 1995.
This increase was comprised of (i)(a) $58 from 16 of the Current Hotels that were owned for the first three months of 1996 and 1995, which was due to the rent formulas in the Percentage Leases which resulted in rent payments by the Lessee increasing by an average of 33% of the $176 increased room revenues attributable to increased rent formulas in the Percentage Leases due to inflation, plus (b) $277 representing an average of 66% of $418 of increased room revenues, which were attributable primarily to higher rates, and (ii) $1,170 for five of the Acquired Hotels that were acquired in May 1995.



     Real estate costs and property insurance costs incurred in 1996 were $320, an increase of $104 from $216 in 1995. This increase was attributable to the five additional Acquired Hotels in 1996 that were not owned in the same period in 1995. General and administrative expenses increased $197 to $424 in 1996 from $227 in 1995. The increase was attributable to: (i) costs attributable to the increase in size and activities of the Company in 1996 over 1995; (ii) the Company becoming self-administered in 1996 and incurring costs associated therewith, offset in part by savings from costs not incurred under the Advisory Agreement; (iii) inflationary cost increases; and (iv) increased write-offs of $15 in costs related to acquisition projects abandoned in 1996. Interest expense increased by $136 to $674 in 1996 from $538 in 1995, due to: (i) additional interest of $73 due to borrowings related to the purchase of the five Acquired Hotels acquired in May 1995; (ii) $34 of amortization of additional fees incurred in connection with obtaining the $50 million credit line in May 1995; and (iii) $29 of amortization of interest rate cap agreement costs. Depreciation increased $422 to $1,167 in 1996 from $745 in 1995, primarily due to depreciation related to the five Acquired Hotels acquired in May 1995 and the additional depreciation on renovations completed during 1995 and 1996.



  Actual -- Three Months Ended March 31, 1996 vs. Pro Forma -- Three Months Ended March 31, 1995



     The Company had revenues of $4,556 for the three months ended March 31, 1996, consisting of $4,540 of Percentage Lease revenues and $16 of interest and other income. Percentage Lease revenues increased by $357, or 9% to $4,540 in 1996 from $4,183 in 1995. This increase was due to: (i) an average of 27% of the $111 of increased room revenues at the Current Hotels attributable to increased rent formulas in the Percentage Leases due to inflation, and (ii) an average of 67% of $491 of increased room revenues at the Current Hotels, which were primarily attributable to higher rates.



     Real estate taxes and property insurance costs incurred in 1996 were $320, an increase of $16 from $304 in 1995. This increase was attributable primarily to increased tax rates. General and administrative expenses increased $185 to $424 in 1996 from $239 in 1995. The increase was attributable to (i) the Company becoming self-administered in 1996 and the timing of additional costs incurred therewith, offset in part by savings from costs not incurred under the Advisory Agreement; (ii) inflationary cost increases, and (iii) increased write-offs of $15 in costs related to abandoned acquisition projects. Interest expense decreased by $32 to $674 in 1996 from $706 in 1995, resulting from lower interest costs due to lower interest rates in 1996 than in 1995, offset in part by amortization of interest rate cap agreement costs in 1996. Depreciation increased $35 to $1,167 in 1996 from $1,132 in 1995 primarily due to additional depreciation on renovations completed during 1995 and 1996.


  Actual -- Year Ended December 31, 1995 vs. Actual -- The Period From June 2, 1994 Through December 31, 1994

     As noted above, the differences in operations are attributable primarily to the fact that the Company had only 213 days of operations in 1994, during which it owned (i) the 10 Initial Hotels throughout the period, (ii) one additional Current Hotel for 139 days in the period and (iii) five additional Current Hotels for 33 days in the period. In addition, the Company owned five additional Current Hotels as of May 1995, which it did not own in 1994. The Company had revenues of $17,590 in 1995, consisting of $17,148 of Percentage Lease revenues and $442 of interest and other income. Other income includes approximately $314 in non-recurring commission income. Percentage Lease revenues increased by $12,032, to $17,148 in 1995 from $5,116 in 1994. Approximately $9,303 of the increase was attributable to the 16 Hotels owned by the Company as of December 31, 1994, and approximately $2,729 of the increase was attributable to the five Hotels acquired in May 1995.

     The increase in operating expenses was attributable primarily to the fact that the Company existed for only seven months with fewer hotels in 1994. Additional analyses of operating expenses are included in the pro forma comparisons below.


  Actual -- Year Ended December 31, 1995 vs. Actual As Adjusted -- Year Ended December 31, 1994


     The Company had revenues of $17,590 in 1995, consisting of $17,148 of Percentage Lease revenues and $442 of interest and other income. Percentage Lease revenues increased by $9,122 or 114%, from pro forma Percentage Lease revenues of $8,026 in 1994. The increase was attributable to an increase of $1,583 for the Initial Hotels and $7,539 for the additional 11 Current Hotels acquired after IPO (the "Acquired Hotels"). The increase in Percentage Lease revenues from the Initial Hotels was due to the structure of the rent formulas in the Percentage Leases which resulted in rent payments by the Lessee increasing by an average of 63% of the $2,520 increase in room revenues at the Initial Hotels. The increased room revenues were attributable primarily to increased average daily rates. During 1995, the Company also earned approximately $314 in non-recurring commission income.

     Real estate taxes and property insurance costs incurred in 1995 were $1,054, an increase of $507 from $547 in 1994. This was attributable to an increase of $75, or 15% of the total increase, for the Initial Hotels and $432 for the Acquired Hotels. The advisory fee paid to Winston Advisors, Inc. increased $409 to $509 in 1995 from $100 in 1994, due to performance incentives for increases in funds from operation per share payable beginning in 1995. General and administrative expenses increased $199, to $699 in 1995 from $500 in 1994. This increase was due to inflationary increases, $65 of costs related to acquisition projects abandoned in 1995, and other costs attributable to the increase in size and activities of the Company in 1995 over 1994. Interest expense increased by $2,337 to $2,555 in 1995 from $218 in 1994. The increase is attributable to increased borrowings related to the purchase of the Acquired Hotels. Depreciation and amortization increased $1,697 to $3,971 in 1995 from $2,274 in 1994. This increase primarily relates to depreciation for the Acquired Hotels.


  Pro Forma -- Year Ended December 31, 1995 vs. Pro Forma -- Year Ended December 31, 1994 (See Note 8 of the Company's Notes to Consolidated Financial Statements)


     The Company had revenues of $19,502 in 1995, consisting of $19,060 of Percentage Lease revenues and $442 of interest and other income. Percentage Lease revenues increased by $2,577 to $19,060 in 1995 from $16,483 in 1994. The increase in Percentage Lease revenues included (a) an average of 32% of the $276 of increases in room revenues at the Current Hotels attributable to inflation, and (b) an average of 64% of the $3,891 of increases in room revenues at the Current Hotels, which were primarily attributable to higher average daily rates.

     Real estate taxes and property insurance costs incurred in 1995 were $1,180, down $12 from $1,192 in 1994 due to a decline in insurance costs in 1995 from 1994. The advisory fees payable to Winston Advisors, Inc. increased $299 to $399 in 1995 from $100 in 1994, due to performance incentives for increases in funds from operation per share payable beginning in 1995. General and administrative expenses increased by $149 to $699 in 1995 from $550 in 1994. This increase was due to inflationary increases, $65 of costs related to acquisition projects abandoned in 1995, and other costs attributable to increases in size and activities of the Company in 1995 over 1994. Interest expense decreased by $214 to $2,723 in 1995 from $2,937 in 1994. This decrease was attributable to savings of (i) $111 related to the decline in the weighted average interest rate to 7.0% in 1995 from 7.30% in 1994, and (ii) $133 attributable to the reduction in pro forma borrowings in 1995 from 1994, which savings were offset partially by an increase of $30 in interest rate cap costs. Depreciation increased $116 to $4,552 in 1995 from $4,436 in 1994. This increase was attributable to additional depreciation on improvements.

THE LESSEE


  Actual -- Three Months Ended March 31, 1996 vs. Actual -- Three Months Ended March 31, 1995



     The Lessee had room revenues of $10,709 in 1996, up $3,336, or 45%, from $7,373 in 1995. The increase in room revenues was due to: (i) an increase in room revenues of $594, or 8%, for 16 of the Current Hotels that were owned for the first three-months of both 1996 and 1995, and (ii) room revenues for the three months ended March 31, 1996 in the amount of $2,742 for five of the Acquired Hotels that were acquired in May 1995.



     The Lessee had property and operating expenses in 1996 of $4,015, up $1,340 from $2,675 in 1995, and repairs and maintenance costs of $524 in 1996, up $196 from $328 in 1995. These increases in expenses were attributable primarily to the fact that the Lessee operated 21 of the Current Hotels in 1996 as compared to 16 of the Current Hotels for the three months ended March 31, 1995.

  Actual -- Three Months Ended March 31, 1996 vs. Pro Forma -- Three Months Ended March 31, 1995



     The Lessee had room revenues of $10,709 in 1996 and $10,107 in 1995, as further analyzed in the following table:



                                                            THREE MONTHS ENDED MARCH 31,
                                                           ------------------------------
                                                            1996       1995      % CHANGE
                                                           -------    -------    --------
    Current Hotels
    Room Revenues........................................  $10,709    $10,107       6.0%
    Occupancy............................................    77.4%      80.4%      (3.7%)
    Average Daily Rate...................................  $ 56.26    $ 51.68       8.9%
    Revenue Per Available Room...........................  $ 43.52    $ 41.52       4.8%



     The Lessee had property and operating expenses of $4,015 in 1996, up $309, or 8%, from $3,706 in 1995. Repairs and maintenance costs totaled $524 in 1996, up $69, or 15%, from $455 in 1995, which increase was attributable to the unseasonably cold weather that was experienced during the first quarter of 1996. General and administrative costs increased to $484 in 1996, up $143 or 42% from 1995. This increase was attributable to the Lessee's increased activity in preparation for the operation of additional hotels and to inflation. Management fees totaled $316 in 1996, up $30 from $286 in 1995. The increase is due to the participation by the third party manager in the improvement in profits in 1996 over 1995 at ten of the Acquired Hotels. Percentage Lease payments totaled $4,540 in 1996 compared to $4,183 in 1995, an increase of $357.


  Actual -- Year Ended December 31, 1995 vs. Actual -- The Period From June 2, 1994 Through December 31, 1994

     The Lessee had room revenues of $39,677 in 1995 compared to $12,474 in 1994, an increase of $27,203. The increase included $20,673, or 76% of the total increase, for those Current Hotels that were owned by the Company as of December 31, 1994, and $6,530 for those Current Hotels acquired by the Company in 1995. Other operating revenue totaled $987 in 1995 compared to $185 in 1994, an increase of $802. This increase was attributable primarily to telephone revenue increasing by $428, to $533 in 1995 from $105 in 1994, and miscellaneous income increasing by $191, to $222 in 1995 from $31 in 1994. The increase in telephone revenue included $332 for those Current Hotels that were owned by the Company as of December 31, 1994 and $96 for those Current Hotels acquired by the Company in 1995. The miscellaneous income increase for 1995 was made up of $134 for those Current Hotels that were owned by the Company as of December 31, 1994 and $57 for those Current Hotels acquired by the Company in 1995.

     The Lessee had property and operating expenses in 1995 of $16,194, up $10,840 from $5,354 in 1994. The increase in operating expenses was attributable primarily to the fact that the Lessee existed for only seven months and leased fewer hotels in 1994. Additional analyses are included in the pro forma comparisons below.

  Actual -- Year Ended December 31, 1995 vs. Actual As Adjusted -- Year Ended December 31, 1994

     The Lessee had room revenues of $39,677 in 1995, up $19,788, or 99%, from $19,889 in 1994. The increase was due to additional room revenues of $2,520, or 13% of the total increase, for the Initial Hotels and $17,268 for the Acquired Hotels. Other operating revenue totaled $987 in 1995 compared to $320 in 1994, an increase of $667. This increase was comprised of $156 of additional revenue relating to the Initial Hotels and $511 of additional revenue relating to the Acquired Hotels.

     Property and operating expenses totaled $16,194 in 1995, an increase of $7,354, or 83%, from $8,840 in 1994. The increase was attributable to additional property and operating expenses of $266, or 4% of the total increase, for the Initial Hotels, and $7,088 of additional expenses for the Acquired Hotels. Franchise costs totaled $3,565 in 1995 compared to $1,753 in 1994, an increase of $1,812, or 103%. The increase was attributable to additional franchise costs of $275, or 15% of the total increase, for the

Initial Hotels, and $1,537 of additional franchise costs for the Acquired Hotels. General and administrative expenses amounted to $1,526 in 1995, up $229 from $1,297 in 1994. The increase in general and administrative expenses was due to the increase in the number of hotels operated during 1995. Management fees totaled $784 in 1995, up $761 from $23 in 1994. The increase was due to the payment of fees to outside management for only one month on five Current Hotels in 1994 compared to twelve months on five Current Hotels and seven and one half months on an additional five Current Hotels in 1995. Percentage Lease payments totaled $17,148 in 1995 compared to $8,026 in 1994, an increase of $9,122. This increase was a result of the increase in room revenues, which was offset partially by adjustments for inflation, resulting in increased Percentage Lease payments of $1,583 for the Initial Hotels and $7,539 for the Acquired Hotels.

  Pro Forma -- Year Ended December 31, 1995 vs. Pro Forma -- Year Ended December 31, 1994

     The Lessee had room revenues of $44,131 in 1995 compared to $39,964 in 1994, an increase of $4,167. The increase from 1994 to 1995 was attributable to $3,661 from 20 of the Current Hotels and $506 from the Hampton Inn -- Chester, Virginia, which opened in April, 1994. The primary factor attributing to revenue growth was a 9.6% overall increase in average daily rates. A breakdown of room revenue and other related information is presented in the table below. Other operating revenue totaled $1,123 in 1995 compared to $878 in 1994, an increase of $245.

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                          1995          1994         % CHANGE
                                                         -------       -------       --------
INITIAL HOTELS:
Room Revenues..........................................  $21,085       $18,558         13.6%
Occupancy..............................................     85.4%         84.3%         1.3
Average Daily Rate.....................................  $ 54.23       $ 48.40         12.0
Revenue Per Available Room.............................  $ 46.29       $ 40.81         13.4
ACQUIRED HOTELS:
Room Revenues..........................................  $23,046       $21,405          7.7%
Occupancy..............................................     78.0%         79.0%        (1.3)
Average Daily Rate.....................................  $ 55.59       $ 51.61          7.7
Revenue Per Available Room.............................  $ 43.34       $ 40.78          6.3
CURRENT HOTELS:
Room Revenues..........................................  $44,131       $39,964         10.4%
Occupancy..............................................     81.4%         81.4%         0.0
Average Daily Rate.....................................  $ 54.93       $ 50.07          9.7
Revenue Per Available Room.............................  $ 44.70       $ 40.79          9.6


     Property and operating expenses totaled $18,051 in 1995, an increase of $452 from $17,599 in 1994. General and administrative expenses increased $229 to $1,526 in 1995 from $1,297 in 1994, primarily due to higher compensation costs. Franchise costs increased to $3,967 in 1995, up $450 from $3,517 in 1994, in direct relation to the increase in room revenue. Management fees increased to $960 in 1995 from $805 in 1994, up $155. The increase was attributable to the overall increase in operating profits in 1996 over 1995 at the 10 Acquired Hotels which were under outside management, as management fees payable on such hotels are calculated, in part, as a percentage of operating profits on those hotels. Percentage Lease payments increased to $19,060 in 1995, up $2,577 from $16,483 in 1994. This increase was due to the overall increase in room revenue, after adjusting room revenues for the impact of inflation.


LIQUIDITY AND CAPITAL RESOURCES


     The Company finances its operations from operating cash flow, which is principally derived from Percentage Leases. For the year ended December 31, 1995, cash flow provided by operating activities was $12,628, and Funds From Operations, which (under recently announced NAREIT guidelines) is equal to net income before minority interest plus depreciation, was $12,656. For the three months ended March 31, 1996, cash flow provided by operating activities was $2,328 and Funds From Operations was $3,107. Under federal income tax law provisions applicable to a REIT, the Company is required to distribute at least 95% of its taxable income to maintain its tax status as a REIT. Because the Company's cash flow from operating activities is expected to exceed its taxable income due to depreciation and amortization expenses, the Company expects to be able to meet its distribution requirements out of cash flow from operating activities. The Company declared distributions of $8,507 and $2,370 to its shareholders during 1995 and the first three months of 1996, respectively.



     The Company's use of net cash flow in investing activities for the year ended December 31, 1995 totaled $36,059, primarily relating to the purchase of five Acquired Hotels in May 1995. In connection with the 10 Acquired Hotels purchased between November 1994 and May 1995, the Company spent approximately $1.9 million in 1995, approximately $1.0 million in 1996 and anticipates spending an additional $0.2 million during the remainder of 1996 to complete the refurbishment of those Hotels. These expenditures are in addition to reserves that the Company is required to set aside under the Percentage Leases for periodic capital improvements and the refurbishment and replacement of furniture, fixtures and equipment at all of the Hotels. These reserves are in addition to amounts spent on normal repair and maintenance which historically have approximated 4.5% of room revenues and are paid by the Lessee. The Percentage Leases relating to the Current Hotels obligate the Company to set aside 3% of room revenues for the first year and 5% for the years thereafter for periodic capital improvements and the ongoing replacement or refurbishment of furniture, fixtures and equipment at all of the Current Hotels. The Percentage Leases or proposed Percentage Leases applicable to the Acquisition Hotels obligate the Company to set aside 5% of room revenues from limited-service hotels and 7% of gross room, food and beverage revenues from full-service hotels for periodic capital improvements and the ongoing replacement or refurbishment of furniture, fixtures and equipment of the applicable Hotels. The Company set aside $1,471 and $481 for such reserves in 1995 and the first three months of 1996, respectively. These reserves are expected to be funded from operating cash flow, and possibly also from borrowings under the New Line, which sources are expected to be adequate to fund such capital requirements. These reserves are in addition to amounts spent on normal repairs and maintenance, which were approximately 4.7% and 4.9% of room revenues in 1995 and the three months ended March 31, 1996, respectively, and are paid by the Lessee.



     The Company's net cash used in financing activities in the first quarter of 1996 totaled $2,285. Net cash used included a distribution to the Company's shareholders and minority partners of $2,785. This was offset by additional borrowing under the Company's line of credit of $500.



     On May 6, 1996 the Company acquired one Acquisition Hotel with 191 rooms for $4.4 million with borrowings from the Existing Line. On May 7, 1996 it acquired four Acquisition Hotels with an aggregate of 505 rooms for $23.0 million and two parcels of land adjacent to two of the four hotels for $0.6 million, which were financed in part with borrowings under the Existing Line and with $17.0 million of borrowings from the unsecured line of credit described below.



     The Company has obtained a commitment from a group of lenders led by Wachovia for the $125 million New Line. Amounts outstanding under the Existing Line will remain outstanding under the New Line. Amounts outstanding under the New Line generally will bear interest at LIBOR plus 1.75%. The Company initially will secure the New Line with 28 of the Hotels and will have Line Availability initially of $85 million. The initial Line Availability will increase if cash flow attributable to the collateral hotels increases and/or the Company adds additional hotels as collateral. Line Availability will be calculated quarterly. Borrowings under the New Line are available for acquisitions, development (up to 50% of Line Availability) and general corporate purposes (up to 17% of Line Availability). The Company has also obtained an interim unsecured line of credit from Wachovia and Branch Banking & Trust Company in the amount of $17.0 million to finance partially the acquisition of the four Acquisition Hotels acquired on May 7, 1996. The unsecured line of credit bears interest at a rate equal to LIBOR plus 1.75% and matures on July 31, 1996.

     Prior to closing of the Offering, the Company expects to have approximately $46.0 million outstanding under the Existing Line and approximately $17.0 million outstanding under the interim unsecured line of credit. The Company intends to repay all amounts outstanding under the interim unsecured line of credit with proceeds of the Offering, and consequently, the Company will have approximately $39.0 million remaining borrowing capacity under the initial Line Availability.


     The Company in the future may seek to further increase the amount of the New Line, negotiate additional credit facilities, or issue corporate debt instruments, all in compliance with the restrictions on indebtedness contained in its Articles of Incorporation. Any debt incurred or issued by the Company may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as the Board of Directors of the Company deems prudent.

     It is expected that future hotel acquisitions, including the acquisition of some or all of the Homewood Development Hotels and the Homewood Option Hotels, and future hotel development, including the two Homewood Suites hotels that the Company intends to develop, will be financed, in whole or in part, from additional follow-on offerings, from borrowings under the New Line, from joint venture arrangements with parties such as Equitable, or from the issuance of other debt or equity securities. There can be no assurances that the Company will make an investment in any additional hotel properties that meet its investment criteria.

     The Company has entered into contracts to purchase an approximately 5.3 acre parcel for development of a 136-suite Homewood Suites hotel near the Crabtree Valley Mall in Raleigh, North Carolina and an approximately 2.7 acre parcel for the development of a 100-suite Homewood Suites hotel in suburban Atlanta. The Company believes that total development costs, which the Company expects to fund from borrowings under the New Line, will be approximately $12 million and $9 million, respectively, for these projects. Construction is tentatively expected to commence on both of these hotels in the middle of 1996, with completion tentatively scheduled for the middle of 1997. However, there is no assurance that such development will be undertaken, or, if commenced, that it will be completed on schedule.

     The Company will invest in additional hotel properties or develop hotels only as suitable opportunities arise, and the Company will not undertake investments unless adequate sources of financing are available. The Company's ability to invest in or develop hotel properties will depend on the availability of borrowings under the New Line and its ability to obtain additional equity financing, including proceeds from subsequent issuances of Common Stock or other securities, or co-investments from other investors in hotel development or rehabilitation joint ventures. Investments in hotels may also be financed in whole or in part, from the exchange of Common Stock or Units for hotels, with operating cash flow, or from borrowings. See "Risk Factors -- Constraints on Acquisitions and Development". The Company currently intends to limit the aggregate cost of all hotel development undertaken by the Company at any time to not more than 20% of the Company's investment in hotel properties, at cost. The Company's Board of Directors, however, can change the limitation as it deems appropriate. The Company currently has no agreement or understanding to invest in any hotel property other than the Acquisition Hotels, the Homewood Development Hotels, the Homewood Option Hotels and the two Homewood Suites that the Company plans to develop, and there can be no assurance that the Company will make any investments in these or any other hotel properties. See "Business and Properties -- Growth Strategy" and "Business and Properties -- Acquisition Strategy".

     Under the federal income tax law provisions applicable to a REIT, the Company is required to distribute to shareholders at least 95% of its taxable income to maintain its tax status as a REIT. Because the Company's cash flow from operating activities is expected to exceed its taxable income due to depreciation and amortization expenses, the Company expects to be able to meet its distribution requirements under federal income tax law provisions and its reserve obligations under the Percentage Leases out of cash flow from operating activities.

     The Company expects to fund its principal cash needs for acquisitions, development, distributions to shareholders and capital improvements to its hotels from cash flow from financing and operating activities. To the extent that the Company or the Partnership has or does incur debt to acquire additional hotel properties, to develop hotels, to fund distributions to shareholders, or for other purposes, the Company is and will be required to fund debt service from its available sources of cash. Therefore, if the Company is unable to generate sufficient cash flows from operating activities to meet its debt service obligations, its distribution requirements under the Code, requirements under the Percentage Leases to set aside funds or to fund unanticipated capital expenditures, the Company might be required to liquidate one or more investments in hotel properties at times that may not permit realization of an attractive return on such investments or that might result in a financial loss. See "Risk Factors -- Risks of Leverage". Net cash provided by operating activities for the period June 2, 1994 to December 31, 1994 and the year ended December 31, 1995 was approximately $3.4 million and $12.6 million, respectively.

SEASONALITY

     The Hotels' operations historically have been seasonal in nature, reflecting higher REVPAR during the second and third quarters. This seasonality and the structure of the Percentage Leases, which provide for a higher percentage of room revenues above certain minimum quarterly levels to be paid as Percentage Rent, can be expected to cause fluctuations in the Company's quarterly lease revenue under the Percentage Leases.

                            BUSINESS AND PROPERTIES

THE HOTEL INDUSTRY

     In 1992, the United States lodging industry began a recovery from an extended downturn. From 1980 to 1991, total industry supply increased by 32%, significantly outpacing growth in demand, in large part due to new development made possible by financing from a de-regulated banking industry. The industry downturn was exacerbated by a recession beginning in 1990 which resulted in lower growth in demand. Occupancy rates fell from 70.6% in 1980 to a twenty-year low of 60.6% in 1991.

     Beginning in 1992, a substantial reduction of financing dramatically reduced supply growth, which reached a high of 4.8% in 1988 and has averaged approximately 1.4% since 1992. An improving economy has resulted in heightened industry demand, as business, international and leisure travel has increased. Industry demand growth has averaged approximately 3.3% since 1992, significantly outpacing increases in supply. According to Smith Travel, the industry has experienced increases in occupancy, ADR and REVPAR for each year since 1992. In 1995, the hotel industry recorded record profits of approximately $5.5 billion. According to Smith Travel, in 1995, while demand continued to outpace supply, the rate of increase in demand slowed relative to the rate of increase in supply. Supply has been spurred by improving industry performance and resulting increases in the availability of capital for hotel construction, particularly in the limited-service sector. The graph set forth below illustrates the relationship between supply, demand and occupancy.

                                   [GRAPH]

THE CURRENT HOTELS

     The Company believes that its limited-service hotels will continue to perform and compete successfully due to (i) high occupancy rates and increasing ADRs and (ii) the presence of barriers to entry as the costs of new limited-service construction increase, thereby limiting the flexibility of a new hotel owner to offer low rates while maintaining competitive economic returns.


     Since its inception, the Company has capitalized on the recovery of the hotel industry through the strategic acquisition and development of mid-scale and upper-economy hotels in growth markets and by reinvesting in its hotels through aggressive capital improvement programs. Thirteen of the current hotels are in the mid-scale market segment and, for the year ended December 31, 1995, had a consolidated average occupancy, ADR and REVPAR of 84.3%, $56.34 and $47.47, respectively, as compared to the national average for mid-scale hotels of 64.6%, $58.93 and $38.06, respectively. Eight of the Current Hotels are in the upper-economy market segment and, for the year ended December 31, 1995, had a consolidated average occupancy, ADR, and REVPAR of 77.2%, $52.70 and $40.68, respectively, as compared to the national average for upper-economy hotels of 64.4%, $47.39 and $30.51, respectively. REVPAR for all 21 of the Current Hotels increased 9.6% from 1994 to 1995, which increase resulted in a 15.6% increase in the Company's pro forma Percentage Lease revenue in the same period.

GROWTH STRATEGY

     The Company's growth strategy is to enhance shareholder value by increasing Cash Available for Distribution per share of Common Stock through implementation of the Company's (i) internal growth strategy, (ii) acquisition strategy, (iii) development strategy and (iv) rehabilitation strategy.

  Internal Growth Strategy

     The Company's internal growth strategy is to establish and maintain a high occupancy rate at each Hotel followed by increases in ADR, which in turn increase Percentage Lease revenues to the Company. The Company believes that it will continue to achieve growth in ADR and REVPAR in its Current Hotels and Acquisition Hotels. The Company believes that it has achieved higher occupancies and ADRs as compared to the industry's average as a result of:


     - implementing extensive capital improvement programs;


     - achieving high customer satisfaction by providing levels of service and amenities consistent with high quality hotels;

     - focusing on value by providing customers with an excellent product relative to price; and


     - executing aggressive sales and marketing programs.



     As part of the Company's capital improvement commitment, the Company has increased the reserves it sets aside for future expenditures on furniture, fixtures and equipment from 3% of room revenues in the first year and 5% of room revenues thereafter to 5% of room revenues in each year for limited-service hotels and 7% of room, food and beverage revenues in each year for full-service hotels. To date, the Company has spent approximately $3.7 million to refurbish certain of the Current Hotels. The Company currently intends to spend in excess of $7 million to refurbish certain of the Hotels over the next two years. In addition, the Lessee has demonstrated its commitment to maintain the Hotels in like-new condition by spending approximately 4.8% of room revenues from the Current Hotels in 1995 on routine maintenance.



     The Company believes that its internal growth strategy has been successful. The Company participates in any increased room revenue from the Current Hotels, and will participate in any increased room revenue from the Acquisition Hotels, through Percentage Leases. See "Business and Properties -- The Percentage Leases". The Percentage Leases provide that a percentage of room revenues in specified ranges is paid as Percentage Rent. On a pro forma basis room revenues for the Current Hotels during the year ended December 31, 1995 were up 10.4% from those during the year ended December 31, 1994 and Percentage Lease revenues from the Current Hotels were up 15.6% over the same period. See "Risk
Factors -- Rapid Growth Constraints on Acquisitions and Development".


  Acquisition Strategy

     The Company's acquisition strategy is to purchase hotels in growth markets at prices that result in attractive long-term returns. The Company seeks to acquire properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and barriers to easy entry into the hotel business, such as a scarcity of suitable lots or zoning restrictions. The Company believes that large, limited-service hotels such as the Courtyard by Marriott -- Wilmington, North Carolina (an Acquisition Hotel) and extended-stay hotels such as Homewood Suites hotels can be operated at attractive profit margins.


     The Company will pursue opportunities to acquire hotel properties with strong, national franchise affiliations in the lower upscale, mid-scale and upper-economy market segments, or hotel properties with the potential to obtain such franchise affiliations.

     The following chart sets forth the franchise affiliations of the Current Hotels and the Acquisition Hotels.

                                                              NUMBER OF HOTELS
                                                      ---------------------------------
                                                      CURRENT     ACQUISITION               NUMBER OF
               FRANCHISE AFFILIATION                  HOTELS        HOTELS        TOTAL       ROOMS
- ----------------------------------------------------  -------     -----------     -----     ---------
LIMITED-SERVICE HOTELS:
  Hampton Inn.......................................     12             2           14        1,683
  Comfort Inn.......................................      8             1            9        1,294
  Holiday Inn Express...............................     --             1            1           80
  Quality Suites....................................      1            --            1          168
  Comfort Suites....................................     --             1            1           62
  Courtyard by Marriott.............................     --             1            1          128
  Hampton Inn & Suites..............................     --             1            1          136
                                                         --            --           --        -----

          Sub-total.................................     21             7           28        3,551
EXTENDED-STAY HOTELS:
  Homewood Suites...................................     --             2            2          232
                                                         --            --           --        -----

          Sub-total.................................     --             2            2          232
FULL-SERVICE HOTELS:
  Holiday Inn Select................................     --             1            1          244
                                                         --            --           --        -----

          Sub-total.................................     --             1            1          244
                                                         --            --           --        -----

          Total.....................................     21            10           31        4,027

     Hampton Inn Hotels. Fourteen of the Hotels are licensed by Promus to operate as Hampton Inn hotels. According to Promus, as of December 31, 1995, there were 525 Hampton Inn hotels operating in the United States, Mexico and Canada. Hampton Inn was among the first hotel companies to offer guests an unconditional 100% satisfaction guarantee. Hampton Inn hotels feature complimentary continental breakfasts, free local telephone and in-room movie channel, toll-free reservation number, and a special discount program for guests over 50 years of age.

     Comfort Inn Hotels. Nine of the Hotels are licensed by Choice Hotels International, Inc. ("Choice") to operate as Comfort Inn hotels. According to Choice, as of December 31, 1995, there were 1,411 Comfort Inn hotels operating in the United States, France, Canada and many other countries. Comfort Inn hotels feature complimentary breakfasts and newspapers, a toll-free reservation number and a special discount program for guests over 50 years of age.

     Homewood Suites. Two of the Acquisition Hotels and the three Homewood Development Hotels are licensed by Promus to operate as Homewood Suites hotels. In addition, all of the Homewood Option Hotels that may be acquired by the Company will be licensed by Promus to operate Homewood Suites hotels. According to Promus, as of December 31, 1995, there were 30 Homewood Suites hotels in operation, 8 Homewood Suites hotels under construction and 24 Homewood Suites hotels in the design stage. Homewood Suites hotels feature one and two bedroom suites with fully equipped kitchens, some with fireplaces, balconies and patios. Most Homewood Suites hotels have a pool and exercise center and all have an on-site 24-hour convenience store and meeting room.

     The Company also may acquire full-service hotels that offer full food and beverage service such as the Holiday Inn Select -- Garland (Dallas), Texas Acquisition Hotel.

  Development Strategy

     The Company intends to capitalize on management's expertise in developing eight of the 10 Initial Hotels and four of the 10 Acquisition Hotels by pursuing additional, attractive hotel development opportunities. The Company's development strategy has two primary objectives: (i) adding high-quality hotels to its portfolio and (ii) creating long-term returns to the Company that exceed those that can be achieved through acquisitions.

     The Company has entered into contracts to purchase an approximately 5.3 acre lot for development of a 136-suite Homewood Suites hotel near the Crabtree Valley Mall in Raleigh, North Carolina and an approximately 2.7 acre lot for the development of a 100-suite Homewood Suites hotel in Alpharetta, Georgia. Total development costs, which the Company expects to fund from borrowings under the New Line, are expected to approximate $12 million and $9 million, respectively, for these projects. Construction is tentatively expected to commence on both of these hotels in the middle of 1996, with completion tentatively scheduled for the middle of 1997. However, there is no assurance that such development will be undertaken, or, if commenced, that it will be completed on schedule. See "Risk Factors -- "Development Risks."


     The Company owns an approximately 4.0 acre lot located adjacent to a Current Hotel in Durham, North Carolina and has acquired 1.0 acre and 2.2 acre lots adjacent to the Comfort Suites -- London, Kentucky Acquisition Hotel and the Holiday Inn Express -- Abingdon, Virginia Acquisition Hotel, respectively. The Company currently is evaluating each of these lots for possible expansions of the adjacent hotels or the development of additional hotels, although no proposed timetables have been determined for development of these lots.


     In considering development opportunities, the Company's Board of Directors will review the availability and pricing of existing hotels for sale in the area that meet its acquisition criteria, the availability of lots suitable for development, the costs and risks of developing and the availability of financing, as well as any other factors the Board of Directors deems relevant. The Company's current policy is to limit the aggregate cost of all hotel development undertaken by the Company to not greater than 20% of the Company's investment in hotel properties, at cost. The Company's Board of Directors, however, can change the limitation on development as it deems appropriate. Each Winston Affiliate serving on the Company's or the Lessee's Board of Directors has agreed that so long as he remains on the board or is an officer of the Company or the Lessee, neither he nor his affiliates will develop or own interests in hotel properties except through the Company, or own more than five percent of any publicly held hotel company.

  Rehabilitation Strategy

     The Company believes that the development experience of the officers of the Company enables it to identify underperforming hotel properties that would benefit substantially from renovation and quality management. The Company, therefore, may acquire hotel properties that could benefit from renovations, including hotels requiring complete renovation.

     The Company has reached an agreement in principle with Equitable to co-invest in hotels acceptable to Equitable and the Partnership which require significant rehabilitation and, possibly, rebranding. In the event that suitable projects are found, Equitable will serve as a potential source of equity capital to fund partially the selective acquisition and rehabilitation of underperforming hotels. In addition, the relationship with Equitable may provide the Company with access to additional acquisition opportunities. The Company believes that such hotels will, upon rehabilitation, generate attractive returns for the Company and Equitable. Co-investment projects would be acquired by joint ventures owned by the Partnership and Equitable. The agreement in principle requires that the equity investment required in any project will be contributed approximately 83% by Equitable and approximately 17% by the Partnership. No more than

45% of the project cost may be funded by debt, which debt must be acceptable to both the Partnership and Equitable. After rehabilitation, the Company may seek to purchase Equitable's ownership interest in the hotels, and the arrangement provides the Company with the potential to do so on terms that the Company believes are favorable. The joint venture agreements will provide the partners with certain rights of first refusal and buy-sell rights. The Company is actively reviewing such "turnaround" candidates, although Equitable has not yet agreed to co-invest in a specific project. The Company intends to offer Equitable the opportunity to co-invest in the Comfort Inn -- Greenville, South Carolina Acquisition Hotel, which the Company intends to renovate substantially. If Equitable chooses not to co-invest in such Hotel, the Company intends to complete the renovations itself using borrowings under the New Line.


EXTENDED-STAY HOTELS

     With the acquisition of two Homewood Suites hotels soon after the closing of the Offering, the Company will enter the extended-stay hotel market. The Company expects to increase substantially its presence in this market and capitalize on management's acquisition and development experience with (a) the Company's current plans to develop two Homewood Suites hotels, (b) the future acquisitions of some or all of the Homewood Development Hotels and Homewood Option Hotels from Promus and (c) acquisitions from other third parties. Extended-stay hotels, such as Homewood Suites, are designed to provide customers with the amenities of an apartment along with the convenience of a hotel. Extended-stay hotels represent a small but growing segment of the lodging industry, including approximately 360 properties with approximately 40,000 rooms (approximately 1.2% of the total number of rooms available in the U.S. lodging industry) as of December 31, 1995. During the three years ended December 31, 1995, the number of dedicated extended-stay rooms increased at a compound annual growth rate of approximately 2.7%, compared with compound annual room growth of approximately 1.4% for the overall industry. Some standard features of extended-stay hotels include suites with separate living and sleeping rooms, full kitchens in each suite and laundry facilities on the premises. The extended-stay segment of the hospitality industry has developed over the last decade and is principally oriented towards business travelers. Demand for extended-stay lodging has been stimulated by the economic and social changes resulting from the increased volume of corporate reorganizations and trends toward down-sizing and out-sourcing of various functions, the break-up and geographic dispersion of the traditional family, and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives and people between jobs or houses.

COMPETITION

     The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company, the Lessee, IMIC and Promus. Several of the Hotels are located in areas in which they may compete with other Hotels for business. The Company competes for acquisition opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator.

PROPERTY DESCRIPTIONS

     The following charts provide certain information regarding the Hotels.

THE CURRENT HOTELS

                                                        NUMBER OF
                                                          GUEST     NUMBER OF  CORRIDOR    LOT        YEAR
       HOTEL                     LOCATION                 ROOMS      FLOORS     DESIGN   ACREAGE      BUILT
- ------------------- ----------------------------------- ----------  ---------  --------  -------      -----
  1. Hampton Inn    Durham, NC                             136          5      Interior    2.0         1987
  2. Hampton Inn    Raleigh, NC                            141          4      Interior    1.8         1986(1)
                    (near Beltline and Interstate-40)
  3. Hampton Inn    Charlotte, NC                          125          6      Interior    2.1         1991
                    (near Interstate-85)
  4. Hampton Inn    Atlanta, GA                            124          5      Interior    2.5         1990
                    (near Interstate-75)
  5. Hampton Inn    Cary, NC                               130          5      Interior    2.2         1989
                    (near US-1 and Interstate-64)
  6. Hampton Inn    Wilmington, NC                         118          2      Exterior    2.9         1986(1)
  7. Hampton Inn    Brunswick, GA                          127          3      Interior/   2.9         1991
                    (near Interstate-95)                                       Exterior
  8. Hampton Inn    Southern Pines, NC                     126          2      Exterior    4.2         1988
  9. Hampton Inn    Jacksonville, NC                       120          2      Exterior    3.1         1989
 10. Hampton Inn    Hilton Head, SC                        125          2      Interior    5.0         1988(1)
                    (near Highway 278)
 11. Hampton Inn    Boone, NC                               95          5      Interior    2.1         1987
 12. Hampton Inn    Chester, VA                             66          2      Interior    5.1         1994
                    (near Interstate-95 and Route 10)


               LOCAL POINTS OF
             INTEREST/BUSINESSES                        AMENITIES
- ----  ----------------------------------    ----------------------------------
  1.  Duke University, Duke Medical         Conference room, complimentary
      Center, Research Triangle Park        continental breakfast, exercise
                                            room with sauna, executive suites,
                                            outdoor pool, hospital van service
  2.  Raleigh/Durham International          Three meeting rooms, complimentary
      Airport, Crabtree Mall, Research      continental breakfast, manager's
      Triangle Park                         cocktail reception, sauna and
                                            workout room, health spa with
                                            outdoor pool, adjacent
                                            full-service restaurant, airport
                                            shuttle van
  3.  Charlotte Motor Speedway,             Complimentary continental
      University of North Carolina at       breakfast, access to health spa,
      Charlotte, University Hospital        lobby bar, two hospitality suites,
                                            outdoor pool
  4.  Atlanta Hartsfield International      Garden landscaping, lobby
      Airport, Fort Gilliam, Fort           fountain, outdoor pool,
      McPherson                             complimentary continental
                                            breakfast, two meeting rooms,
                                            access to health spa, airport
                                            shuttle van
  5.  Raleigh/Durham International          Meeting room, outdoor pool,
      Airport, Research Triangle Park       complimentary health-club
                                            privileges, adjacent full-service
                                            restaurant, complimentary
                                            continental breakfast
  6.  Wrightsville Beach, Revolutionary     Hospitality suite, outdoor pool,
      and Civil War historical sites        complimentary continental
                                            breakfast, access to health spa,
                                            adjacent full-service restaurant
  7.  Tourist travel, nearby Golden         Complimentary continental
      Isles resort beaches, including       breakfast, two meeting rooms,
      Jekyll Island and St. Simon's         exercise room, outdoor pool,
      Island                                adjacent full-service restaurant
  8.  Pinehurst golfing facilities,         Two conference rooms,
      professional golf tour events         complimentary continental
                                            breakfast, access to health spa,
                                            golf packages
  9.  Camp LeJeune Marine Corps Base        Complimentary continental
                                            breakfast, outdoor pool, access to
                                            health spa, on-site guest laundry,
                                            adjacent full-service restaurant
 10.  Hilton Head resort area, golf and     Complimentary continental
      tennis attractions                    breakfast, suites with whirlpools,
                                            outdoor pool, health spa, shuttle
                                            service, bicycle rentals
 11.  Appalachian State University,         Complimentary continental
      North Carolina's Appalachian          breakfast, indoor pool, jacuzzi,
      Mountains                             access to health spa, hospitality
                                            suite, adjacent full-service
                                            restaurant
 12.  Industrial and technical centers      Jogging path, on-site guest
      for Philip Morris USA, DuPont and     laundry, complimentary continental
      Allied, Confederate White House,      breakfast, local van shuttle
      Richmond and Petersburg National
      Battlefields, James River
      Plantations tour

- ---------------

(1) The following Current Hotels have undergone substantial renovation (i.e., substantial upgrade of guest rooms and public areas) in the following years:
    Hampton Inn -- Raleigh, North Carolina in 1996; Hampton Inn -- Wilmington, North Carolina in 1994 and Hampton Inn -- Hilton Head, South Carolina in 1988.

                                                        NUMBER OF
                                                          GUEST     NUMBER OF  CORRIDOR    LOT        YEAR
       HOTEL                     LOCATION                 ROOMS      FLOORS     DESIGN   ACREAGE      BUILT
- ------------------- ----------------------------------- ----------  ---------  --------  -------      -----
 13. Comfort Inn    Durham/Chapel Hill, NC                 138          4      Interior    4.5         1991(1)
                    (near Interstate-40 and U.S.
                    15-501)
 14. Comfort Inn    Fayetteville, NC                       176          4      Interior    3.3         1987(1)
                    (near Interstate-95)
 15. Comfort Inn    Wilmington, NC                         146          6      Interior    2.6         1986
                    (near Interstate-40)
 16. Comfort Inn    Chester, VA                            123          5      Interior    3.0         1988
                    (near Interstate-95 and Route 10)
 17. Comfort Inn    Charleston, SC                         128          7      Interior    1.0         1989
 18. Comfort Inn    Raleigh, NC                            149          4      Interior    2.7         1984(1)
                    (near Raleigh Beltline Highway)
 19. Comfort Inn    Augusta, GA                            123          5      Interior    2.3         1989
                    (near Interstate-20 and Bobby Jones
                    Expressway)
 20. Comfort Inn    Clearwater/St. Petersburg, FL          120          3      Interior    2.8         1985(1)
                    (near Interstate-75)
 21. Quality Suites Charleston, SC                      168 suites      5      Interior    3.8         1989
                    (near Interstate-26)


               LOCAL POINTS OF
             INTEREST/BUSINESSES                        AMENITIES
- ----  ----------------------------------    ----------------------------------
 13.  University of North Carolina at       Hospitality suite, meeting room,
      Chapel Hill, Duke Hospital, Duke      complimentary continental
      University                            breakfast, fitness center with
                                            sauna, outdoor pool with whirlpool
                                            spa, executive suites, adjacent
                                            full-service restaurants
 14.  Fort Bragg, Home of 82nd U.S.         Complimentary continental
      Airborne Division, Pope Air Force     breakfast, executive suites with
      Base                                  wet bar, outdoor pool, access to
                                            health spa, 25-inch televisions,
                                            55 restaurants within three-mile
                                            radius
 15.  University of North Carolina at       Complimentary continental
      Wilmington, Wrightsville Beach,       breakfast, outdoor pool, social
      Revolutionary and Civil War           hour, fitness center access and
      historical sites                      three meeting rooms, adjacent
                                            full-service restaurant
 16.  Nearby industrial and technical       Meeting room, complimentary
      centers for Philip Morris, Allied,    continental breakfast buffet,
      DuPont, Confederate White House,      boardroom, guest laundry
      Richmond & Petersburg National        facilities, local van shuttle,
      Battlefields, James River             outdoor pool, health spa, jogging
      Plantations tour                      path
 17.  Charleston historic district,         Meeting room, complimentary deluxe
      nearby marinas, nearby medical        continental breakfast, whirlpool
      complex                               suites, exercise center, outdoor
                                            pool, historic district tours,
                                            rooms with view of Ashley River
 18.  State Capitol, North Carolina         Two meeting rooms, deluxe weekday
      State University, Research            breakfast buffet, complimentary
      Triangle Park                         continental weekend breakfast
                                            buffet, outdoor pool, exercise
                                            area, access to health spa
 19.  Augusta National Golf Club            Deluxe complimentary continental
                                            breakfast, executive suites,
                                            outdoor pool and whirlpool,
                                            meeting room, fully equipped
                                            fitness center
 20.  Busch Gardens amusement park, golf    Meeting room, hospitality suite,
      courses, Tampa Bay and Gulf Coast     complimentary continental
      beaches                               breakfast, tropically landscaped
                                            outdoor pool and whirlpool in
                                            central courtyard, free-standing
                                            restaurant with room service,
                                            exercise room, airport shuttle van
 21.  Charleston International Airport,     Five-story atrium, complimentary
      Charleston's Historic District        full service cooked-to-order
                                            breakfast, manager's cocktail
                                            reception, meeting rooms, outdoor
                                            jacuzzi, pool health spa, exercise
                                            room, airport shuttle van

- ---------------

(1) The following Current Hotels have undergone substantial renovation (i.e., substantial upgrade of guest rooms and public areas) in the following years:
    Comfort Inn -- Durham/Chapel Hill, North Carolina in 1991; Comfort
    Inn -- Fayetteville, North Carolina in 1995; and Comfort Inn -- Raleigh, North Carolina in 1993. The Company also intends to substantially renovate the Comfort Inn -- Clearwater, Florida over the next two years.

THE ACQUISITION HOTELS

                                                              NUMBER   NUMBER
                                                             OF GUEST    OF    CORRIDOR    LOT
            HOTEL                       LOCATION              ROOMS    FLOORS   DESIGN   ACREAGE  YEAR BUILT
- ----------------------------- ----------------------------- ---------- ------  --------- -------  -----------
  1. Hampton Inn............. Perimeter (Atlanta), GA          131         4   interior    1.6         1996
                              (near Interstate 285 and
                              Georgia 400) (suburban
                              Atlanta)
  2. Hampton Inn............. Duncanville, TX                  119         2   exterior    2.5         1986(1)
                              (near Interstate-20 and LBJ
                              Freeway)
                              (suburban Dallas)
  3. Comfort Inn............. Greenville, SC                   191         2   exterior    3.0         1975(1)
                              (near Interstate-385)
  4. Homewood Suites......... Cary, NC                      140 Suites     4   interior    9.1         1994
                              (Raleigh)
  5. Homewood Suites......... Clear Lake (Houston), TX      92 Suites      3   interior    2.6         1995
                              (near Interstate-45)
                              (suburban Houston)
  6. Hampton Inn & Suites.... Duluth (Atlanta), GA           104 and       4   interior    2.5         1996
                              (near Interstate-85)          32 suites
                              (suburban Atlanta)
  7. Comfort Suites.......... London, KY                    62 suites      3   interior    1.0         1992(1)
                              (near Interstate-75)
  8. Holiday Inn Select...... Garland (Dallas), TX             244         5(1) interior   6.5         1974(1)
                              (near Interstate-635)                        3
                              (suburban Dallas)                            3
  9. Holiday Inn Express..... Abingdon, VA                      80         3   interior    1.2         1991(1)
                              (near Interstate 81)
 10. Marriott Courtyard...... Wilmington, NC                   128         2   interior    3.5         1996


       LOCAL POINTS OF INTEREST/BUSINESSES                AMENITIES
- ----  ------------------------------------- -------------------------------------
  1.  Perimeter Mall and Class A office     Meeting room, complimentary
      space                                 continental breakfast, outdoor
                                            swimming pool, 25-inch televisions,
                                            exercise room
  2.  The Ballpark at Arlington (Texas      Meeting room, complimentary
      Rangers Baseball stadium), Six Flags  continental breakfast, outdoor pool,
      over Texas                            landscaped exterior

  3.  Greenville-Spartanburg Metropolitan   Meeting room, outdoor swimming pool,
      area, BMW assembly plant, Michelin's  game room, sports bar
      North American headquarters
  4.  Siemens Medical Systems(2), Research  Complimentary full service breakfast,
      Triangle Park                         covered bridge entrance, wooded
                                            setting, business center, 1,200
                                            square-foot meeting room,
                                            fully-equipped in-room kitchens,
                                            fitness room, outdoor swimming pool,
                                            sport court, jacuzzi
  5.  NASA's Johnson Space Center,          Executive business center,
      Rockwell's Space Operations Center,   complimentary full service breakfast,
      Space Center Clear Lake, Martin-      fitness facility, sport court, fully-
      Marietta, McDonnell-Douglas, Lockheed equipped in-room kitchens, outdoor swimming pool, exercise room, jacuzzi
  6.  Gwinnett Mall, Lake Lanier, Stone     Meeting room, fully equipped business
      Mountain, Chateau Elan                center, social hour, complimentary
                                            full- service breakfast, outdoor pool
  7.  Daniel Boone National Forest,         Meeting room, complimentary
      Rockcastle River, whitewater sports   continental breakfast, indoor
      attractions, bass fishing, adjacent   swimming pool
      multi screen movie theater
  8.  Suburban Dallas, electronics-related  Approximately 9,800 square-foot
      industries including E-Systems and    conference center, four other meeting
      Software Spectrum                     rooms, 50-person auditorium theater,
                                            full-service restaurant, night club,
                                            outdoor pool, executive fitness
                                            center
  9.  20-block historic district, Barter    Meeting room, complimentary
      Theater (State Theater of Virginia),  continental breakfast, outdoor pool arts and crafts centers, Virginia
      Highlands Festival
 10.  Wrightsville Beach, Revolutionary and Two large meeting rooms, full service
      Civil War historical sites            breakfast, lobby lounge, outdoor
                                            swimming pool, jacuzzi


- ---------------
(1) The Holiday Inn Select -- Garland (Dallas), Texas consists of one five-story building and two three-story buildings which were built in 1974, 1978 and 1984, respectively. The Company intends to remodel substantially the following Acquisition Hotels over the next two years: The Hampton
    Inn -- Duncanville (Dallas), Texas; The Comfort Inn -- Greenville, South Carolina; the Comfort Suites -- London, Kentucky; the Holiday, Inn
    Select -- Garland (Dallas), Texas; and the Holiday Inn Express -- Abingdon, Virginia.
(2) The Homewood Suites -- Cary, North Carolina, is subject to a lease (the "Siemens Lease") with Siemens Medical Systems, Inc. ("Siemens Medical"), a large manufacturer and servicer of medical equipment. Siemens Medical conducts technician training seminars at a facility that is adjacent to this hotel. The lease provides that Siemens Medical (i) leases 90 of the 140 suites in the hotel for a minimum of 44 weeks per year and (ii) pays minimum annual rent payments of approximately $1.7 million with annual increases based on increases in the C.P.I. The lease terminates on March 31, 2003.

     The following table sets forth certain historical operating information with respect to each Current Hotel and on a consolidated basis:


                                                                                            THREE MONTHS
                                            YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                               --------------------------------------------------         -----------------
                                1991       1992       1993       1994       1995           1995       1996
                               ------     ------     ------     ------     ------         ------     ------
THE CURRENT HOTELS
HAMPTON INNS:
  Durham, NC
    Occupancy................    70.6%      88.6%      91.1%      93.5%      91.6%          90.6%      88.5%
    ADR......................  $40.51     $40.92     $43.85     $48.78     $56.70         $52.95     $59.32
    REVPAR...................  $28.59     $36.26     $39.93     $45.59     $51.94         $47.95     $52.50
  Raleigh, NC
    Occupancy................    71.6%      79.3%      82.5%      84.9%      80.7%(1)       87.0%      75.8%
    ADR......................  $44.84     $45.61     $46.70     $50.60     $55.06         $53.50     $59.67
    REVPAR...................  $32.13     $36.18     $38.52     $42.98     $44.43         $46.52     $45.23
  Charlotte, NC(2)
    Occupancy................    61.6%      78.1%      81.1%      85.6%      89.5%          84.4%      86.1%
    ADR......................  $41.34     $39.17     $42.20     $45.17     $56.00         $51.21     $60.67
    REVPAR...................  $25.45     $30.57     $34.20     $38.66     $50.11         $43.19     $52.26
  Atlanta, GA
    Occupancy................    75.4%      88.3%      90.3%      87.4%      84.3%          90.1%      87.3%
    ADR......................  $40.41     $40.88     $45.26     $50.44     $57.79         $54.87     $63.87
    REVPAR...................  $30.46     $36.07     $40.87     $44.11     $48.73         $49.44     $55.74
  Cary, NC
    Occupancy................    75.2%      78.8%      85.0%      83.0%      83.0%          79.1%      78.5%
    ADR......................  $42.43     $41.97     $44.38     $48.18     $55.20         $53.76     $58.69
    REVPAR...................  $31.91     $33.06     $37.72     $39.97     $45.84         $42.55     $46.09
  Wilmington, NC
    Occupancy................    59.4%      75.2%      77.8%      79.4%      81.9%          73.5%      75.9%
    ADR......................  $42.68     $50.01     $53.26     $56.06     $60.25         $51.81     $55.81
    REVPAR...................  $25.34     $37.59     $41.41     $44.49     $49.36         $38.10     $42.37
  Brunswick, GA(2)
    Occupancy................    45.4%      85.9%      83.2%      84.6%      90.5%          93.8%      85.4%
    ADR......................  $34.58     $38.59     $42.09     $43.79     $48.46         $46.92     $54.78
    REVPAR...................  $15.69     $33.14     $35.01     $37.07     $43.86         $44.03     $46.79
  Southern Pines, NC
    Occupancy................    75.7%      80.4%      80.0%      82.4%      83.6%          79.5%      75.1%
    ADR......................  $40.22     $41.94     $44.77     $46.19     $50.85         $48.52     $53.40
    REVPAR...................  $30.46     $33.70     $35.81     $38.04     $42.50         $38.58     $40.12
  Jacksonville, NC
    Occupancy................    77.0%      80.0%      84.7%      85.0%      86.2%          85.8%      84.5%
    ADR......................  $42.78     $41.52     $42.84     $45.65     $48.51         $44.88     $47.66
    REVPAR...................  $32.96     $33.21     $36.27     $38.81     $41.80         $38.50     $40.28
  Hilton Head, SC
    Occupancy................    61.4%      64.2%      74.6%      78.7%      70.8%(1)       74.9%      68.9%
    ADR......................  $42.96     $43.50     $42.71     $44.63     $53.82         $46.69     $50.51
    REVPAR...................  $26.39     $27.93     $31.87     $35.10     $38.12         $34.97     $34.79
  Boone, NC
    Occupancy................    77.8%      75.6%      79.7%      79.3%      82.9%          77.1%      79.8%
    ADR......................  $46.77     $46.21     $46.93     $50.27     $54.16         $47.54     $50.34
    REVPAR...................  $36.39     $34.93     $37.40     $39.87     $44.89         $36.67     $40.18
  Chester (Richmond), VA(2)..
    Occupancy................      --         --         --       79.5%      91.0%          86.3%      85.8%
    ADR......................      --         --         --     $55.23     $57.46         $55.57     $61.25
    REVPAR...................      --         --         --     $43.91     $52.26         $47.96     $52.55
COMFORT INNS:
  Durham/Chapel Hill, NC(2)
    Occupancy................    47.8%      75.7%      83.1%      86.8%      83.4%          81.0%      79.4%
    ADR......................  $43.75     $44.62     $48.17     $52.28     $59.94         $55.62     $61.27
    REVPAR...................  $20.93     $33.77     $40.04     $45.38     $50.00         $45.06     $48.62

                                                                                            THREE MONTHS
                                            YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                               --------------------------------------------------         -----------------
                                1991       1992       1993       1994       1995           1995       1996
                               ------     ------     ------     ------     ------         ------     ------
  Fayetteville, NC
    Occupancy................    82.0%      78.7%      78.2%      80.2%      75.2%(1)       73.2%      73.4%
    ADR......................  $42.16     $42.89     $44.88     $47.15      50.36         $48.39     $49.05
    REVPAR...................  $34.55     $33.74     $35.11     $37.83     $37.85         $35.40     $35.99
  Wilmington, NC
    Occupancy................    71.4%      71.3%      81.6%      81.4%      79.8%(1)       71.7%      73.7%
    ADR......................  $40.40     $41.62     $46.25     $50.47     $54.60         $46.91     $48.90
    REVPAR...................  $28.83     $29.67     $37.73     $41.08     $43.58         $33.63     $36.06
  Chester (Richmond), VA
    Occupancy................    80.3%      81.7%      84.0%      80.9%      84.1%          79.9%      76.2%
    ADR......................  $47.95     $49.90     $51.92     $54.55     $58.52         $55.99     $61.53
    REVPAR...................  $38.49     $40.76     $43.63     $44.14     $49.21         $44.71     $46.89
  Charleston, SC
    Occupancy................    72.7%      73.6%      80.3%      82.3%      79.5%          80.0%      62.6%
    ADR......................  $55.81     $53.68     $52.13     $55.64     $59.00         $53.15     $51.94
    REVPAR...................  $40.55     $39.51     $41.84     $45.77     $46.88         $42.55     $32.52
  Raleigh, NC(2)
    Occupancy................      --         --       69.0%      73.7%      74.4%          71.9%      62.0%
    ADR......................      --         --     $40.57     $43.56     $47.13         $45.53     $47.84
    REVPAR...................      --         --     $27.98     $32.12     $35.08         $32.73     $29.67
  Augusta, GA
    Occupancy................    66.5%      55.1%      68.4%      67.8%      70.9%          74.4%      65.7%
    ADR......................  $37.61     $40.40     $39.79     $41.14     $44.57         $39.93     $44.07
    REVPAR...................  $25.00     $22.28     $27.22     $27.90     $31.59         $29.71     $28.94
  Clearwater/St. Petersburg,
    FL
    Occupancy................    51.9%      62.8%      68.5%      69.4%      70.3%          84.7%      86.3%
    ADR......................  $45.18     $44.14     $45.12     $46.84     $44.84         $54.03     $56.70
    REVPAR...................  $23.46     $27.73     $30.91     $32.51     $31.54         $45.76     $48.94
QUALITY SUITES:
  Charleston, SC
    Occupancy................    75.4%      78.9%      83.9%      82.4%      82.4%          76.0%      81.3%
    ADR......................  $66.70     $66.47     $68.14     $70.81     $73.33         $72.22     $74.32
    REVPAR...................  $50.26     $52.46     $57.17     $58.36     $60.44         $54.89     $60.40
CONSOLIDATED CURRENT HOTELS
    Occupancy................    70.8%      76.6%      80.4%      81.4%      81.4%          80.4%      77.4%
    ADR......................  $45.21     $45.22     $46.98     $50.07     $54.93         $51.68     $56.26
    REVPAR...................  $32.01     $34.63     $37.76     $40.79     $44.70         $41.52     $43.52


- ---------------

(1) During 1995, the Company renovated these Hotels and substantially all of the rooms were closed at some time during the period.


(2) The Hampton Inn -- Charlotte, North Carolina, the Hampton Inn -- Brunswick, Georgia and the Comfort Inn -- Durham/Chapel Hill, North Carolina each opened in 1991, and the data for such Hotels in that year do not reflect twelve months of operations. The Hampton Inn -- Chester (Richmond), Virginia opened in 1994, and the data for such Hotel in that year does not reflect twelve months of operations. The Comfort Inn -- Raleigh, North Carolina was acquired in 1993, and the data for such Hotel in that year does not reflect twelve months of operations.

     The following table sets forth certain historical information with respect to each Acquisition Hotel that was operating in 1995 and on a consolidated basis, and with respect to the Hotels that were operating in 1995 on a consolidated basis:


                                                                                          THREE MONTHS
                                                                                              ENDED
                                                         YEAR ENDED DECEMBER 31,            MARCH 31,
                                                       ----------------------------     -----------------
                                                        1993       1994       1995       1995       1996
                                                       ------     ------     ------     ------     ------
THE ACQUISITION HOTELS(1)
HAMPTON INNS:
  Duncanville (Dallas), TX
    Occupancy......................................      65.7%      74.1%      82.8%      86.2%      65.5%
    ADR............................................    $40.49     $38.90     $37.78     $35.26     $39.88
    REVPAR.........................................    $26.58     $28.82     $31.29     $30.41     $26.12
COMFORT INN:
  Greenville, SC
    Occupancy......................................      47.6%      53.1%      64.2%      57.2%      61.7%
    ADR............................................    $39.68     $40.35     $44.47     $43.51     $45.75
    REVPAR.........................................    $18.90     $21.42     $28.53     $24.86     $28.23
HOMEWOOD SUITES:
  Cary (Raleigh), NC(2)
    Occupancy......................................        --       76.7%      92.1%      87.7%      88.5%
    ADR............................................        --     $72.98     $67.20     $64.48     $72.89
    REVPAR.........................................        --     $56.17     $61.92     $60.04     $64.47
  Clear Lake (Houston), TX(2)
    Occupancy......................................        --         --       41.7%        --       74.5%
    ADR............................................        --         --     $82.57         --     $90.46
    REVPAR.........................................        --         --     $34.44         --     $67.36
COMFORT SUITES:
  London, KY
    Occupancy......................................      80.8%      89.0%      91.4%      89.1%      78.8%
    ADR............................................    $45.93     $47.31     $50.75     $48.09     $49.18
    REVPAR.........................................    $37.11     $42.09     $46.40     $42.83     $38.75
HOLIDAY INN SELECT:
  Garland (Dallas), TX(3)
    Occupancy......................................      75.1%      79.1%      79.7%      80.6%      79.1%
    ADR............................................    $54.11     $55.53     $62.09     $59.44     $68.36
    REVPAR.........................................    $40.65     $43.93     $49.46     $47.90     $54.08
HOLIDAY INN EXPRESS:
  Abingdon, VA
    Occupancy......................................      77.2%      81.5%      84.3%      72.8%      72.7%
    ADR............................................    $43.87     $45.74     $47.98     $44.44     $47.34
    REVPAR.........................................    $33.87     $37.28     $40.46     $32.34     $34.40
CONSOLIDATED ACQUISITION HOTELS(1):
  Occupancy........................................      65.5%      73.0%      78.9%      77.1%      74.1%
    ADR............................................    $45.50     $51.43     $54.31     $52.26     $61.12
    REVPAR.........................................    $29.78     $37.53     $42.82     $40.30     $45.32
CONSOLIDATED CURRENT AND
  ACQUISITION HOTELS(1):
    Occupancy......................................      77.6%      79.5%      80.8%      79.6%      76.5%
    ADR............................................    $46.74     $50.36     $54.78     $51.81     $57.46
    REVPAR.........................................    $36.26     $40.03     $44.25     $41.24     $43.98


- ---------------


(1) Excluding the Hampton Inn -- Perimeter (Atlanta), Georgia, Hampton Inn & Suites -- Duluth (Atlanta), Georgia and Courtyard by Marriott -- Wilmington, North Carolina, which were not open in 1995. The Hampton Inn -- Perimeter (Atlanta), Georgia opened in late February 1996. Results for that Acquisition Hotel for the three months ended March 31, 1996 have not been presented above because the Company believes the brief period of the hotel's operation during such period renders such results insignificant.


(2) The Homewood Suites-Cary North Carolina opened in 1994, and the data for such Hotel in that year do not reflect twelve months of operations. The Homewood Suites-Clear Lake (Houston), Texas opened in September 1995, and the data for such Hotel in that year do not reflect twelve months of operations; that Hotel was not open in the three months ended March 31, 1995.

(3) Includes information from the date of acquisition by Impac in May 1993.

THE PERCENTAGE LEASES


     In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Therefore, the Company and the Partnership have leased the Current Hotels for terms of ten years pursuant to Percentage Leases, which provide for rent equal to the greater of the Base Rent or the Percentage Rent. Other than the franchise licenses for the Hotels and working capital sufficient to operate the Current Hotels, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases. The Percentage Leases for the Current Hotels and the five Acquisition Hotels acquired in May 1996 and the proposed Percentage Leases for the remaining five Acquisition Hotels contain the provisions described below. The Company intends that future leases with respect to its hotel property investments, including the Homewood Development Hotels, will contain substantially similar provisions, although the Company's Board of Directors may, in its discretion, alter any of these provisions with respect to any particular lease, depending on the purchase price paid, economic conditions and other factors deemed relevant at the time.



     Percentage Lease Terms. Each Percentage Lease for the Current Hotels and five of the Acquisition Hotels acquired in May 1996 has, and each Percentage Lease for the remaining five Acquisition Hotels will have, a non-cancelable term of ten years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease (including, particularly, the provisions described herein under "Damage to Hotels", "Condemnation of Hotels" and "Termination of Percentage Leases on Disposition of the Hotels").


     Amounts Payable Under the Percentage Leases. During the term of each Percentage Lease, the Lessee is or will be obligated to pay (i) the greater of Base Rent or Percentage Rent (collectively, the "Rent") and (ii) certain other Additional Charges. Base Rent accrues and is required to be paid monthly. Percentage Rent is calculated by multiplying fixed percentages by gross room revenues for each of the Hotels. Percentage Rent is due quarterly. However, with respect to eleven of the Current Hotels, the Lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the Lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent paid by the Lessee with respect to such year. With respect to the other Current Hotels and the Acquisition Hotels, the Lessee will not be in default for the non-payment of Percentage Rent if it pays, within 30 days of the end of each calendar quarter, the excess of Percentage Rent due and unpaid over the Base Rent paid year-to-date with respect to such quarter.

     The table below sets forth (i) room revenue for each Hotel for the year ended December 31, 1995; (ii)(a) pro forma lease payments, (b) pro forma Lessee net income, (c) pro forma Base Rent and (d) pro forma total Rent based on historical revenues for the year ended December 31, 1995, as if the Company and the Partnership had owned the Hotels and the Percentage Leases had been in effect since January 1, 1995; and (iii) annual Percentage Rent formula.

     The following table sets forth certain unaudited information with respect to the Hotels and the applicable Percentage Leases (dollar amounts are in thousands):


                                                                                                        YEAR ENDED
                                                                                                     DECEMBER 31, 1995
                                                                                          ---------------------------------------
                                                               ANNUAL PERCENTAGE                         PRO FORMA
                                                                RENT FORMULA(1)             -----------------------------------
                                                          ---------------------------                 (IN THOUSANDS)
                                       NUMBER             REVENUE                                                       LESSEE
                                         OF      BASE      BREAK     FIRST     SECOND      ROOM          LEASE        NET INCOME/
                                       ROOMS     RENT      POINT     TIER       TIER      REVENUE     PAYMENTS(2)       LOSS(3)
                                       ------   -------   -------    -----     ------     -------     -----------     -----------
CURRENT HOTELS(4)
Hampton Inn:
 Durham, NC...........................   136    $   435   $1,628     33.6 %     65.0%     $2,594        $ 1,175         $   236
 Raleigh, NC..........................   141        472    1,900     40.0       65.0       2,287          1,011              82
 Charlotte, NC........................   125        330    1,323     31.8       65.0       2,286          1,047             246
 Atlanta, GA..........................   124        411    1,450     31.0       66.0       2,205            948             228
 Cary, NC.............................   130        407    1,374     30.6       69.0       2,175            973             249
 Wilmington, NC.......................   118        505    1,496     34.1       64.0       2,126            912             244
 Brunswick, GA........................   127        364    1,348     28.7       66.0       2,033            839             152
 Southern Pines, NC...................   126        366    1,476     34.2       66.0       1,955            820             195
 Jacksonville, NC.....................   120        373    1,425     33.6       69.0       1,831            759             198
 Hilton Head, SC......................   125        298    1,375     26.0       66.0       1,737            596              80
 Boone, NC............................    95        254    1,150     29.0       66.0       1,557            602             108
 Chester (Richmond), VA...............    66        189      950     37.5       64.0       1,259            554              84
Comfort Inn:
 Durham/Chapel Hill, NC...............   138        579    1,975     42.5       67.0       2,518          1,203             152
 Fayetteville, NC.....................   176        623    1,975     43.0       69.0       2,432          1,164             138
 Wilmington, NC.......................   146        502    1,578     33.1       66.0       2,322          1,013             152
 Chester (Richmond), VA...............   123        497    1,775     43.0       62.0       2,210          1,059              98
 Charleston, SC.......................   128        441    1,825     41.8       66.0       2,190          1,003              85
 Raleigh, NC..........................   149        328    1,527     34.0       62.0(5)    1,908            755             195
 Augusta, GA..........................   123        294    1,100     27.0       66.0       1,418            507              65
 Clearwater/St. Petersburg, FL........   120        277    1,275     28.5       65.0       1,382            433              34
Quality Suites:
 Charleston, SC.......................   168        864    2,900     39.3       68.0       3,706          1,687             195
                                       -----    -------                                   ------       --------       ---------
Subtotal for Current Hotels........... 2,704      8,809                                   44,131         19,060           3,216
                                       -----    -------                                   ------       --------       ---------
ACQUISITION HOTELS
Hampton Inn:
 Perimeter (Atlanta), GA..............   131    $   574    1,700     42.0 %     70.0          --            574(6)         (574)(7)
 Duncanville, TX......................   119        221    1,250     33.0       70.0       1,370            497             (26)
Comfort Inn:
 Greenville, SC.......................   191        309    1,600 (8) 25.0       66.0       1,989            656             165
Homewood Suites:
 Cary, NC.............................   140      1,010    1,600 (9) 50.0       70.0       3,281 (10)     1,977             183
 Clear Lake (Houston), TX.............    92        484    1,677     35.0       70.0         320            484(6)         (389)(7)
Hampton Inn & Suites:
 Duluth (Atlanta), GA.................   136        581    1,825     42.3       70.0          --            581(6)         (581)(7)
Comfort Suites:
 London, KY...........................    62        165      775     37.5       70.0       1,050            483              80
Holiday Inn Select:
 Garland (Dallas), TX.................   244      1,036    3,600     40.0       67.0       6,352 (11)     2,084(12)        (146)
Holiday Inn Express:
 Abingdon, VA.........................    80        187      900     37.5       70.0       1,181            535             131
Courtyard by Marriott:
 Wilmington, NC.......................   128        525    1,325     42.3       70.0          --            525(6)         (525)(7)
                                       -----    -------                                   ------      ---------       ---------
Subtotal for Acquisition Hotels....... 1,323      5,092                                   15,543          8,396          (1,682)
Lessee interest income not allocated
 to the Hotels above..................                                                                                       85
Lessee general and administrative
 expenses not allocated to the Hotels
 above................................                                                                                  (1,776)
                                       ------   -------                                   -------     --------        --------
Consolidated total for Hotels......... 4,027    $13,901                                  $59,674       $27,456         $  (157)
                                       =====     ======                                  =======      ========          =======



 (1) All Percentage Rent formulas included in the Percentage Leases are based on room revenue from the related Hotels. See "Business and Properties -- The Percentage Leases" and "Risk Factors -- Risk that Pending Acquisitions Will Not Close". Beginning in the calendar year following the year in which a Percentage Lease commences, and for each year thereafter, (i) the annual Base Rent and (ii) the Percentage Rent formulas will be adjusted for inflation, based on quarterly changes in the CPI. The adjustment in any quarter may not exceed 2%, which may be less than the change in the CPI for the quarter.

 (2) Represents lease payments from the Lessee to the Partnership or the Company, as applicable, calculated on a pro forma basis by applying the rent provisions in the Percentage Leases, and for the Acquisition Hotels the rent provisions in the proposed Percentage Leases, to the historical room revenue of the Hotels for the year ended December 31, 1995. Under the terms of the related Percentage Leases, the Company or the Partnership receives Percentage Rent in an amount equal to the first tier percentage of all room revenues up to the revenue break point and an amount equal to the second tier percentage of all room revenues in excess of the revenue break point.
 (3) Pro forma Lessee net income (loss) is net of the management fees (a) that are payable by the Lessee under management agreements for 10 of the Current Hotels, which equal specified percentages of its budgeted gross operating profits from these hotels, subject to certain adjustments, (b) which will be payable by the Lessee under a Promus Management Agreement for the Homewood Suites -- Clear Lake (Houston), Texas and (c) which will be payable by the Lessee under a management agreement for the Holiday Inn Select -- Garland (Dallas), Texas with an affiliate of the seller of the Hotel. See "Business and Properties -- Operating Practices".
 (4) The following Current Hotels were acquired in May 1995: (i) Hampton
     Inn -- Raleigh, North Carolina; (ii) Comfort Inn -- Charleston, South Carolina; (iii) Comfort Inn -- Clearwater/ St. Petersburg, Florida; (iv) Comfort Inn -- Augusta, Georgia; and (v) Quality Suites -- Charleston, South Carolina.
 (5) The Comfort Inn -- Raleigh, North Carolina has a third tier percentage rent of 66% which becomes payable on annual room revenues exceeding $2,036.

 (6) Represents only the fixed Base Rent payable under the proposed Percentage Leases for these Acquisition Hotels. No Percentage Rent payable under the Percentage Leases is included for these Hotels, since Percentage Rent is payable based on revenues and these Hotels were not in operation and had no revenues in 1995 (except for limited revenues for the Homewood Suites -- Clear Lake (Houston), Texas, which opened in September 1995).


 (7) Lessee net income (loss) for these Acquisition Hotels reflects the payment by the Lessee of Base Rent in accordance with the proposed Percentage Leases for these hotels notwithstanding that three of the hotels were not open in 1995 and one of the hotels was open for only four months in 1995. See footnote 6 above.

 (8) Decreases to $1,430 in 1998, when the hotel is expected to achieve stabilization after rehabilitation.

 (9) Increases to $1,825 in 1998, to reflect increased operating costs which will be incurred by the Lessee when 32 of the rooms subject to a long term lease at the hotel are converted from offices to guest rooms. See "Business and Properties -- The Acquisition Hotels" and note (2) to the table therein. The amount included in the Percentage Lease revenue for the Homewood Suites -- Cary, North Carolina, for the purposes of determining the Company's aggregate yield from the three Affiliate Acquisition Hotels in which Robert Winston has a direct interest, will be the reduced revenue that would be produced if the Percentage Rent formula applicable beginning in 1998 was applicable for the first twelve months of the Company's ownership.


(10) Includes $117 of food and beverage revenue.


(11) Includes $1,947 of food and beverage revenue.


(12) Includes $105 of lease payments attributable to food and beverage revenue. The percentage rent formula with respect to food and beverage revenue is 5% of annual food and beverage revenue up to $1,800, and 10% of annual food and beverage revenue in excess of $1,800.


     Other than real estate and personal property taxes, casualty insurance, capital improvements and maintenance of underground utilities and structural elements, which for the Hotels owned by the Partnership are obligations of the Partnership and for the Company-Owned Hotel are obligations of the Company, the Percentage Leases require the Lessee to pay rent, insurance, all costs and expenses and all utility and other charges incurred in the operation of the Hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage to or destruction or a partial taking of any Hotel as described under "Damage to Hotels" and "Condemnation of Hotels".

     Maintenance and Modifications. Under the Percentage Leases, the entity that owns each Hotel, either the Partnership or the Company, is required to maintain the underground utilities and the structural elements of the improvements, including exterior walls (excluding plate glass) and the roof of such Hotel. In addition, the Percentage Leases obligate the Company and the Partnership to fund periodic capital improvements (in addition to maintenance of underground utilities and structural elements) to the buildings and grounds comprising their respective Hotels, and the periodic repair, replacement and refurbishment of furniture, fixtures and equipment in their respective Hotels, when and as deemed necessary by the Lessee. The Percentage Leases relating to the Current Hotels obligate the Company to set aside 3% of room revenues for the first year and 5% for the years thereafter for periodic capital improvements and the ongoing replacement or refurbishment of furniture, fixtures and equipment at all of the hotels. The Percentage Leases applicable to the Acquisition Hotels and all future hotels will obligate the Company to set aside 5% of room revenues from limited-service hotels and 7% of room, food and beverage revenues from full-service hotels for periodic capital improvements and the on-going replacement or refurbishment of furniture, fixtures and equipment of the applicable Hotels. These obligations will be carried forward to the extent that the Lessee has not expended such amounts, and any unexpended amounts will remain the property of the Company or the Partnership, as the case may be, upon termination of the Percentage Leases. Except for capital improvements and maintenance of structural elements and underground utilities, the Lessee will be required, at its expense, to maintain the Hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs which may be necessary and appropriate to keep the Hotels in good order and repair.

     The Lessee is not obligated to bear the cost of capital improvements to the Hotels. With the consent of the Company or the Partnership, as the case may be, however, the Lessee, at its expense, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter the character or purposes of the Hotels or significantly detract from the value or operating efficiencies of the Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Percentage Leases and will become the property of the Company or the Partnership, as the case may be, upon termination of the Percentage Leases. The Company and the Partnership own or will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements thereon comprising their respective Hotels, except to the extent that ownership of such personal property would cause the Rent under the Percentage Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests".

     Insurance and Property Taxes. The Partnership and the Company are responsible for paying real estate and personal property taxes and property and casualty insurance premiums with respect to their respective Hotels (except to the extent that personal property associated with the Hotels is owned by the Lessee). The Lessee is required to pay or reimburse the Company and the Partnership for all liability insurance on their respective Hotels, with extended coverage, comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Hotels and naming the Company or the Partnership, as the case may be, as an additional named insured.

     Indemnification. Under each Percentage Lease, the Lessee is obligated to indemnify and hold harmless the Company or the Partnership, as the case may be, from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company or the Partnership on account of, among other things, (i) any accident or injury to person or property on or about the Hotels, (ii) any misuse by the Lessee or any of its agents of the leased property, (iii) any environmental liability caused by acts or grossly negligent failures to act by the Lessee (see "Business and Properties -- Environmental Matters"); (iv) taxes and assessments in respect of the Hotels (other than real estate or personal property taxes and income taxes of the Company or the Partnership on income attributable to the Hotels); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the

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

Percentage Leases by the Lessee; provided, however, that such indemnification will not be construed to require the Lessee to indemnify the Company or the Partnership, as the case may be, against the Company's or the Partnership's own grossly negligent acts or omissions or willful misconduct.

     Assignment, Subleasing and Change of Control. The Lessee is not permitted to sublet all or any part of the Hotels or to assign its interest under any of the Percentage Leases, other than to an Affiliate of the Lessee, without the prior written consent of the Company or the Partnership, as the case may be. In addition, under the terms of proposed Percentage Leases any sale or transfer of more than 50% of the ownership interests of the Lessee requires the prior approval of the Company's Independent Directors. No assignment or subletting will release the Lessee from any of its obligations under the Percentage Leases.

     Damage to Hotels. In the event of damage to or destruction of any Hotel covered by insurance which renders the Hotel unsuitable for the Lessee's use and occupancy, the Lessee will be obligated to repair, rebuild, or restore the Hotel or to offer to acquire the Hotel on the terms set forth in the applicable Percentage Lease. If the Lessee rebuilds the Hotel, the Company or the Partnership, as the case may be, is obligated to disburse to the Lessee, from time to time and upon satisfaction of certain conditions, any insurance proceeds actually received by the Company or the Partnership as a result of such damage or destruction, and any excess costs of repair or restoration will be paid by the Lessee. If the Lessee decides not to rebuild and the Company or the Partnership exercises its right to reject the Lessee's mandatory offer to purchase the Hotel on the terms set forth in the Percentage Lease, the Percentage Lease will terminate and the insurance proceeds will be retained by the Company or the Partnership, as the case may be. If the Company or the Partnership accepts the Lessee's offer to purchase the Hotel, the Percentage Lease will terminate and the Lessee will be entitled to the insurance proceeds. In the event that damage to or destruction of a Hotel which is covered by insurance does not render the Hotel wholly unsuitable for the Lessee's use and occupancy, the Lessee generally will be obligated to repair or restore the Hotel. In the event of damage to or destruction of any Hotel which is not covered by insurance, the Lessee will be obligated to either repair, rebuild, or restore the Hotel or to offer to purchase the Hotel on the terms and conditions set forth in the applicable Percentage Lease. The Percentage Lease shall remain in full force and effect during the first six months of any period required for restoration of any damaged or destroyed Hotel, after which time, rent will be equitably abated.

     Condemnation of Hotel. In the event of a total condemnation of a Hotel, the relevant Percentage Lease will terminate with respect to such Hotel as of the date of taking, and the Company or the Partnership, as the case may be, and the Lessee will be entitled to their shares of any condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking which does not render the Hotel unsuitable for the Lessee's use, then the Lessee shall restore the untaken portion of the Hotel to a complete architectural unit and the Company or the Partnership, as the case may be, shall contribute to the cost of such restoration that part of the condemnation award specified for restoration.

     Events of Default. Events of Default under the Percentage Leases include, among others, the following:

          (i) the occurrence of an Event of Default under any other Percentage Lease between the Company or the Partnership and the Lessee or any Affiliate of the Lessee;

          (ii) the failure by the Lessee to pay Base Rent when due and the continuation of such failure for a period of 15 days;

          (iii) the failure by the Lessee to pay the excess of Percentage Rent over Base Rent within 90 days of the end of the calendar year with respect to eleven of the Current Hotels and within 30 days after the end of any calendar quarter for which such payment was due with respect to the remaining 10 Current Hotels and the Acquisition Hotels;

          (iv) the failure by the Lessee to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the

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

     Company or the Partnership thereof, unless such failure cannot be cured within such period and the Lessee commences appropriate action to cure such failure within said 30 days and thereafter acts, with diligence, to correct such failure within such time as is necessary;

          (v) if the Lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of the Lessee or of the whole or substantially all of the assets of the Lessee shall be appointed in any proceeding brought by the Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Lessee and shall not be vacated or set aside or stayed within 60 days after such appointment;

          (vi) if the Lessee voluntarily discontinues operations of a Hotel for more than 30 days, except as a result of damage, destruction, or condemnation; or

          (vii) if the franchise agreement with respect to a Hotel is terminated by the franchisor as a result of any action or failure to act by the Lessee or its agents.

     If an Event of Default occurs and continues beyond any curative period, the Company or the Partnership will have the option of terminating the Percentage Lease or any or all other Percentage Leases by giving the Lessee ten days' written notice of the date for termination of the Percentage Leases and, unless such Event of Default is cured prior to the termination date set forth in said notice, the Percentage Leases shall terminate on the date specified in the Company's or the Partnership's notice and the Lessee is required to surrender possession of the affected Hotels.

     Termination of Percentage Leases on Disposition of the Hotels. In the event the Company or the Partnership enters into an agreement to sell or otherwise transfer one or more of its respective Hotels, the Company or the Partnership, as the case may be, will have the right to terminate the Percentage Lease with respect to such Hotel upon either (i) paying the Lessee the fair market value of the Lessee's leasehold interest in the remaining term of the Percentage Lease to be terminated or (ii) offering to lease to the Lessee a substitute hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the Percentage Lease to be terminated.

     Franchise License. The Lessee is the licensee under the franchise licenses on the Current Hotels and will be the licensee under the franchise licenses for the Acquisition Hotels. Upon the occurrence of certain events of default by the Lessee under a franchise license, the franchisor has agreed to permit the operation of the hotel under the franchise license for that hotel by the Company or the Partnership (or a reasonably acceptable designee of the Company) for up to twelve months from the date of the default, provided that the default is cured promptly while an application is made for a new franchise license by the Company or the Partnership (or its designee). See "-- Franchise Agreements".

     Other Lease Covenants. The Lessee has agreed that during the term of the Percentage Leases it will maintain a ratio of total debt to consolidated net worth (as defined in the Percentage Leases) of less than or equal to 40%, exclusive of capitalized leases. In addition, the Lessee has agreed that it will not pay fees to any Affiliate of the Lessee.

     Breach by Partnership. If the Company or the Partnership, as the case may be, fails to cure a breach by it under a Percentage Lease, the Lessee may purchase the relevant Hotel from the Company or the Partnership for a purchase price equal to the Hotel's then fair market value. Upon notice from the Lessee that the Lessor has breached the Lease, the Company or the Partnership has 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays.

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

     Inventory. All inventory required in the operation of the Hotels is and will be purchased and owned by the Lessee at its expense. The Company or the Partnership, as the case may be, will have the option to purchase all inventory related to a particular Hotel at its fair market value upon termination of the related Percentage Lease.

FRANCHISE AGREEMENTS

     Twelve of the Current Hotels and two of the Acquisition Hotels are licensed as Hampton Inn hotels. Two of the Acquisition Hotels are licensed as Homewood Suites hotels, and one of the Acquisition Hotels is licensed as a Hampton Inn & Suites hotel. Hampton Inn, Homewood Suites and Hampton Inn & Suites are registered trademarks of Promus. Promus approved the transfer of franchise licenses or a grant of a new franchise license to the Lessee when the Company and the Partnership acquired each Current Hotel that is operated as a Hampton Inn hotel. The Company expects that Promus will approve the transfer or issuance of franchise licenses to the Lessee upon the Company's acquisition of the Acquisition Hotels that are operated as Hampton Inn, Hampton Inn & Suites and Homewood Suites hotels. The Company's obligation to purchase each of the Acquisition Hotels that are operated as Hampton Inn, Hampton Inn & Suites and Homewood Suites hotels is contingent upon the Company's receipt of a franchise license from Promus.

     Ten of the Current Hotels and one of the Acquisition Hotels are licensed as Comfort Inn hotels. One of the Current Hotels is licensed as a Quality Suites hotel and one of the Acquisition Hotels is licensed as a Comfort Suites hotel. Comfort Inn, Quality Suites and Comfort Suites are registered trademarks of Choice. Choice approved the transfer of a franchise license to the Lessee when the Partnership acquired the Current Hotels that are operated as Comfort Inn and Quality hotels. Choice also has agreed to approve the transfer or issuance of the franchise licenses to the Lessee upon the Partnership's acquisition of the Acquisition Hotels that are operated as a Comfort Inn hotel and a Comfort Suites hotel.

     One of the Acquisition Hotels is licensed as a Courtyard by Marriott hotel. Courtyard by Marriott is a registered trademark of Marriott International. The Company expects that Marriott International will approve the transfer or issuance of a franchise license to the Lessee upon the Partnership's acquisition of the Acquisition Hotel that is operated as a Courtyard by Marriott hotel. The Company's obligation to purchase the Courtyard by Marriott -- Wilmington, North Carolina Acquisition Hotel is contingent upon the Lessee's receipt of a franchise license from Marriott International.

     One of the Acquisition Hotels is licensed as a Holiday Inn Select hotel, and one of the Acquisition Hotels is licensed as a Holiday Inn Express hotel. Holiday Inn Select and Holiday Inn Express are registered trademarks of Holiday Inns Franchising, Inc. Holiday Inns Franchising, Inc. has agreed to approve the transfer or issuance of franchise licenses to the Lessee upon the Partnership's acquisition of the Acquisition Hotels that are operated as a Holiday Inn Select hotel and Holiday Inn Express hotel.

     The franchisors are requiring that the Acquisition Hotels be operated under conditional franchise licenses, subject to completion of certain improvements, prior to issuance of a permanent license.

     The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

     The hotel franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the Lessee must comply. The franchise licenses obligate the Lessee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided, display of signs, and the type,

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

quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

     Of the Current Hotels, one of the franchise licenses expires in 2006, four expire in 2008, one expires in 2009, one expires in 2010, two expire in 2011, two expire in 2014 and ten expire in 2015. The Lessee expects to receive new hotel franchise licenses with respect to the Acquisition Hotels. Three of the franchise agreements related to the Acquisition Hotels will expire in 2006, one will expire in each of 2010, 2014 and 2015, and four will expire in 2016. The franchise agreements provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the respective Hotel. The Lessee is entitled to terminate the franchise license only by giving at least 12 months' notice and paying a specified amount of liquidated damages. The license agreements will not renew automatically upon expiration. The Lessee is responsible for making all payments under the franchise agreements to the franchisors. Under the franchise agreements, the Lessee pays a franchise fee of an aggregate of between 3% and 5% of room revenues, plus additional fees that amount to between 3% and 4% of room revenues from the Hotels. The Partnership has agreed to guarantee the Lessee's obligations to make franchise fee payments to franchisors under the franchise agreements.


     Promus, Choice, Marriott International and Holiday Inns Franchising, Inc. have agreed that in the event of a default by the Lessee under a franchise agreement with respect to a Hotel (or the Partnership's termination of a Percentage Lease), upon request by the Company or the Partnership and the curing of any event of default, the franchisor will allow that Hotel to be operated by a designee of the Company or the Partnership acceptable to the franchisor for a reasonable period of time, not to exceed 12 months (except with respect to Marriott International, in which case such time period shall be 120 days), to allow the designee of the Company or the Partnership to apply for a new franchise license. The Company or the Partnership will be obligated to pay the franchisor's actual costs of investigating the designee. Normal change of ownership commitment fees will be due when a designee applies for a new franchise license.


     HAMPTON INN(R), HAMPTON INN & SUITES(R) AND HOMEWOOD SUITES(R) ARE REGISTERED TRADEMARKS OF PROMUS(R); COMFORT INN(R), COMFORT SUITES(R) AND QUALITY SUITES(R) ARE REGISTERED TRADEMARKS OF CHOICE(R); COURTYARD BY MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL; AND HOLIDAY INN SELECT(R) AND HOLIDAY INN EXPRESS(R) ARE REGISTERED TRADEMARKS OF HOLIDAY INN FRANCHISING, INC. NONE OF PROMUS, CHOICE, MARRIOTT INTERNATIONAL OR HOLIDAY INNS FRANCHISING, INC. HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN, HAMPTON INN & SUITES, HOMEWOOD SUITES, COMFORT INN, COMFORT SUITES, QUALITY SUITES, COURTYARD BY MARRIOTT, HOLIDAY INN SELECT OR HOLIDAY INN EXPRESS FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS, CHOICE, MARRIOTT INTERNATIONAL OR HOLIDAY INNS FRANCHISING, INC. (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR APPROVAL OF THE COMMON STOCK OFFERED HEREBY.

OPERATING PRACTICES


     The Company's management recognizes the need for aggressive, market driven, creative management given competitive conditions in the hospitality industry. The Lessee currently operates 11 of the Current Hotels. IMIC currently manages 10 of the Current Hotels pursuant to management agreements with the Lessee with respect to each of such Hotels. Promus also currently manages one of the Acquisition Hotels that it will continue to manage after its acquisition by the Partnership pursuant to a Promus Management Agreement with the Lessee. Promus will also manage any Homewood Development Hotels or Homewood Option Hotels that are acquired by the Company. Impac currently manages one of the Acquisition Hotels pursuant to a management agreement with the Lessee.

     The Lessee, IMIC, Promus and Impac utilize systems for marketing, rate achievement, expense management, physical facility maintenance, human resources, accounting and internal auditing. Each Hotel manager oversees a staff of supervisors, who in turn oversee each major area of the hotel's operations (e.g., front desk, sales, maintenance and housekeeping). Each Hotel files daily, weekly and monthly reports on items such as revenues, ADR, occupancy and payroll. Expenses are managed by carefully tracking expenses per rented room pursuant to reports designed to quickly identify unusually high or unexpected expenses. Managers are trained in all aspects of hotel operations, with particular emphasis placed on customer service. Managers are trained in negotiation of prices with corporate and other clients and to be responsive to marketing requirements in their particular markets. The Lessee, IMIC, Promus and Impac devote substantial resources to advertising, and employ a mix of marketing techniques designed for each specific Hotel, which include individual toll-free lines, cross-marketing of the Hotels' billboards and direct marketing, as well as taking advantage of national advertising by the franchisors of the Hotels. The general manager and sales director of each Hotel develop a marketing plan for each quarter with careful attention given to measurable results. Management monitors the results for each quarter as compared to the plan.

  The Lessee


     The Lessee leases the Current Hotels and the five Acquisition Hotels acquired in May 1996, and will lease the remaining Acquisition Hotels, pursuant to the Percentage Leases. See "Business and Properties -- The Percentage Leases". The Lessee operates 11 of the Current Hotels and four of the five Acquisition Hotels acquired in May 1996 and will operate the remaining Acquisition Hotels. The Lessee is owned by Robert Winston and John B. Harris, Jr. Affiliates of the Lessee have managed hotel properties since 1985, including the Initial Hotels. Messrs. Winston and Harris have agreed that the Lessee will make no further distributions other than amounts required to pay their income tax liability associated with the Lessee's net income unless and until the Lessee has tangible net worth of at least $4 million. After such time, Messrs. Winston and Harris will invest at least 75% of the Lessee's net income (after distributions to pay taxes) in Common Stock (or Units, if necessary to preserve the Company's REIT status). The Common Stock (or Units) will be acquired either directly from the Company at then-current market prices or in the open market, at the election of the Company's independent directors (the "Independent Directors"). Messrs. Winston and Harris have agreed to hold any such shares of Common Stock (or Units) for at least one year after the date of purchases. These agreements will remain in effect for so long as Robert Winston is an officer or director of the Company. See "Shares Available For Resale".


     The Lessee employs approximately 380 people in the operation of the Current Hotels. Under the Percentage Leases, the Lessee generally is required to perform all operational and management functions necessary to operate the Hotels. Such functions include accounting, periodic reporting, ordering supplies, advertising and marketing, maid service, laundry, and maintenance. The Lessee is entitled to all profits and cash flow from the Hotels after payment of Rent under the Percentage Leases and other operating expenses, including, in the case of the Hotels managed by IMIC, Promus or Impac and Homewood Option Hotels, the management fee payable to IMIC, Promus or Impac, respectively. The Lessee, its Affiliates, IMIC, Promus and Impac may manage other hotel properties in addition to hotels owned by the Company, and the Lessee, IMIC, Promus and Impac are not required to devote all of their respective time and efforts to the Hotels. The Lessee and its Affiliates have agreed not to lease or manage any hotel property (other than properties owned by the Company or the Partnership) located within a 20 mile radius of any hotel property in which the Company or the Partnership has invested. Upon the Company's acquisition of the Acquisition Hotels, the Winston Affiliates, so long as they remain on the board or are officers of the Company or the Lessee, will have no interests in any hotels not owned by the Company and, to the extent described above, may not participate in the hotel business other than through the Company, the Lessee or through ownership of 5% or less of any publicly-held hotel company.

  IMIC

     IMIC is a hotel development and management company founded in 1981. IMIC employs approximately 40 employees at its central office. These employees provide management support to IMIC's

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

on-site hotel managers in the areas of risk management, human resources, accounting and finance, purchasing, cash management, sales and marketing, including graphic design and advertising, facilities management and construction and lounge and restaurant operations.

     IMIC currently manages 22 hotels in five states, including 14 limited-service hotels, seven full-service, convention or resort hotels and one condominium hotel. Of the 22 hotels that it manages currently (which include 10 of the Current Hotels), IMIC or its Affiliates developed 13 of the hotels.

     IMIC manages 10 of the Current Hotels under management agreements with the Lessee. Based on operating results of two of the Current Hotels managed by IMIC for the period ended December 31, 1995, the Lessee notified IMIC that it was terminating the two related management agreements and that it intends to operate those Hotels. The Lessee has indicated that IMIC disputes the Lessee's right to terminate the two management agreements. The Lessee has informed the Company that it believes that it had the right to terminate the agreements, and discussions between the Lessee and IMIC are ongoing. The existence or termination of such management agreements does not affect the Lessee's obligations under the Percentage Leases for those Current Hotels, including the obligation to pay rent to the Partnership.

     Each year, the Lessee pays IMIC a base management fee for each Hotel managed by IMIC equal to a specified percentage of the budgeted gross operating profit for that year. The base management fee for a Hotel managed by IMIC will be reduced or increased for any year by 100% of any difference between actual and budgeted gross operating profit of the hotel for that year, up to an amount equal to a specified percentage of the budgeted gross operating profit. In addition, if actual gross operating profit exceeds budgeted gross operating profit by a percentage amount that is greater than the specified percentage referred to above, IMIC will receive an additional management fee equal to 50% of such excess.

     The budgeted gross operating profits for each Hotel managed by IMIC for 1996 were determined by agreement between the parties in the annual budget of revenues, expenses and profits prepared by IMIC and submitted to the Lessee before the commencement of 1996. If prior to any year the parties are unable to agree on a budget, the last approved budget shall apply for the next year, with all line items being adjusted for any increase in the U.S. consumer price index in the last year.

     IMIC has agreed that each year it will spend a specified percentage of the gross revenues of each Hotel managed by IMIC on repairs and maintenance of the hotel. The specified percentage was established by the Lessee based on its review of IMIC's repair and maintenance budgets in recent years. The annual budget includes capital and other non-routine items to be undertaken in the next year. Lessee has retained the right to control the expenditure of funds budgeted for capital and non-routine items, including, at its discretion, approving plans and selecting and overseeing contractors and other vendors.

     The Lessee pays or reimburses IMIC for all property operating expenses at the hotels. Each IMIC management agreement is co-terminous with the applicable Percentage Lease. Each IMIC management agreement may be terminated earlier upon the occurrence of one or more events of default, as described in the management agreements.

  Promus


     Promus is a leading lodging company and the franchisor and an operator of Hampton Inn, Homewood Suites, Hampton Inn & Suites and Embassy Suites hotels. There are more than 680 Promus brand hotels with more than 90,000 rooms in the United States, Canada, Mexico, Costa Rica and Columbia. Promus employs approximately 1,100 employees at its central office in Memphis, Tennessee. These employees provide support to all of Promus' hotel brands, franchised and managed, in various areas including risk management, human resources, accounting and finance, purchasing, cash management, sales, marketing, reservations, facilities management and construction.


     Promus currently operates 106 hotels in 29 states including 37 limited-service hotels, 9 extended-stay hotels and 60 full-service upscale, all-suite hotels. Promus developed 75 of the 106 hotels that it currently operates (including the Homewood Suites Acquisition Hotel in Clear Lake, Texas.)

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

     Promus will manage one of the Acquisition Hotels and all of the Homewood Development Hotels and Homewood Option Hotels that the Company may acquire in the future. The Promus Management Agreements will provide for the payment by the Lessee to Promus of management fees generally equal to 50% of the Lessee's gross operating profit from each Hotel managed by Promus, plus to the extent that the Lessee's gross operating profit exceeds 5% of the gross revenues of such Hotel,
(i) 100% of the Lessee's gross operating profit in excess of 5% of the Hotel's gross revenues up to an amount equal to 1% of the Hotel's gross revenues and
(ii) 50% of any additional gross operating profit of Lessee.

EMPLOYEES

     The Company currently has four officers. All of such officers except Charles Winston, the Company's Chairman of the Board, are employees of the Company and work at the Company's headquarters in Raleigh, North Carolina.

     The Lessee employs approximately 380 people in operating the Current Hotels. IMIC employs approximately 300 people in operating the 10 Current Hotels that it manages. Promus employs and after the Partnership's acquisition of the Homewood Suites hotel in Clear Lake (Houston), Texas will employ approximately 35-40 people in operating that hotel. Each of the Lessee, IMIC and Promus has advised the Company that its relationship with its employees is good.

ENVIRONMENTAL MATTERS


     Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at another property may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to use or sell such real estate or to borrow using such real estate as collateral. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including ACMs into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership and operation of the Hotels, the Company, the Partnership, the Lessee, IMIC or Promus, as the case may be, may be potentially liable for such costs.


     Phase I environmental site assessments ("ESAs") were obtained on all of the Current Hotels prior to their acquisition, and on the Acquisition Hotels in connection with the Company's due diligence investigation. The Phase I ESAs were intended to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESAs included historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the lots and surrounding properties, screening for the presence of asbestos, polychlorinated biphenyls ("PCBs") and underground storage tanks, and the preparation and issuance of a written report. The Phase I ESAs did not include invasive procedures, such as soil sampling or ground water analysis.

     The Phase I ESA reports have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or compliance concern. Nevertheless, it is possible that these reports do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a Hotel after the related Phase I ESA report was completed of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of the properties in the vicinity of the Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Partnership or the Company.


     In addition to the ESAs, the Company also obtained Asbestos Surveys for the Holiday Inn Select -- Garland (Dallas), Texas and the Comfort Inn -- Greenville, South Carolina. In each of the Asbestos Surveys, the consultant discovered the presence of ACMs and made recommendations to address the ACMs. The Company believes that the implementation of the recommended activities would not be expected to have a material adverse effect on the Company's business, assets or results of operations.


     The Company believes that the Hotels are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither the Company nor, to the knowledge of the Company, any of the current owners of the Acquisition Hotels has been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its present or former properties.

LEGAL PROCEEDINGS

     Neither the Company nor the Partnership currently is involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership. The Lessee has advised the Company that they currently are not involved in any material litigation, other than routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance. The current owners of the Acquisition Hotels have represented to the Partnership that there is no material litigation threatened against or affecting the Acquisition Hotels.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors consists of seven members, four of whom are Independent Directors. The Company has three executive officers. Certain information regarding the directors and executive officers of the Company is set forth below.

                      NAME                                            POSITION
- ------------------------------------------------  -------------------------------------------------
Charles M. Winston..............................  Chairman of the Board
Robert W. Winston, III..........................  Chief Executive Officer, President and Director
Philip R. Alfano................................  Chief Financial Officer, Senior Vice President
                                                    and Secretary
Kenneth Crockett................................  Senior Vice President
James H. Winston................................  Director
Paul Fulton.....................................  Independent Director
Thomas F. Darden, II............................  Independent Director
Richard L. Daugherty............................  Independent Director
Edwin B. Borden.................................  Independent Director

     Charles M. Winston -- Charles Winston (age 66) has been Chairman of the Board of Directors of the Company since its inception on March 15, 1994. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with an A.B. degree. He was Chairman of the Board of WJS Management, Inc., the former operator of nine of the Current Hotels, and President of several corporations, which developed eight of the Current Hotels, positions he had held since 1987. Mr. Winston has more than 35 years of experience in developing and operating full service restaurants. Mr. Winston is President of WJS Associates -- Perimeter II, Inc., a real estate development company which recently developed the Hampton Inn -- Perimeter (Atlanta), Georgia Acquisition Hotel. Mr. Winston also is developing the Hampton Inn &
Suites -- Duluth (Atlanta), Georgia Acquisition Hotel. Mr. Winston also serves on the board of directors of United Carolina Bancshares Corporation.

     Robert W. Winston, III -- Robert Winston (age 34), has served as Chief Executive Officer, President and director of the Company since its inception on March 15, 1994. Mr. Winston is the son of Charles Winston. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with a B.A. degree in economics. From 1988 to 1991 he was employed by Hampton Inns Corporation, where he was involved in the management of several hotels. In 1991, Mr. Winston founded a hotel management company and purchased the Hampton Inn Hotel in Wilmington, North Carolina. He managed that hotel from 1991 until the closing of the IPO in June 1994. Mr. Winston developed the Homewood Suites Acquisition Hotel in Cary, North Carolina, which opened in February 1994, and is developing two of the Acquisition Hotels: the Hampton Inn & Suites -- Duluth (Atlanta), Georgia and the Courtyard by
Marriott -- Wilmington, North Carolina.

     Philip R. Alfano -- Mr. Alfano (age 46) was appointed Chief Financial Officer, Senior Vice President and Secretary of the Company in October 1994. Mr. Alfano is a graduate of St. Bonaventure University with a B.B.A. degree in accounting. Prior to joining the Company, from 1983 until August 1993, Mr. Alfano was employed by the Ashforth Company, a privately-held real estate development and service organization, and served on its Executive Committee. In this position, Mr. Alfano was responsible for all finance and administrative activities and acted as business advisor to six operating units. Mr. Alfano is a certified public accountant. From August 1993 through October 1994, Mr. Alfano was self-employed as a financial consultant.

     Kenneth Crockett -- Mr. Crockett (age 39) was appointed Senior Vice President of the Company in September 1995. Mr. Crockett is a graduate of the University of North Carolina at Chapel Hill with a B.S. degree in Business Administration. Prior to joining the Company, Mr. Crockett was an Associate Partner for project development in commercial real estate at Capital Associates, a real estate development firm located in the Raleigh, North Carolina area. From 1984 to 1986, Mr. Crockett worked for the Oberlin Company where he was responsible for the development and operation of nine limited-service hotels. Prior to 1986, Mr. Crockett worked for several different financial institutions.

     James H. Winston -- James Winston (age 61) has served as a director of the Company since May 25, 1994. Mr. Winston has been, for at least the past five years, the President of Omega Insurance Company, a property and casualty insurance company doing business mainly in the State of Florida and throughout five southeastern states. He is also President of Citadel Life and Health Insurance Company and LPMC, Inc., a real estate investment firm. Mr. Winston is a native of North Carolina, and was graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill. Mr. Winston serves on the boards of directors of Pace American Group, Inc., Stein Mart, Inc. and FRP Properties, Inc. and a number of community organizations in the Jacksonville, Florida area. Mr. Winston is the brother of Charles Winston and the uncle of Robert Winston.

     Paul Fulton -- Paul Fulton (age 61) has served as a director of the Company since May 25, 1994. Mr. Fulton is the Dean of Kenan-Flagler Business School of the University of North Carolina at Chapel Hill. Prior to accepting his current position on January 1, 1994, Mr. Fulton served from 1988 through 1993 with Sara Lee Corporation, a global packaged food and consumer products company and one of North Carolina's largest employers. Mr. Fulton's last position with Sara Lee was President. Mr. Fulton is a graduate of the University of North Carolina at Chapel Hill. Mr. Fulton serves as a director of Sonoco Products, NationsBank Corporation and Bassett Furniture Industries, Inc.

     Thomas F. Darden II -- Thomas Darden (age 41) has served as a director of the Company since May 25, 1994. Mr. Darden is the Chairman of Cherokee Sanford Group, Inc. which manufactures brick products in North Carolina and Maryland, where he has been employed for more than the past five years. Mr. Darden graduated with highest honors from the University of North Carolina at Chapel Hill with a B.A. degree in 1976 and graduated from Yale Law School with a J.D. degree in 1981. In 1992, Mr. Darden received a Master's Degree in City and Regional Planning from the University of North Carolina at Chapel Hill. In 1991, Mr. Darden was appointed by the Governor of North Carolina to the board of the North Carolina Department of Transportation, and was subsequently appointed to the Triangle Transit Authority Board of Trustees. Mr. Darden serves or has served on a variety of community, charitable and college boards, currently including the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Trustees of Shaw University.

     Richard L. Daugherty -- Richard Daugherty (age 60) has served as a director of the Company since May 25, 1994. Mr. Daugherty until 1994 was Vice President of Worldwide Manufacturing for the IBM PC Company in Research Triangle Park, North Carolina, where he had been employed for more than five years. Mr. Daugherty is now a consultant for the IBM PC Company. At the time of his retirement in 1994, Mr. Daugherty was the senior IBM executive for the State of North Carolina. He serves on various community and business boards of directors, including the boards of Wachovia Bank & Trust Company, N.A., North Carolina State University Institute for Engineering, Technology & Science, Carolina Power & Light Company and Troxler Electronic Laboratories, Inc.

     Edwin B. Borden -- Edwin Borden (age 62) has served as a director of the Company since May 25, 1994. Mr. Borden is President and Chief Executive Officer of The Borden Manufacturing Company, Inc. a textile manufacturer, where he has been employed for at least the past five years. Mr. Borden is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill. He serves on the board of directors of Carolina Power & Light Company, Jefferson-Pilot Corporation, Triangle Bancorp and Ruddick Corp.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an audit committee, which consists of three Independent Directors: Edwin B. Borden, Thomas F. Darden, II and Paul Fulton. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors has established a compensation committee, which currently consists of Messrs. Darden, Borden and Daugherty. The Compensation Committee administers the 1994 Plan (defined below) and began determining compensation for the Company's executive officers as of December 31, 1995 when the Company became self-advised.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

EXECUTIVE COMPENSATION


     During 1994, the Company was advised by Winston Advisors, Inc., a North Carolina corporation, pursuant to the terms of an advisory agreement (the "Advisory Agreement"). Under the terms of the Advisory Agreement, Winston Advisors, Inc. received a cash fee of $100,000 and, beginning in 1995, an incentive fee, payable in shares of Common Stock, related to increases in Funds from Operations per share over the prior year. For 1995, the incentive fee was $409,234, which was paid in 33,103 shares of Common Stock issued by the Company in April 1996, in accordance with the terms of the Advisory Agreement. The Company and Winston Advisors, Inc. terminated the Advisory Agreement effective December 31, 1995. While the Advisory Agreement was in effect, neither the Company nor the Partnership paid any of the Company's executive officers any cash compensation, although such officers were eligible to participate in the Winston Stock Incentive Plan. Effective January 1, 1996, the Company's executive officers became employees of the Company. In connection with the termination of the Advisory Agreement effective December 31, 1995, the Compensation Committee approved payment of annual base salaries, plus incentive bonuses for executive officers based on the Company's performance. The actual amount of incentive bonus received by each of the Company's executive officers will be determined by the Compensation Committee after the end of the applicable year. The base salary to be received and maximum amount of incentive bonus that could be received by each executive officer for 1996 is as follows:


                                                                                     MAXIMUM
                                                                          BASE       INCENTIVE
                          EXECUTIVE OFFICER                              SALARY       BONUS
- ----------------------------------------------------------------------  --------     -------
Robert W. Winston.....................................................  $190,000     $90,000
  Chief Executive Officer
  and President
Philip R. Alfano......................................................  $135,000     $40,000
  Chief Financial Officer,
  Senior Vice President
  and Secretary
Kenneth Crockett......................................................  $110,000     $55,000
  Senior Vice President


In addition, the Company's executive officers are eligible to participate in the Winston Stock Incentive Plan.


COMPENSATION OF DIRECTORS

     Under the Directors' Plan (as defined below), the Company has issued to each director, other than Charles and Robert Winston, 7,500 shares of Common Stock, subject to certain restrictions. The directors' rights in the Common Stock vest at the rate of 1,500 shares per year beginning on the closing date of the IPO. Each director is entitled to vote and receive the dividends paid on such shares of Common Stock prior to vesting. Directors who cease to be directors will forfeit any shares not previously vested. In addition, the Company reimburses all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Charles and Robert Winston receive no compensation as directors, other than reimbursement for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

STOCK INCENTIVE PLANS


     The Company has adopted the Winston Stock Incentive Plan and the Winston Hotels, Inc. Directors Stock Incentive Plan (the "Directors' Plan") for the purpose of (i) attracting and retaining employees, directors and other service providers with ability and initiative; (ii) providing incentives to those deemed important to the success of the Company and related entities; and (iii) aligning the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership.


  The Winston Stock Incentive Plan

     The Board of Directors has adopted the Winston Stock Incentive Plan to provide incentives to attract and retain executive officers and key employees. The Winston Stock Incentive Plan was approved by the shareholders of the Company. The Winston Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the Winston Stock Incentive Plan to one or more officers of the Company. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. The Compensation Committee or its delegate, as appropriate, generally has the authority, within limitations described in the Winston Stock Incentive Plan, (i) to establish rules and policies concerning the Winston Stock Incentive Plan,
(ii) to determine the persons to whom stock options, stock appreciation rights ("SARs") and awards of restricted stock and performance shares may be granted,
(iii) to fix the number of shares of Common Stock to be covered by each award, and (iv) to set the terms and provisions of each award.


     In May 1994, in connection with the IPO, Mr. Winston received incentive stock options covering 50,000 shares of Common Stock, which is exercisable for five years from the date of grant at a price of $11 per share. At the same time, Mr. Winston also received a nonqualified stock option covering 25,000 shares of Common Stock, which expire 10 years from the date of grant and are exercisable at a price of $10 per share. Mr. Winston received, in January 1996, an option to acquire 90,000 shares of Common Stock, which become exercisable over a four-year period beginning in January 1997 at a price of $11.375 per share and expire 10 years from the date of grant. Mr. Alfano received options to acquire 25,000 and 60,000 shares of Common Stock issued in October 1994 and January 1996, respectively. All of Mr. Alfano's options expire 10 years from the date of grant. The 25,000 of Mr. Alfano's options that were granted in October 1994 are presently exercisable at a price of $9.125 and the 60,000 options granted to Mr. Alfano in January 1996 become exercisable over a four-year period beginning in January 1997 at a price of $11.375 per share. In October 1995, Mr. Crockett received options to acquire 50,000 shares of Common Stock which become exercisable on October 4, 1996 at a price of $11.3125 per share and expire 10 years from the date of grant.



     On May 28, 1996, the Company's shareholders approved an increase in the number of authorized shares of Common Stock issuable pursuant to the Winston Stock Incentive Plan from 350,000 to 700,000 plus increases in the future equal to five percent (5%) of any excess in the number of outstanding shares of Common Stock over 14 million.


  The Directors' Plan

     The Directors' Plan provides for the award of Common Stock to each eligible director of the Company. No director who is an employee of the Company is eligible to participate in the Directors' Plan. Each eligible director who was a member of the Board as of the closing of the IPO (a "Founding Director") was awarded 7,500 shares of Common Stock on that date. All other awards of Common Stock under the Directors' Plan will be made at the first Board Meeting following an annual meeting of the Company's shareholders (the date of each such Board meeting, an "Award Date"). Each eligible director who is not a Founding Director or a Reelected Director, as defined below, (a "Non-Founding

Director") will receive, on the first Award Date on which he is a member of the Board, a number of whole shares of Common Stock having a fair market value that as nearly as possible equals, but does not exceed, $75,000. Any eligible director who, during the term of the Directors' Plan ceases to be a member of the Board but is subsequently reelected to the Board (a "Reelected Director") will receive, on the first Award Date after he is reelected to the Board, a number of shares of Common Stock having a fair market value on that date that as nearly as possible equals, but does not exceed, the difference of (i) $75,000 minus (ii) the fair market value of any stock previously awarded to him under the Directors' Plan that had vested prior to his reelection. For purposes of the preceding sentence, the fair market value of the previously awarded stock is determined as of the date such stock was awarded.

     A director will be immediately and fully vested in 20% of the shares of Common Stock awarded to him under the Directors' Plan. On the first Award Date following the date on which a director is awarded shares of Common Stock, and on each subsequent Award Date, an additional 20% of the shares issued to that director will become vested. If, however, a director is not a member of the Board on any Award Date on which a portion of his shares otherwise would become vested, no shares will vest on that date, and the director will have no further right in any shares of Common Stock issued to him under the Directors' Plan that are not then vested.

     A director has the right to vote all shares of Common Stock awarded to him under the Directors' Plan and receives all dividends paid with respect to the shares, notwithstanding that a portion of the shares has not vested. Upon a director's ceasing to be a member of the Board, these rights will immediately terminate with respect to any share of Common Stock not then vested.

     The Directors' Plan provides that a Non-Founding Director or a Reelected Director receives a cash retainer on each date on which cash dividends are paid with respect to stock issued under the Directors' Plan. The retainer equals the difference between (i) the value of the cash dividends paid on such date with respect to 7,500 shares of Common Stock less (ii) the value of the cash dividends received by the Non-Founding Director or Reelected Director on the same date with respect to the Common Stock issued to him under the Directors' Plan.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of March 31, 1996 regarding the beneficial ownership of Common Stock by (i) each person known by the Company to hold 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.


                                           NUMBER OF SHARES
                                        BENEFICIALLY OWNED(1)                  PERCENT OF CLASS
                                    ------------------------------         -------------------------
                                     BEFORE                AFTER             BEFORE         AFTER
     NAME OF BENEFICIAL OWNER       OFFERING             OFFERING          OFFERING(1)   OFFERING(1)
- ----------------------------------  --------             ---------         -----------   -----------
5% SHAREHOLDERS
Franklin Resources, Inc.;.........   771,700               771,700              7.5%          4.7%
  Franklin Value Market Funds,
  Real Estate Services Fund(2)
  777 Mariners Island Blvd.
  San Mateo, California 84404
DIRECTORS AND EXECUTIVE OFFICERS
Charles M. Winston................   303,875(3)            721,991(3)(4)        2.9%          4.4%
Robert W. Winston, III............   402,500(5)(6)         931,134(6)(7)        3.9%          5.6%
Philip R. Alfano..................    30,000(8)             30,000(8)         *             *
Kenneth Crockett..................         0                     0            *             *
James H. Winston..................    15,000(9)(10)         15,000(9)(10)     *             *
Paul Fulton.......................     7,500(9)              7,500(9)         *             *
Thomas F. Darden, II..............    12,500(9)             12,500(9)         *             *
Richard L. Daugherty..............     8,500(9)              8,500(9)         *             *
Edwin B. Borden...................    17,500(9)             17,500(9)         *             *
Executive officers and directors
  as a group (9 persons)..........   797,375             1,744,125              7.7%         10.5%


- ---------------

   * Represents less than 1% of the outstanding Common Stock after completion of the Offering.
 (1) Assumes that all Units are redeemed for shares of Common Stock.
 (2) Based on information provided by Franklin Resources, Inc. and Franklin Valuemark Funds, Real Estate Securities Fund.
 (3) Includes 105,643 shares issuable to Charles Winston upon exercise of Redemption Rights with respect to Units issued to him in connection with the IPO.

 (4) Includes 35,653 shares issuable upon redemption of Units to be issued to the corporation which owns the Hampton Inn -- Perimeter (Atlanta), Georgia and that is owned 33.33% by Charles Winston; 321,594 shares issuable upon redemption of Units to be issued to the corporation that owns the Homewood Suites -- Cary, North Carolina and that is owned 46.66% by Charles Winston and his wife; 43,478 shares issuable upon redemption of Units to be issued to the corporation that owns the Hampton Inn & Suites -- Duluth (Atlanta), Georgia and that is owned 66.66% by Charles Winston and his wife; and 17,391 shares issuable upon redemption of Units to be issued to the corporation that owns the Courtyard by Marriott -- Wilmington, North Carolina and that is owned 20% by Charles Winston's daughter.

 (5) Does not include 40,000 shares which Robert Winston has agreed to purchase to satisfy a preexisting commitment by the Winston Affiliates to purchase shares within one year after the Follow-On Offering.
 (6) Includes 297,500 shares issuable upon redemption of Units issued in exchange for the acquisition of the Hampton Inn -- Wilmington, North Carolina to a corporation owned by Robert Winston, his wife and trusts for the benefit of their minor children. Also includes 75,000 shares subject to presently exercisable options.

 (7) Includes 367,536 shares issuable upon Redemption of Units to be issued to the corporation which owns the Homewood Suites -- Cary, North Carolina and is owned 53.33% by Robert Winston and his wife; 21,739 shares issuable upon redemption of Units to be issued to the corporation that owns the Hampton Inn & Suites -- Duluth (Atlanta), Georgia and that is owned 33.33% by Robert Winston; and 69,566 shares issuable upon redemption of Units to be issued to the Corporation which owns the Courtyard by Marriott -- Wilmington, North Carolina and which is owned 80% by Robert Winston, his wife and trusts for the benefit of their children. Also includes 40,000 shares acquired by Robert Winston in the Offering and 29,793 shares issued to Winston Advisors, Inc. in April 1996 in payment of its incentive advisory fee for 1995. Robert Winston is the 90% shareholder of Winston Advisors, Inc.

 (8) Includes an aggregate of 25,000 shares subject to presently exercisable options and 5,000 shares which are held jointly by Mr. Alfano and his wife.
 (9) Includes an aggregate of 7,500 shares issued to each director, other than Charles and Robert Winston, in June 1994 under the Directors' Plan. Such shares began vesting in 1994 with each director at the rate of 1,500 shares per year. Any shares not vested when such person ceases to be a director will be forfeited. Each director is entitled to vote and receive the dividends paid on such shares prior to vesting. See
     "Management -- Compensation of Directors".
(10) Includes 1,000 shares held by James Winston's wife.

                        SHARES AVAILABLE FOR FUTURE SALE


     Upon the completion of the Offering, the Company will have outstanding (or reserved for issuance upon redemption of Units or exercise of stock options) 16,932,304 shares of Common Stock. The shares of Common Stock issued in the Offering will be freely tradeable by persons other than "Affiliates" of the Company (which includes the Winston Affiliates) under the Securities Act, subject to certain limitations on ownership set forth in the Articles of Incorporation.


     Pursuant to the Partnership Agreement, the Limited Partners have Redemption Rights, which enable them to cause the Partnership to redeem their Units in exchange for shares of Common Stock on a one-for-one basis or, at the option of the Company or in certain other circumstances, cash. The Redemption Rights relating to Units received in connection with the acquisition of the Initial Hotels may be exercised by the applicable Limited Partners, in whole or in part, at any time. The Redemption Rights relating to the Units to be issued as part of the purchase price for the Hampton Inn & Suites, Perimeter (Atlanta), Georgia Acquisition Hotel will be exercisable by the applicable Limited Partners in whole or in part, at any time. The Redemption Rights relating to the Units to be issued as part of the purchase price on the remaining three Affiliate Acquisition Hotels will be exercisable by the applicable Limited Partners, in whole or in part, any time after the first anniversary of the date of the Company's acquisition of the related Hotels. Any amendment to the Partnership Agreement that would (i) affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Partnership's allocations of income or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners holding at least 66 2/3% of the Units held by Limited Partners.


     Of the Company's 16,556,304 shares of Common Stock that will be issued and outstanding after the Offering, 2,080,304 shares are or will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. These restricted securities include an aggregate of 404,114 shares outstanding upon completion of the IPO, 433,956 shares of Common Stock issuable to holders of Units issued in connection with the acquisition of the Initial Hotels upon exercise of Redemption Rights, 948,261 shares of Common Stock issuable to holders of Units issued in connection with the acquisition of the Affiliate Acquisition Hotels upon exercise of Redemption Rights, 33,103 shares issued to the shareholders of Winston Advisors, Inc. as an incentive fee pursuant to the now terminated Advisory Agreement and 260,870 shares of Common Stock to be issued to Promus in the Private Placement. As described below, the Company has granted certain holders registration rights with respect to their shares of Common Stock.


     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain provisions relating to the manner of sale, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any "Affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an "Affiliate" of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company has filed a registration statement with the Commission for the purpose of registering the sale of shares of (i) restricted Common Stock that was outstanding at the time of the IPO and (ii) Common Stock issuable upon redemption of Units issued in connection with the acquisition of the Initial Hotels. That Registration Statement was declared effective on July 10, 1995 by the Commission

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


and will remain effective for two years. In connection with the Partnership's acquisition of the Affiliate Acquisition Hotels, the Company has agreed to file upon 60-days prior notice, a registration statement with the Commission for the purpose of registering the sale of shares of Common Stock issuable to such holders of Units upon redemption of such Units or restricted shares. The Company will use its best efforts to have such registration statement declared effective and to keep it effective for a period of two years. In connection with Promus'
(a) acquisition of Common Stock in the Private Placement and (b) possible acquisition of up to $12 million of Common Stock in subsequent private placements, the Company has agreed to file with the Commission, beginning one year after the closing of the Private Placement, one or more registration statements as necessary to register the resale of such shares. The Company will use its best efforts to have any such registration statement declared effective and to keep it effective until Promus has disposed of the Common Stock covered thereby or may resell such Common Stock without restriction under the Securities Act. Upon effectiveness of any such registration statements, those persons who receive shares of Common Stock upon redemption of Units or Promus, as the case may be, may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule 144. The Company will bear expenses incident to its registration requirements, except that such expenses shall not include any underwriting discounts or commissions, Commission or state securities registration fees or transfer taxes relating to such shares. Registration rights may be granted to future sellers of hotel properties to the Partnership who elect to receive in lieu of cash, Common Stock, Units, or other securities convertible into Common Stock.



     The Common Stock is traded on The Nasdaq Stock Market under the symbol "WINN". The market price for the Common Stock since trading began has ranged from a low of $8.75 to a high of $13.38 per share. On May 22, 1996, the last reported sale price of the Common Stock on The Nasdaq Stock Market was $11.50 per share. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock. See "Risk
Factors -- Effect of Market Interest Rates on Price of Common Stock" and "Partnership Agreement -- Transferability of Interests".


     For a description of certain restrictions on transfers of Common Stock held by certain shareholders of the Company, see "Underwriting".

                             PARTNERSHIP AGREEMENT

MANAGEMENT

     The Partnership is organized as a North Carolina limited partnership and is governed by the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the Limited Partners acting as such have no authority to transact business for, or participate in the management activities or decisions of, the Partnership. However, any amendment to the Partnership Agreement that would (i) affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Partnership's allocations of income or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Partnership, would require the consent of Limited Partners holding at least 66 2/3% of the Units.

TRANSFERABILITY OF INTERESTS

     The Company may not withdraw from the Partnership voluntarily or transfer or assign its interest in the Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' receipt of property in an amount equal to the amount they would have received had they exercised their Redemption Rights immediately prior to such transaction, or unless the successor to the Company contributes substantially all of its assets to the Partnership in return for an interest in the

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

Partnership. The Limited Partners may not transfer their interests in the Partnership without the consent of the Company, which consent may be withheld in the Company's sole discretion. The Company may not consent to any transfer that would cause the Partnership to be treated as a separate corporation for federal income tax purposes.

CAPITAL CONTRIBUTION


     The Company will contribute to the Partnership the proceeds of the Offering and the proceeds of the Private Placement as a capital contribution in exchange for Units. After such contribution, the Company will hold an approximately 91.3% general partnership interest in the Partnership. Conversely, the Limited Partners' aggregate interest in the Partnership will increase to approximately 8.7%. Upon the Company's contribution of the proceeds of the Offering and the proceeds of the Private Placement to the Partnership, the property of the Partnership will be revalued to its fair market value (based on the Offering Price) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain inherent in such property would be allocated among the partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation. The Partnership Agreement provides that if the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Partnership, the Company may contribute the amount of such required funds as an additional capital contribution to the Partnership. If the Company so contributes additional capital to the Partnership, the Company will receive additional Units and the Company's percentage interest in the Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners will be decreased on a proportionate basis in the event that the Company contributes additional capital to the Partnership.


REDEMPTION RIGHTS


     Pursuant to the Partnership Agreement, the Limited Partners received the Redemption Rights, which enable them to cause the Partnership to redeem their Units in exchange for shares of Common Stock or, at the option of the Company, an equivalent amount of cash. The redemption price will be paid in cash in the event that the issuance of Common Stock to the redeeming Limited Partner (i) would cause the Ownership Limitation to be exceeded by such partner or any other person (unless this condition is expressly waived by the Company for a particular redemption transaction), or (ii) otherwise would jeopardize the REIT status of the Company. Redemption Rights relating to Units issued in connection with the Partnership's acquisition of the Initial Hotels are currently exercisable by the Limited Partners holding such Units. Redemption Rights relating to the Units to be issued as part of the purchase price of the Affiliate Acquisition Hotels will be exercisable by the Limited Partners receiving such Units, in whole or in part, any time after the first anniversary of the acquisition of the related Hotel. The aggregate number of shares issuable upon the exercise of all Redemption Rights will be 1,382,217. The number of shares issuable upon the exercise of the Redemption Rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company. See "Shares Available for Future Sale".


REGISTRATION RIGHTS


     For a description of certain registration rights held by the Limited Partners, see "Shares Available for Future Sale".


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

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Partnership.

     Profit and loss of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership based on the number of Units held by the partners.

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

DISTRIBUTIONS

     The Partnership Agreement provides that the Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Partnership's property in connection with the liquidation of the Partnership) quarterly, in amounts determined by the Company in its sole discretion, to the partners, for any fiscal year of the Partnership, in accordance with their respective percentage interests in the Partnership. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any loans made by partners, any remaining assets of the Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the Company has a negative balance in its capital account following a liquidation of the Partnership, it will be obligated to contribute cash to the Partnership equal to the negative balance in its capital account.

TERM

     The Partnership will continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the Company (unless the Limited Partners elect to continue the Partnership), (ii) the sale or other disposition of all the assets of the Partnership (except for such assets as the Company believes are required to wind up the affairs of the Partnership), (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the Company, if any), or (iv) the election by the General Partner.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. Hunton & Williams has acted as counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock. The following discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion and the opinions of Hunton & Williams are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company revoked its election to be taxed as a pass-through entity under Subchapter S of the Code on the day prior to the closing of the IPO. The Company made an election to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year beginning on the date of revocation of its S election and ending on December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT for federal income tax purposes.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     Hunton & Williams has acted as counsel to the Company in connection with the Offering. In the opinion of Hunton & Williams, the Company qualified to be taxed as a REIT for its taxable years ended December 31, 1994 and December 31, 1995, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1996 and in the future. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, the Percentage Leases, and the past and future conduct of the Company's business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion to be delivered by Hunton & Williams at the closing of the Offering. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for 1996 or any subsequent taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify".

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the

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

Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The ownership of the Common Stock is sufficiently diverse to allow the Company to satisfy requirements (v) and (vi). In addition, the Company's Articles of Incorporation provide for restrictions regarding transfers of the Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above.

     For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, is not considered an individual and the beneficiaries of trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company does not currently have any subsidiaries, nor will it have any subsidiaries immediately after completion of the Offering, although it may have subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period that such corporation has been in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets and gross income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

     A REIT cannot qualify as such if, at the close of any REIT taxable year, it has earnings and profits accumulated in non-REIT taxable years or in non-REIT taxable years of a predecessor corporation. Because both the Company and the corporation that was merged into the Company immediately prior to the closing of the IPO (i) validly elected for all taxable years during the period from their respective organization to the closing of the IPO to be taxed as pass-through entities under Subchapter S of the Code and (ii) did not succeed to any earnings and profits accumulated during a non-REIT taxable year, neither entity had any earnings and profits immediately prior to the commencement of the Company's first REIT taxable year and, therefore, the Company does not have any earnings and profits from non-REIT taxable years.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rent received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant".

     Pursuant to the Percentage Leases, the Lessee leases from the Partnership (or, in the case of the Company-Owned Hotel, the Company) the land, buildings, improvements, furnishings and equipment comprising the Current Hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (or, in the case of the Company-Owned Hotel, the Company)
(i) the greater of a Base Rent or Percentage Rent and (ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues for each of the Current Hotels. The Base Rent accrues and is required to be paid monthly. Although Percentage Rent is due quarterly, with respect to eleven of the Current Hotels, the Lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the Lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent paid by the Lessee with respect to such year. With respect to the other Current Hotels and the Acquisition Hotels, the Lessee will be in default for the non-payment of Percentage Rent if it fails to pay, within 30 days of the end of each calendar quarter, the excess of Percentage Rent due and unpaid over the Base Rent paid year-to-date with respect to such quarter. The Partnership plans to enter into leases with the Lessee with respect to the Acquisition Hotels that are substantially similar to the Percentage Leases (the "Acquisition Leases"). For purposes of this section entitled "Federal Income Tax Considerations," the term "Percentage Leases" includes the Acquisition Leases and assumes that the terms of the Acquisition Leases are substantially similar to the terms of the existing Percentage Leases.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     Hunton & Williams is of the opinion that the Percentage Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Partnership (or, in the case of the Company-Owned Hotel, the Company) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessee has the right to the exclusive possession, use, and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and dictates how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, property and casualty insurance, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Company or the Partnership, as applicable, under each Percentage Lease), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage to or destruction of a Hotel, the Lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to offer to purchase the Hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds, (vii) the Lessee has indemnified the Partnership (or, in the case of the Company-Owned Hotel, the Company) against all liabilities imposed on the Partnership (or, in the case of the Company-Owned Hotel, the Company) during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels, (B) the Lessee's use, management, maintenance or repair of the Hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the Hotels (other than real estate or personal property taxes), or (E) any breach of the Percentage Leases or of any sublease of a Hotel by the Lessee, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, (x) the Company or the Partnership, as applicable, cannot use the Hotels concurrently to provide significant services to entities unrelated to the Lessee, and (xi) the total contract price under the Percentage Leases does not substantially exceed the rental value of the Hotels for the term of the Percentage Leases.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Hunton & Williams with respect to the relationship between the Partnership (or, in the case of the Company-Owned Hotel, the Company) and the Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnership or the Company receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property". In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     In order for the Rent to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel, must not be greater than 15% of the Rent received under the applicable Percentage Lease. The Rent attributable to the personal property in a Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Adjusted Basis Ratio for each Current Hotel has not exceeded 15%. Management of the Company has obtained appraisals of the personal property at each Acquisition Hotel that the Partnership will acquire in exchange for cash or Units indicating that the appraised value of the personal property at such Hotel is less than 15% of the purchase price of such Hotel. In addition, the Company anticipates that the additional

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

personal property that the Company or the Partnership acquires with a portion of the proceeds of the Offering likewise will not cause the Adjusted Basis Ratio with respect to any Hotel to exceed 15%. However, in no event will the Partnership or the Company acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service will not assert that the personal property acquired by the Partnership or the Company had a value in excess of its appraised value, or that a court will not uphold such assertion. If such a challenge were successfully asserted, the Company could fail the 15% Adjusted Basis Ratio as to one or more of the Hotels, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rent as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Because the Percentage Rent is based on fixed percentages of the gross room revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the term of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rent as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the Lessee. The constructive ownership rules of the Code generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not actually own any stock of the Lessee. Various Winston Affiliates, which indirectly own interests in the Lessee, may acquire Common Stock by exercising their Redemption Rights. The Partnership Agreement, however, provides that if the Winston Affiliates would own, actually or constructively, 10% or more of the Company upon the exercise of their Redemption Rights, the Company must redeem the Units of the Winston Affiliates in cash rather than Common Stock. The Articles of Incorporation likewise prohibit the Winston Affiliates from owning, actually or constructively, 9.9% or more of the Company. Thus, the Company should never own, actually or constructively, 10% or more of the Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not lease any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of shares of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

     A fourth requirement for qualification of the Rent as "rents from real property" is that neither the Company nor the Partnership can furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Company and the Partnership do not perform, and will not perform, any services other than customary

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ones for the Lessee. Furthermore, the Company has represented that, with respect to each other hotel property that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rent likely would be disqualified as "rents from real property" because the Company and the Partnership would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If a portion of the Rent from a particular Percentage Lease does not qualify as "rents from real property" because the Rent attributable to personal property with respect to such Percentage Lease exceeds 15% of the total Rent for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If the Rent attributable to personal property that is nonqualifying income, plus any other nonqualifying income, during a taxable year exceeds 5% of the Company's gross income during such year, the Company would lose its REIT status. In addition, if the Rent does not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on the income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels other than through a qualifying independent contractor, none of the Rent would qualify as "rents from real property". In that case, the Company likely would lose its REIT status because it would be unable to satisfy both the 75% and 95% gross income tests.

     In addition to the Rent, the Lessee is required to pay to the Company or the Partnership, as applicable, the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property". To the extent, however, that the Additional Charges represent interest accrued on the late payment of the Rent or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Based on the foregoing, Hunton & Williams is of the opinion that the Rent and the Additional Charges will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest accrued on the late payment of the Rent or the Additional Charges (which will be qualifying income for the 95% test but not the 75% test). As described above, the opinion of Hunton & Williams is based upon an analysis of all the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by the Company and assumptions that are described above and set out in the federal income tax opinion of Hunton & Williams, which is attached as an Exhibit to the Registration Statement of which this Prospectus is a part. Opinions of counsel are not binding upon the Service or any court. Accordingly, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a

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

trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business".

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company with respect to such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     The Company has entered into interest rate cap agreements to eliminate its exposure to increases in interest rates under the Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". In the future, the Company or the Partnership may, from time to time, enter into other hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into interest rate swap or cap contracts, such as the interest rate cap agreements entered into by the Company in February 1995, to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contracts should be qualifying income for purposes of the 95% gross income test, but

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

not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the net income attributable to the excess of 75% or 95% of the Company's gross income over its qualifying income in the relevant category, whichever is greater. No such relief is available for violations of the 30% income test.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership or the stock of a subsidiary with respect to which the Company has held 100% of the stock at all times during the subsidiary's existence).

     For purposes of the asset tests, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its general partnership interest in the Partnership. The Company has represented that, at all relevant times (including the taxable periods preceding the Offering), (i) at least 75% of the value of its total assets has been, and will be, represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it has not, and will not, own any securities that do not satisfy the 75% asset requirement (except for the stock of subsidiaries with respect to which it has held 100% of the stock at all times during the subsidiary's existence). In addition, the Company has represented that it will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement. Based on the foregoing, Hunton & Williams is of the opinion that the Company has satisfied, and will continue to satisfy, both asset requirements for REIT status.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of

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its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it would be subject to tax on the amount it does not distribute at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under certain of the Percentage Leases, the Lessee may defer payment of the excess of the Percentage Rent over the Base Rent paid by the Lessee for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent paid by the Lessee in the calendar year to which such excess relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less Cash Available for Distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company has complied and will continue to comply with such requirements.

  Partnership Anti-Abuse Rule

     In 1994, the U.S. Department of the Treasury issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"), that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and

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recast it for federal tax purposes as the Service deems appropriate. The
Anti-Abuse Rule applies where a partnership is formed or availed of in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions. The Anti-Abuse Rule generally is effective for all transactions relating to a partnership occurring on and after May 12, 1994.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. Based on the foregoing, Hunton & Williams is of the opinion that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

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

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses will be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such) will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of the Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The Omnibus Budget Reconciliation Act of 1993 increased the highest marginal individual income tax rate to 39.6%, but generally did not change the 28% tax rate on net capital gains applicable to individuals. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual deduction of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides the Company with a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders".

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required by currently applicable Treasury Regulations to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the Common Stock is publicly traded, no assurance can be given that the Company will qualify as a "domestically controlled REIT". If the Company does not constitute a domestically-controlled REIT, a Non-U.S. Shareholder's sale or exchange of Common Stock will not be subject to tax under FIRPTA if (i) the Company's Common Stock is "regularly traded" on an established securities market (e.g., the NASDAQ Stock Market on which the Common Stock is listed), and (ii) such Non-U.S. Shareholder owned (actually or constructively) 5% or less of the Company's outstanding Common Stock at all times during a specified testing period. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations). IN ADDITION, NON-U.S. SHAREHOLDERS SHOULD BE AWARE THAT LEGISLATIVE PROPOSALS HAVE BEEN MADE TO SUBJECT FOREIGN PERSONS TO U.S. TAX IN CERTAIN CIRCUMSTANCES ON THEIR GAINS FROM THE SALE OF STOCK IN U.S. CORPORATIONS. THERE CAN BE NO ASSURANCE THAT SUCH A PROPOSAL WILL NOT BE ENACTED INTO LAW IN A FORM DETRIMENTAL TO FOREIGN HOLDERS OF THE COMMON STOCK.

OTHER TAX CONSEQUENCES

     The Company, the Partnership, and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

     The Company is entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An organization formed as a partnership will be treated as a corporation or partnership, rather than as a corporation, for federal income tax purposes only if it (i) has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes and (ii) is not a "publicly traded" partnership. The four corporate characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests. The Partnership possesses no more than two of those four corporate characteristics.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). On November 29, 1995, the U.S. Department of the Treasury issued final regulations (the "PTP Regulations") relating to the classification of certain partnerships as publicly traded partnerships. The PTP Regulations provide limited safe harbors from the definition of a PTP. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests were issued in a transaction that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during a taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity") if (A) substantially all of the value of the person's ownership interest in the flow-through entity is attributable to the entity's interest in the partnership and (B) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation). The PTP Regulations generally are effective for all taxable years of a partnership beginning after December 31, 1995. The Partnership satisfies the Private Placement Exclusion.

     The Partnership has not requested, and does not intend to request, a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the closing of the Offering, Hunton & Williams will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions, and certain representations described in the opinion, the Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes, as described below. The opinion of Hunton & Williams is based on existing law, which to a great extent consists of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests". In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements". Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

  Income Taxation of the Partnership and its Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department recently issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that Code section 704(c) requires otherwise with respect to the Contributed Hotels owned by the Partnership. In addition, gain on the sale of a Contributed Hotel owned by the Partnership will be specially allocated to the contributing Partner or Partners (including the

Company, if applicable) to the extent of any "built-in" gain with respect to such Contributed Hotel for federal income tax purposes. The application of section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

     Basis in Partnership Interest The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) its allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. Immediately after the Offering, the Company will make a cash contribution to the Partnership in exchange for an additional general partnership interest in the Partnership and the Partnership will use a portion of such contribution to acquire the Acquisition Hotels. To the extent that the Partnership acquired or will acquire, as the case may be, the Hotels in exchange for cash, the Partnership's initial basis in such Hotels for federal income tax purposes generally is or will be equal to the purchase price paid by the Partnership. The Partnership plans to depreciate such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the Partnership generally will depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Partnership generally will depreciate buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Partnership has acquired some of the Hotels in exchange for Units. In addition, the Company acquired one of the Current Hotels pursuant to a merger of the corporation that owned that Hotel into the Company. The Partnership's or the Company's, as the case may be, initial basis in such Hotels for federal income tax purposes should be the same as the transferor's basis in such Hotels on the date of acquisition by the Partnership. Although the law is not entirely clear, the Partnership and the Company intend to depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Contributed Hotels or other contributed properties that results in the Company receiving a disproportionate share of such deductions).

SALE OF THE COMPANY'S OR THE PARTNERSHIP'S PROPERTY

     Generally, any gain realized by the Company or the Partnership on the sale of property held by it for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the

Contributed Hotels will be allocated first to the partners who contributed those hotels under section 704(c) of the Code to the extent of such partners' "built-in gain" on those Hotels at the time of the disposition for federal income tax purposes. The contributing partners' "built-in gain" on the Contributed Hotels sold will equal the excess of the Contributing Partners' proportionate share of the book value of those Hotels as reflected in the Partnership's capital accounts over the Contributing Partners' adjusted tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Board of Directors has adopted a policy to which the Winston Affiliates have consented that any decision to sell a Hotel will be made by a majority of the Independent Directors. See "Risk
Factors -- Conflicts of Interest".

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests". Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to acquire or hold or allow the Partnership to acquire or hold any property that constitutes inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Keegan & Company, Inc. and Raymond James & Associates, Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                             NUMBER
                                                                          OF SHARES OF
                                UNDERWRITER                               COMMON STOCK
    --------------------------------------------------------------------  ------------
    Goldman, Sachs & Co.................................................
    Bear, Stearns & Co. Inc.............................................
    Donaldson, Lufkin & Jenrette Securities Corporation.................
    Morgan Keegan & Company, Inc........................................
    Raymond James & Associates, Inc.....................................

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 750,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,000,000 shares of Common Stock offered.

     The Company, its officers and directors and certain stockholders have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of the representatives except for the shares of Common Stock offered in connection with the offering.

     The Company and the Partnership have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act.

                                    EXPERTS


     The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for the period June 2, 1994 through December 31, 1994 and the year ended December 31, 1995 and the financial statement schedule; the balance sheets of the Lessee as of December 31, 1994 and 1995 and the statements of income, shareholders' equity and cash flows for the period June 2, 1994 through December 31, 1994 and the year ended December 31, 1995; the combined balance sheet of the Impac Acquisition Hotels (described in Note 1 to those financial statements) as of December 31, 1995 and the combined statements of income, equity and cash flows for the year then ended; and the balance sheet of Cary Suites, Inc. as of December 31, 1995 and the statements of income and retained earnings, and cash flows for the year then ended, all of which have been included in this Prospectus; and the combined statements of income, capital deficiency and cash flows of the Initial Hotels (described in Note 1 to those financial statements) for the year ended December 31, 1993 and the five months ended June 2, 1994; and the combined statements of income, partners' equity (deficit) and cash flows of the Acquisition Hotels (the five hotels purchased by the Company in May 1995) (described in Note 1 to those financial statements) for each of the two years in the period ended December 31, 1994, all of which have been incorporated by reference in this Prospectus; have been included or incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hunton & Williams. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Hunton & Williams. The validity of the shares of Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia. In rendering such opinion, King & Spalding will rely on the opinion of Hunton & Williams as to certain matters of North Carolina law.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

     "ACMs" means asbestos-containing materials.

     "Acquisition Hotels" means the 10 Hotels which will be acquired in connection with the consummation of this Offering.

     "ADA" means the Americans with Disabilities Act of 1990.

     "ADR" means average daily room rate.

     "Advisory Agreement" means the agreement between the Company and Winston Advisors, Inc., which was terminated as of January 1, 1996.

     "Affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     "Affiliate Acquisition Hotels" means the Hampton Inn -- Perimeter, Georgia, Hampton Inn & Suites -- Gwinnett, Georgia, Homewood Suites -- Cary, North Carolina and the Courtyard by Marriott -- Wilmington, North Carolina Acquisition Hotels, which are being purchased by the Company from Winston Affiliates or entities in which Winston Affiliates own an equity interest.

     "Articles of Incorporation" means the Articles of Incorporation of the Company.

     "Award Date" means the date of the first Board Meeting following an annual meeting of shareholders.

     "Base Rent" means the fixed obligation of the Lessee to pay an annual sum certain in the form of monthly rent payments under each of the Percentage Leases.

     "Board of Directors" means the Board of Directors of the Company.

     "Bylaws" means the Bylaws of the Company.

     "Cash Available for Distribution" means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of properties, plus depreciation and amortization and minority interest, minus capital expenditures and principal payments on indebtedness.

     "Choice" means Choice Hotels International, Inc.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     "Company" means Winston Hotels, Inc., a North Carolina corporation.

     "Company-Owned Hotel" means the Hampton Inn -- Cary, North Carolina Initial Hotel.

     "Current Hotels" means the ten Initial Hotels acquired in connection with the IPO, plus eleven additional hotel properties, one of which was acquired on August 16, 1994 and five of which were acquired on November 29, 1994 and on May 11, 1995.

     "CPI" means the Consumer Price Index published by the U.S. Bureau of Labor Statistics of the U.S. Department of Labor, U.S. City Average, All items for Urban Wage Earners and Clerical Workers (1982-1984=100)

     "Debt Limitation" means the limitation on indebtedness contained in the Company's Articles of Incorporation limiting the Company's consolidated indebtedness to 45% of its investment in hotel properties at cost.

     "Directors' Plan" means the Winston Hotels, Inc. Directors' Stock Plan.

     "ESAs" means the Phase I environmental site assessments obtained by the Company on all of the Current Hotels prior to their acquisition and on all of the Acquisition Hotels in connection with their acquisition.

     "Equitable" means an affiliate of Equitable Real Estate Investment Management, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means entities that generally are exempt from federal income tax (other than the tax on unrelated business taxable income under Section 511 of the Code).

     "Existing Line" means the Company's existing $50 million line of credit with Wachovia.

     "Follow-on Offering" means the Company's 2,700,000 share second primary public offering of Common Stock.

     "Founding Director" means an individual who was a member of the Board of Directors at the closing of the IPO.

     "Funds From Operations" means net income (loss) (computed in accordance with generally accepted accounting principals), excluding gains (or losses) from debt restructuring or sales of properties, plus depreciation and amortization and minority interest, and after adjustments for unconsolidated partnerships and joint ventures.

     "General Partner" means the Company, as general partner of the Partnership.


     "Homewood Development Hotels" means the three Homewood Suites hotels that are currently under development by Promus and that the Company has agreed, subject to certain conditions, to purchase upon completion. See
"Promus -- Homewood Development Hotels".



     "Homewood Option Hotels" means up to twelve (subject to downward adjustment under certain circumstances) Homewood Suites hotels that Promus has agreed to provide the Company an option to purchase over the next four years. See
"Promus -- Homewood Option Hotels".


     "Hotels" means, collectively, the Current Hotels and the Acquisition
Hotels.

     "Hunton & Williams" means Hunton & Williams, legal counsel to the Company.

     "IMIC" means Interstate Management and Investment Company, which is owned by Mr. E.L. Pooser and which operates ten of the Current Hotels under agreements with the Lessee.

     "Impac" means Impac Hotel Group, Inc.

     "Initial Hotels" means the ten Hotels acquired in connection with the IPO.

     "Independent Director" means a director of the Company who is not an officer or employee of the Company, any Affiliate of an officer or employee or any Affiliate of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company, (iii) any subsidiary of the Company, or (iv) any partnership which is an Affiliate of the Company.

     "IPO" means the initial public offering of Common Stock by the Company, which was completed in June 1994.

     "Lessee" means Winston Hospitality, Inc., a North Carolina corporation, which leases the Current Hotels from the Partnership and the Company pursuant to Percentage Leases and which will lease the Acquisition Hotels from the Partnership pursuant to Percentage Leases.

     "Lessee Gross Operating Profit" means the gross revenues of a Hotel subject to a Promus Management Agreement, less all operating expenses borne by the Lessee (which does not include real property taxes and casualty insurance premiums, which are paid by the Company) and less any amounts payable by the Lessee for the period under the related Percentage Lease.

     "LIBOR" means the London Interbank Offered Rate.

     "Limited Partners" means the limited partners of the Partnership.

     "Line Availability" means the Company's borrowing availability under the New Line.

     "New Line" means the $125 million line of credit facility with a group of lenders led by Wachovia that is scheduled to close contemporaneously or soon after the closing of the Offering.

     "NAREIT" means National Association of Real Estate Investment Trusts, Inc.

     "Non-Founding Director" means a director who is eligible under the Director's Plan and who is not a Founding Director or a Reelected Director.

     "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.

     "Offering" means the offering of shares of Common Stock hereby.

     "Operating Hotels" includes those Acquisition Hotels that had room revenues for twelve months in 1995, including the Hampton Inn -- Duncanville (Dallas), Texas; the Holiday Inn Select -- Garland (Dallas), Texas; the Comfort
Suites -- London, Kentucky; the Holiday Inn Express -- Abingdon, Virginia; the Comfort Inn -- Greenville, South Carolina; and the Homewood Suites -- Cary, North Carolina.

     "Other Hotels" includes (i) those Acquisition Hotels that were not open in 1995, including the Hampton Inn -- Perimeter (Atlanta), Georgia, the Hampton Inn & Suites -- Duluth (Atlanta), Georgia and the Courtyard by
Marriott -- Wilmington, North Carolina and (ii) the Homewood Suites -- Clear Lake (Houston), Texas, which opened in September 1995.

     "Ownership Limitation" means 9.9% of the Common Stock.

     "Ownership Limitation Provision" means a provision of the Articles of Incorporation restricting the ownership of shares of Common Stock to the Ownership Limitation.

     "Partnership" means WINN Limited Partnership, a limited partnership organized under the laws of the State of North Carolina.

     "Partnership Agreement" means the partnership agreement of the Partnership as amended and restated.

     "PCB" means polychlorinated biphenyls.

     "Percentage Leases" means the operating leases between the Lessee and the Company or the Partnership pursuant to which the Lessee leases the Current Hotels and will lease the Acquisition Hotels.

     "Percentage Rent" means rent based on percentages of room revenue from the Hotels payable by the Lessee pursuant to the Percentage Leases.

     "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

     "Private Placement" means the unregistered sale of $3.0 million in Common Stock from the Company to Promus, which is scheduled to close contemporaneously with the closing of the Offering.

     "Promus" means Promus Hotels, Inc.

     "Promus Management Agreements" means the management agreements between the Lessee and Promus by which Promus will operate the Promus Hotels and any hotels acquired by the Company under the Promus First Right of Refusal.

     "Promus Option Hotels" means the twelve or fewer hotels that the Company will have the option to buy from Promus if such hotels are developed.

     "REIT" means real estate investment trust.

     "REVPAR" means room revenue per available room, determined by dividing room revenue by available rooms.

     "Redemption Rights" means the rights of the Limited Partners to cause the redemption of Units in exchange for shares of Common Stock of the Company or, at the option of the Company, cash.

     "Reelected Director" means an eligible director who ceases to be a member of the Board but is subsequently reelected.


     "Rent" means the greater of Base Rent or Percentage Rent.


     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the U.S. Internal Revenue Service.

     "Smith Travel" means Smith Travel Research.

     "Treasury Regulations" means the income tax regulations promulgated under the Code.

     "Underwriters" means the Underwriters named in this Prospectus.

     "Units" means units of limited partnership interest in the Partnership.

     "Wachovia" means Wachovia Bank of North Carolina.

     "Winston Affiliates" means Charles Winston, Robert W. Winston, III, his wife Tracy Winston and trusts for the benefit of their minor children, John B. Harris, Jr., Winston Hospitality, Inc., Winston Advisors, Inc., and any other Affiliate of Charles Winston or Robert W. Winston, III.

     "Winston Stock Incentive Plan" means the Winston Hotels, Inc. Stock Incentive Plan.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                     PAGE(S)
                                                                                     -------
Winston Hotels, Inc.:
  Pro Forma Consolidated Statements of Income (unaudited) for the Year Ended
     December 31, 1995 and the Three Months Ended March 31, 1996...................     F-2
  Pro Forma Consolidated Balance Sheet (unaudited) as of March 31, 1996............     F-6
  Report of Independent Accountants................................................     F-8
  Consolidated Balance Sheets as of December 31, 1994, December 31, 1995 and March
     31, 1996 (unaudited)..........................................................     F-9
  Consolidated Statements of Income for the Period June 2, 1994 through December
     31, 1994, the Year Ended December 31, 1995 and the Three Months Ended March
     31, 1995 and 1996 (unaudited).................................................    F-10
  Consolidated Statements of Shareholders' Equity for the Period June 2, 1994
     through December 31, 1994, the Year Ended December 31, 1995 and the Three
     Months Ended March 31, 1996 (unaudited).......................................    F-11
  Consolidated Statements of Cash Flows for the Period June 2, 1994 through
     December 31, 1994, the Year Ended December 31, 1995 and the Three Months Ended
     March 31, 1995 and 1996 (unaudited)...........................................    F-12
  Notes to Consolidated Financial Statements.......................................    F-13
Winston Hospitality, Inc.:
  Pro Forma Statements of Income (unaudited) for the Year Ended December 31, 1995
     and the Three Months Ended March 31, 1996.....................................    F-21
  Report of Independent Accountants................................................    F-25
  Balance Sheets as of December 31, 1994, December 31, 1995 and March 31, 1996
     (unaudited)...................................................................    F-26
  Statements of Income for the Period June 2, 1994 through December 31, 1994, the
     Year Ended December 31, 1995 and the Three Months Ended March 31, 1995 and
     1996 (unaudited)..............................................................    F-27
  Statements of Shareholders' Equity for the Period June 2, 1994 through December
     31, 1994, the Year Ended December 31, 1995 and the Three Months Ended March
     31, 1996 (unaudited)..........................................................    F-28
  Statements of Cash Flows for the Period June 2, 1994 through December 31, 1994, the Year Ended December 31, 1995 and the Three Months Ended March 31, 1995 and
     1996 (unaudited)..............................................................    F-29
  Notes to Financial Statements....................................................    F-30
Impac Acquisition Hotels:
  Report of Independent Accountants................................................    F-33
  Combined Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)...    F-34
  Combined Statements of Income for the Year Ended December 31, 1995 and the Three
     Months Ended March 31, 1995 and 1996 (unaudited)..............................    F-35
  Combined Statements of Equity for the Year Ended December 31, 1995 and the Three
     Months Ended March 31, 1996 (unaudited).......................................    F-36
  Combined Statements of Cash Flows for the Year Ended December 31, 1995 and the
     Three Months Ended March 31, 1995 and 1996 (unaudited)........................    F-37
  Notes to Combined Financial Statements...........................................    F-38
Cary Suites, Inc.:
  Report of Independent Accountants................................................    F-42
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)............    F-43
  Statements of Income and Retained Earnings for the Year Ended December 31, 1995
     and the Three Months Ended March 31, 1995 and March 31, 1996 (unaudited)......    F-44
  Statements of Cash Flows for the Year Ended December 31, 1995 and the Three
     Months Ended March 31, 1995 and 1996 (unaudited)..............................    F-45
  Notes to Financial Statements....................................................    F-46
Schedules:
  Schedule III -- Real Estate and Accumulated Depreciation for Winston Hotels,
     Inc...........................................................................    F-49
  Notes to Schedule III............................................................    F-50

                              WINSTON HOTELS, INC.


                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                                  (UNAUDITED)


     These unaudited pro forma Consolidated Statements of Income are presented as if (i) the acquisition of the Acquisition Hotels and the Current Hotels not owned on January 1, 1995, (ii) the consummation of the Follow-on Offering, the Private Placement and the Offering, (iii) the application of the proceeds therefrom and (iv) the effective date for the Percentage Leases and the proposed Percentage Leases for such Hotels had occurred as of the beginning of each of the periods presented. Such pro forma information is based in part upon (i) the Statements of Income of Winston Hotels, Inc., Impac Acquisition Hotels and Cary Suites, Inc. included elsewhere in the Prospectus, (ii) the Statement of Income of the Acquisition Hotels (the five hotels purchased by the Partnership in May
1995) incorporated herein by reference, (iii) unaudited financial information of the Comfort Inn, Greenville, SC and the Homewood Suites, Clear Lake, TX prepared by management of these two hotels but not included in this Prospectus and (iv) the Base Rents as outlined in the proposed Percentage Leases for the Other Hotels. The Pro forma Consolidated Statements of Income should be read in conjunction with the Financial Statements listed in the Index at page F-1 of this Prospectus. Consistent with the rules and regulations of the Securities and Exchange Commission, separate audited financial statements of the Comfort
Inn -- Greenville, SC and the Other Hotels have not been included primarily because of the limited operating results of these hotels in 1995. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.



     These unaudited pro forma Consolidated Statements of Income are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of each of the periods presented, nor does it purport to represent the results of operations for future periods.

                              WINSTON HOTELS, INC.

                                                       PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 1995
                                         ---------------------------------------------------------------------------
                                                                                                           REVISED
                            HISTORICAL                                           ACQUISITION HOTELS        CURRENT
                            YEAR ENDED                               REVISED   ----------------------    HOTELS AND
                           DECEMBER 31,   CURRENT     PRO FORMA      CURRENT   OPERATING      OTHER      ACQUISITION
                               1995      HOTELS(A)  ADJUSTMENTS(A)  HOTELS(A)  HOTELS(B)    HOTELS(B)      HOTELS
                           ------------  ---------  --------------  ---------  ---------    ---------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Percentage lease
  revenue.................   $ 17,148     $19,060                    $19,060    $ 6,232(C)   $ 2,164(C)    $27,456
Interest and other
  income..................        442         442                        442                                   442
                           ------------  ---------                  ---------  ---------    ---------    -----------
    Total revenue.........     17,590      19,502                     19,502      6,232        2,164        27,898
                           ------------  ---------                  ---------  ---------    ---------    -----------
Real estate taxes and
  property and casualty
  insurance...............      1,054       1,180                      1,180        476(D)       374(D)      2,030
General and
  administrative..........      1,208       1,098       $  (57)(E)     1,041          9(E)        25(E)      1,075
Interest expense..........      2,555       2,723          575(F)      3,298        565(F)       358(F)      4,221
Depreciation..............      3,854       4,552                      4,552      1,860(G)     1,197(G)      7,609
Amortization..............        117         126                        126         29(H)         5(H)        160
                           ------------  ---------      ------      ---------  ---------    ---------    -----------
    Total expenses........      8,788       9,679          518        10,197      2,939        1,959        15,095
                           ------------  ---------      ------      ---------  ---------    ---------    -----------
Income before allocation
  to minority interest....      8,802       9,823       $ (518)      $ 9,305    $ 3,293      $   205        12,803
                                                    ================ ========== ==========  ==========
Income allocation to
  minority interest.......        417         414                                                            1,069
                           ------------  ---------                                                       -----------
Net income applicable to
  common shareholders.....   $  8,385     $ 9,409                                                          $11,734
                           ============= ==========                                                      ===========
Net income per common
  share(I)................   $   0.96     $  0.95                                                          $  0.77
Weighted average number of
  common shares and common
  share equivalents.......      9,211      10,339                                                           16,570



                                                          PRO FORMA FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                                    ----------------------------------------------------------------
                                      HISTORICAL                                                           REVISED
                                     THREE MONTHS                                ACQUISITION HOTELS        CURRENT
                                         ENDED                       REVISED   ----------------------    HOTELS AND
                                       MARCH 31,      PRO FORMA      CURRENT   OPERATING      OTHER      ACQUISITION
                                         1996       ADJUSTMENTS(A)  HOTELS(A)  HOTELS(B)    HOTELS(B)      HOTELS
                                     -------------  --------------  ---------  ---------    ---------    -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Percentage lease revenue............    $ 4,540                      $ 4,540    $ 1,548(C)   $   668(C)    $ 6,756
Interest and other income...........         16                           16                                    16
                                     -------------                  ---------  ---------    ---------    -----------
    Total revenue...................      4,556                        4,556      1,548          668         6,772
                                     -------------                  ---------  ---------    ---------    -----------
Real estate taxes and property and
  casualty insurance................        320                          320        127(D)       133(D)        580
General and administrative..........        424                          424         18(E)        12(E)        454
Interest expense....................        674         $  144(F)        818        141(F)        90(F)      1,049
Depreciation........................      1,167                        1,167        465(G)       299(G)      1,931
Amortization........................         31                           31          7(H)         1(H)         39
                                     -------------      ------      ---------  ---------    ---------    -----------
    Total expenses..................      2,616            144         2,760        758          535         4,053
                                     -------------      ------      ---------  ---------    ---------    -----------
Income before allocation to minority
  interest..........................      1,940         $ (144)      $ 1,796    $   790      $   133         2,719
                                                    ================ ========== ==========  ==========
Income allocation to minority
  interest..........................         80                                                                227
                                     -------------                                                       -----------
Net income applicable to common
  shareholders......................    $ 1,860                                                            $ 2,492
                                     ==============                                                      ===========
Net income per common share(I)......    $  0.19                                                            $  0.16
Weighted average number of common
  shares and common share
  equivalents.......................     10,383                                                             16,556

                              WINSTON HOTELS, INC.

- ---------------


(A) The pro forma Current Hotels information for the year ended December 31, 1995 represents the Current Hotels as if all such hotels had been owned by the Company and the Partnership since January 1, 1995 as assumed in Note 8 of the Notes to the Consolidated Financial Statements of Winston Hotels, Inc., which are included elsewhere in this Prospectus. The pro forma adjustments reflect the terms of the New Line for each period presented and the related impact on amounts payable to Winston Advisors, Inc. for the year ended December 31, 1995.


(B) The Operating Hotels information includes the Acquisition Hotels that had room revenues for twelve months in 1995 (the four Impac Acquisition Hotels, the Comfort Inn -- Greenville, South Carolina, and the Homewood Suites, Cary, North Carolina). The Other Hotels information includes the three Acquisition Hotels that were not in operation during 1995 and one Acquisition Hotel that was in operation since September 1995. The Other Hotels include the Hampton Inn -- Perimeter (Atlanta), Georgia, the Hampton Inn and Suites -- Gwinnett, Georgia, the Courtyard by Marriott -- Wilmington, North Carolina, and the Homewood Suites -- Clear Lake, Texas.


(C) Represents lease payments calculated on a pro forma basis using the rent provisions in the proposed Percentage Leases and the historical revenue of the Operating Hotels for each period presented and one of the Other Hotels for the three months ended March 31, 1996. Percentage Lease revenue in 1995 for the four Other Hotels represents the Base Rent required under the proposed Percentage Leases since three hotels had no revenue during 1995 and one hotel had approximately three months of revenue during 1995. Percentage Lease revenue for three of the Other Hotels in the three months ended March 31, 1996 represents Base Rent required under the proposed Percentage Leases for those hotels since two of those hotels had no revenue during the three months ended March 31, 1996 and one of those hotels had approximately one month of revenue during the three months ended March 31, 1996. See "Business and Properties -- The Percentage Leases".



                                                   FOR THE YEAR ENDED DECEMBER 31, 1995
                                       -------------------------------------------------------------
                                       HISTORICAL ROOM     PRO FORMA      PRO FORMA
                                         AND FOOD AND        BASE        PERCENTAGE        TOTAL
                                       BEVERAGE REVENUE  LEASE PAYMENT  LEASE PAYMENT  LEASE PAYMENT
                                       ----------------  -------------  -------------  -------------
OPERATING HOTELS:
Hampton Inn, Duncanville (Dallas),
  TX..................................     $  1,370         $   221        $   276        $   497
Comfort Inn, Greenville, SC...........        1,989             309            347            656
Homewood Suites, Cary, NC.............        3,281           1,010            967          1,977
Comfort Suites, London, KY............        1,050             165            318            483
Holiday Inn Select, Garland (Dallas),
  TX..................................        6,352           1,036          1,048          2,084
Holiday Inn Express,
  Abingdon, VA........................        1,181             187            348            535
                                       ----------------  -------------  -------------  -------------
Total Operating Hotels................       15,223           2,928          3,304          6,232
                                       ----------------  -------------  -------------  -------------
OTHER HOTELS:
Homewood Suites,
  Clear Lake (Houston), TX............          320             484                           484
Hampton Inn, Perimeter (Atlanta),
  GA..................................                          574                           574
Hampton Inn & Suites,
  Duluth (Atlanta), GA................                          581                           581
Courtyard by Marriott,
  Wilmington, NC......................                          525                           525
                                       ----------------  -------------                 -------------
Total Other Hotels....................          320           2,164                         2,164
                                       ----------------  -------------                 -------------
Total Acquisition Hotels..............     $ 15,543         $ 5,092        $ 3,304        $ 8,396
                                       ===============   ============   ============   ============

                              WINSTON HOTELS, INC.

                                                 FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                       -------------------------------------------------------------
                                       HISTORICAL ROOM     PRO FORMA      PRO FORMA
                                         AND FOOD AND        BASE        PERCENTAGE        TOTAL
                                       BEVERAGE REVENUE  LEASE PAYMENT  LEASE PAYMENT  LEASE PAYMENT
                                       ----------------  -------------  -------------  -------------
OPERATING HOTELS:
Hampton Inn, Duncanville (Dallas),
  TX..................................      $  285          $    55         $  39         $    94
Comfort Inn, Greenville, SC...........         484               77            78             155
Homewood Suites, Cary, NC.............         855              252           267             519
Comfort Suites, London, KY............         219               41            49              90
Holiday Inn Select, Garland (Dallas),
  TX..................................       1,691              259           329             588
Holiday Inn Express,
  Abingdon, VA........................         250               47            55             102
                                          --------       -------------     ------      -------------
Total Operating Hotels................       3,784              731           817           1,548
                                          --------       -------------     ------      -------------
OTHER HOTELS:
Homewood Suites,
  Clear Lake (Houston), TX............         564              121           127             248
Hampton Inn, Perimeter (Atlanta),
  GA..................................         154              144                           144
Hampton Inn & Suites,
  Duluth (Atlanta), GA................                          145                           145
Courtyard by Marriott,
  Wilmington, NC......................                          131                           131
                                          --------       -------------     ------      -------------
Total Other Hotels....................         718              541           127             668
                                          --------       -------------     ------      -------------
Total Acquisition Hotels..............      $4,502          $ 1,272         $ 944         $ 2,216
                                       ===============   ============   ============   ============


(D) Represents real estate taxes and property and casualty insurance to be paid by the Partnership and the Company.

(E) Represents an estimate for incremental franchise taxes, legal, accounting, printing and other expenses for each period presented and amounts payable to Winston Advisors, Inc. under an Advisory Agreement for the year ended December 31, 1995. The Company became self-advised and self-administered, and terminated the Advisory Agreement as of December 31, 1995.


(F) Represents interest expense on amounts drawn on the line of credit at 7.5% applied to the pro forma debt balance assuming this balance remained constant for each entire period. In addition, pro forma interest expense includes unused line of credit fees of 0.25%, plus $314 and $78 of amortization of loan cost and fees, which are amortized over the term of the New Line, and $145 and $29 of amortization of interest rate cap fees, for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

(G) Represents depreciation of the Acquisition Hotels and renovations thereto, which is computed based upon useful lives of 30 years for buildings and improvements and five years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.
(H) Represents amortization of capitalized franchise fees, which is computed over a 10 year period.

(I) Net income per common share is computed by dividing income before allocation to minority interest by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding for the period.

                              WINSTON HOTELS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1996

                           (UNAUDITED, IN THOUSANDS)


     This unaudited pro forma Consolidated Balance Sheet is presented as if the acquisition of the Acquisition Hotels and the consummation of the Offering and the Private Placement and the application of the net proceeds therefrom had occurred on March 31, 1996. Such pro forma information is based upon the Consolidated Balance Sheet of the Company. It should be read in conjunction with the Financial Statements listed in the Index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.



     This unaudited pro forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Company.



                                                     HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                     ----------       -----------       ---------
                                             ASSETS
Investment in hotel properties.....................   $ 124,283         $80,380(A)      $ 204,663
Less accumulated depreciation......................      (6,200)             --            (6,200)
                                                     ----------       -----------       ---------
Net investment in hotel properties.................     118,083          80,380           198,463
Cash and cash equivalents..........................         220            (212) (B)            8
Lease revenue receivable...........................       3,027                             3,027
Deferred expenses, net.............................       1,172             351(C)          1,523
Prepaid expenses and other assets..................       1,471          (1,062)(D)           409
                                                     ----------       -----------       ---------
                                                      $ 123,973         $79,457         $ 203,430
                                                      =========       ==========        =========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Due to banks.......................................   $  34,500         $12,300(E)      $  46,800
Accounts payable and accrued expenses..............       1,634            (270)(F)         1,364
Distributions payable..............................       2,475                             2,475
Amounts due to Lessee..............................       1,457                             1,457
Minority interest in Partnership...................       3,527           9,182(G)         12,709
Shareholders' equity:
  Common stock.....................................          99              52(H)            151
  Additional paid-in capital.......................      82,988          58,193(I)        141,181
  Unearned directors' compensation.................        (238)                             (238)
  Accumulated deficit..............................      (2,469)                           (2,469)
                                                     ----------       -----------       ---------
          Total shareholders' equity...............      80,380          58,245           138,625
                                                     ----------       -----------       ---------
                                                      $ 123,973         $79,457         $ 203,430
                                                      =========       ==========        =========

                              WINSTON HOTELS, INC.

- ---------------


(A) Increase reflects purchase prices of the Acquisition Hotels ($72,751), cost of renovations of the Acquisition Hotels ($6,275), capitalization of estimated closing costs of the Acquisition Hotels ($734) and acquisition of vacant land ($620).


(B) Represents assumed net proceeds from the Offering ($53,527 increased by $5 of offering costs paid as of March 31, 1996) and the Private Placement ($3,000) and assumed proceeds from borrowings under the line of credit ($12,300), less cash paid for the Acquisition Hotels ($61,046), less cash paid for the acquisition of vacant land ($620), less cash paid for franchise agreements ($75), less the costs of renovations of the Hotels ($6,275), less cash paid for closing costs of the Acquisition Hotels ($623) and less cash paid for loan fees and costs anticipated to be incurred upon obtaining an increase in the line of credit from $50 million to $125 million ($400).


(C) Change reflects an increase for the capitalization of franchise fees on the Hotels ($337) and capitalization of loan fees and costs ($400) and decreases for the capitalization of deferred acquisition costs ($371) and deferred registration costs ($15).


(D) Represents a decrease for the capitalization of prepaid escrow against the purchase prices of the Acquisition Hotels ($800) and franchise fees paid as of March 31, 1996 ($262).


(E) Represents proceeds from assumed borrowings under the line of credit ($12,300).


(F) Decrease reflects payments of deferred acquisition costs ($260) and deferred registration costs ($10).


(G) Represents value assigned to Partnership Units exchanged for investment in hotel properties ($10,905) as adjusted to reflect dilution to the minority interest in relation to the Company's interest in the Partnership ($1,723).


(H) Increase reflects the par value of Common Stock expected to be sold in the Offering and Private Placement.


(I) Net increase reflects the gross proceeds from the Offering and the Private Placement ($60,500) as adjusted to reflect dilution to the minority interest in relation to the Company's interest in the Partnership ($1,723) less the par value of the Common Stock issued ($52) and the estimated expenses of the Offering ($3,978).

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Winston Hotels, Inc.

     We have audited the accompanying consolidated balance sheets of Winston Hotels, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the period June 2, 1994 through December 31, 1994 and for the year ended December 31, 1995. Our audits also included the financial statement schedule of Winston Hotels, Inc. as listed on the index on page F-1 and included in this Prospectus. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Winston Hotels, Inc. as of December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for the period June 2, 1994 through December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                          COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
January 15, 1996

                              WINSTON HOTELS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                ($ IN THOUSANDS)



                                                               DECEMBER 31,
                                                           --------------------      MARCH 31,
                                                            1994         1995          1996
                                                           -------     --------     -----------
                                                                                    (UNAUDITED)
                                    ASSETS
Investment in hotel properties:
  Land...................................................  $10,913     $ 13,879      $  13,879
  Buildings and improvements.............................   72,143      103,264        103,742
  Furniture and equipment................................    2,861        5,753          6,662
                                                           -------     --------     -----------
                                                            85,917      122,896        124,283
  Less accumulated depreciation..........................   (1,176)      (5,033)        (6,200)
                                                           -------     --------     -----------
Net investment in hotel properties.......................   84,741      117,863        118,083
Cash and cash equivalents................................    1,114        2,496            220
Lease revenue receivable.................................    1,388        2,547          3,027
Deferred expenses, net...................................      737          841          1,172
Prepaid expenses and other assets........................      134          222          1,471
                                                           -------     --------     -----------
                                                           $88,114     $123,969      $ 123,973
                                                           ========    =========    ==========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Due to banks.............................................  $28,600     $ 34,000      $  34,500
Accounts payable and accrued expenses....................      946        1,574          1,634
Distributions payable....................................    1,514        2,785          2,475
Amounts due to Lessee....................................        7        1,187          1,457
Minority interest in Partnership.........................    3,342        3,551          3,527
Commitments (Note 5)
Shareholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding........       --           --             --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 6,775,114 shares in 1994 and 9,880,114
     shares in 1995 and 1996, issued and outstanding.....       68           99             99
  Additional paid-in capital.............................   55,805       82,988         82,988
  Unearned directors' compensation.......................     (331)        (256)          (238)
  Accumulated deficit....................................   (1,837)      (1,959)        (2,469)
                                                           -------     --------     -----------
          Total shareholders' equity.....................   53,705       80,872         80,380
                                                           -------     --------     -----------
                                                           $88,114     $123,969      $ 123,973
                                                           ========    =========    ==========


    The accompanying notes are an integral part of the financial statements.

                              WINSTON HOTELS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                 PERIOD
                                              JUNE 2, 1994                    THREE MONTHS ENDED
                                                THROUGH       YEAR ENDED          MARCH 31,
                                              DECEMBER 31,   DECEMBER 31,   ----------------------
                                                  1994           1995         1995         1996
                                              ------------   ------------   ---------   ----------
                                                                                 (UNAUDITED)
Revenue:
  Percentage lease revenue..................   $    5,116     $   17,148    $   3,035   $    4,540
  Interest and other income.................           92            442           26           16
                                              ------------   ------------   ---------   ----------
          Total revenue.....................        5,208         17,590        3,061        4,556
                                              ------------   ------------   ---------   ----------
Expenses:
  Real estate taxes and property and
     casualty insurance.....................          362          1,054          216          320
  Advisory fee..............................           58            509           97
  General and administrative................          281            699          130          424
  Interest expense..........................          218          2,555          538          674
  Depreciation..............................        1,176          3,854          745        1,167
  Amortization..............................           49            117           26           31
                                              ------------   ------------   ---------   ----------
          Total expenses....................        2,144          8,788        1,752        2,616
                                              ------------   ------------   ---------   ----------
          Income before allocation to
            minority interest...............        3,064          8,802        1,309        1,940
Income allocation to minority interest......          187            417           79           80
                                              ------------   ------------   ---------   ----------
          Net income applicable to common
            shareholders....................   $    2,877     $    8,385    $   1,230   $    1,860
                                              ===========    ===========    =========   ==========
Net income per common share.................   $      .43     $      .96    $     .18   $      .19
                                              ===========    ===========    =========   ==========
Weighted average number of common shares and
  common share equivalents..................    7,073,159      9,210,883    7,216,539   10,382,685
                                              ===========    ===========    =========   ==========


    The accompanying notes are an integral part of the financial statements.

                              WINSTON HOTELS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                     COMMON STOCK       ADDITIONAL     UNEARNED                       TOTAL
                                  -------------------    PAID-IN      DIRECTORS'    ACCUMULATED   SHAREHOLDERS'
                                   SHARES     DOLLARS    CAPITAL     COMPENSATION     DEFICIT        EQUITY
                                  ---------   -------   ----------   ------------   -----------   -------------
Issuance of shares, net of
  offering expenses.............  6,737,614     $67      $ 58,795                                    $58,862
Minority interest at closing of
  initial public offering.......                           (3,364)                                    (3,364)
Deficit assumed from acquisition
  of Winston Affiliates'
  interests.....................                                                      $(1,462)        (1,462)
Issuance of shares to
  directors.....................     37,500       1           374       $ (375)                            0
Distributions ($.48 per
  share)........................                                                       (3,252)        (3,252)
Unearned compensation
  amortization..................                                            44                            44
Net income......................                                                        2,877          2,877
                                  ---------   -------   ----------   ------------   -----------   -------------
Balances at December 31, 1994...  6,775,114      68        55,805         (331)        (1,837)        53,705
Issuance of shares, net of
  offering expenses.............  3,105,000      31        27,183                                     27,214
Distributions ($.93 per
  share)........................                                                       (8,507)        (8,507)
Unearned compensation
  amortization..................                                            75                            75
Net income......................                                                        8,385          8,385
                                  ---------   -------   ----------   ------------   -----------   -------------
Balances at December 31, 1995...  9,880,114      99        82,988         (256)        (1,959)        80,872
Distributions ($.24 per share)
  (unaudited)...................                                                       (2,370)        (2,370)
Unearned compensation
  amortization (unaudited)......                                            18                            18
Net income (unaudited)..........                                                        1,860          1,860
                                  ---------   -------   ----------   ------------   -----------   -------------
Balances at March 31, 1996
  (unaudited)...................  9,880,114     $99      $ 82,988       $ (238)       $(2,469)       $80,380
                                  =========   ======    =========    ===========    ============  ============


    The accompanying notes are an integral part of the financial statements.

                              WINSTON HOTELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)



                                                    PERIOD                         THREE MONTHS
                                                 JUNE 2, 1994                         ENDED
                                                   THROUGH        YEAR ENDED        MARCH 31,
                                                 DECEMBER 31,    DECEMBER 31,    ----------------
                                                     1994            1995         1995      1996
                                                 ------------    ------------    ------    ------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income...................................    $  2,877        $  8,385      $1,230    $1,860
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Minority interest.........................         187             417          79        80
     Depreciation..............................       1,176           3,854         745     1,167
     Amortization of franchise fees............           5              42           8        13
     Amortization recorded as interest
       expense.................................          25             154          10        57
     Unearned compensation amortization........          44              75          18        18
     Changes in assets and liabilities:
       Lease revenue receivable................      (1,388)         (1,159)       (578)     (480)
       Prepaid expenses and other assets.......        (134)            (88)         88      (187)
       Current liabilities.....................         625             948        (273)     (200)
                                                 ------------    ------------    ------    ------
          Net cash provided by operating
            activities.........................       3,417          12,628       1,327     2,328
                                                 ------------    ------------    ------    ------
Cash flows from investing activities:
  Investment in hotel properties...............     (85,585)        (35,766)       (288)   (1,117)
  Deferred acquisition costs...................         (98)            (77)         --      (140)
  Deposits on acquisitions.....................                                      --    (1,062)
  Payment for franchise fees...................        (290)           (216)         --        --
                                                 ------------    ------------    ------    ------
          Net cash used in investing
            activities.........................     (85,973)        (36,059)       (288)   (2,319)
                                                 ------------    ------------    ------    ------
Cash flows from financing activities:
  Net proceeds of public offerings.............      57,103          27,443          --        --
  Purchase of interest rate cap agreements.....          --            (261)       (113)       --
  Increase in line of credit borrowing.........      28,600           5,400          --       500
  Line of credit fees..........................         (87)           (130)         --        --
  Payment of distributions.....................      (1,829)         (7,261)     (1,423)   (2,668)
  Distributions to minority interest...........        (117)           (378)        (91)     (117)
                                                 ------------    ------------    ------    ------
          Net cash provided by financing
            activities.........................      83,670          24,813      (1,627)   (2,285)
                                                 ------------    ------------    ------    ------
Increase in cash and cash equivalents..........       1,114           1,382        (588)   (2,276)
Cash and cash equivalents at beginning of
  period.......................................          --           1,114       1,114     2,496
                                                 ------------    ------------    ------    ------
Cash and cash equivalents at end of period.....    $  1,114        $  2,496      $  526    $  220
                                                 ===========     ===========     ======    ======
Supplemental disclosures:
  Cash paid for interest.......................    $     43        $  2,517      $  529    $  601
                                                 ===========     ===========     ======    ======


    The accompanying notes are an integral part of the financial statements.

                              WINSTON HOTELS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION:

     Winston Hotels, Inc. ("WHI") operates so as to qualify as a real estate investment trust ("REIT") for federal income tax purposes. During 1994, WHI completed an initial public offering ("IPO") of 6,371,000 shares of $.01 par value common stock ("Common Stock") (including the underwriters' over-allotment). The offering price per share was $10.00 resulting in gross proceeds of $63,710. Net of underwriting discount and offering expenses, WHI received approximately $57,103. Upon completion of the IPO, WHI utilized the majority of the proceeds to acquire one hotel property and an approximate 93.4% general partnership interest in WINN Limited Partnership (the "Partnership"). WHI is the sole general partner of the Partnership. The Partnership used a substantial portion of the proceeds from WHI to acquire nine hotel properties free of debt. The hotel property acquired by WHI and the nine hotel properties acquired by the Partnership are hereinafter referred to as the "Initial Hotels." Certain of the sellers of the Initial Hotels received all or a portion of their consideration in shares of stock of WHI (an aggregate of 366,614 shares, of which 194,182 shares were issued to affiliates of WHI (the "Winston Affiliates") for their ownership interest and 172,432 shares were issued to a non-Winston Affiliate) and units of limited partnership interest in the Partnership (433,956 units, all of which were issued to Winston Affiliates in exchange for a portion of their ownership interest, representing an approximate 6.6% equity interest in the Partnership). WHI and the Partnership (collectively the "Company") have recorded the acquisition of the Winston Affiliates' interests in the Initial Hotels at their historical cost basis. The Company began operations as a REIT on June 2, 1994. During the period June 2, 1994 through December 31, 1994, the Company acquired six additional existing hotels.

     During the year ended December 31, 1995, WHI completed a follow-on offering of 3,105,000 shares of Common Stock (including the underwriters' over-allotment). The offering price per share was $9.625, resulting in net proceeds to the Company of $27,443. The additional offering increased WHI's ownership in the Partnership to 95.5%. With the proceeds from the offering, existing cash and an additional $5 million of debt under its line of credit, the Company acquired five additional existing hotels. The eleven hotels acquired subsequent to the completion of the IPO are hereinafter referred to as the "Acquired Hotels". As of December 31, 1995, the Company owned twenty-one hotels (the "Current Hotels").

     All of the Current Hotels are located in the Mid-Atlantic and Southeast regions of the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation. The consolidated financial statements include the accounts of WHI and the Partnership. All significant intercompany balances and transactions have been eliminated.


     Interim Unaudited Financial Information. The accompanying interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and generally accepted accounting principles applicable to interim financial statements. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of Winston Hotels, Inc. as of March 31, 1996 and the consolidated results of its operations and cash flows for the three month periods ended March 31, 1995 and 1996, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.


     Investment in Hotel Properties. Hotel properties are recorded at cost, reduced by approximately $7.7 million to reflect the historical carrying value for the Winston Affiliates' interest in the Initial Hotels, and are depreciated using the straight-line method over estimated useful lives of the assets of 5 and 30 years for furniture and equipment, and buildings and improvements, respectively. Upon disposition, both the asset and accumulated depreciation accounts are relieved and the related gain or loss is credited or

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
charged to the income statement. Repairs and maintenance of hotel properties are paid by Winston Hospitality, Inc. (the "Lessee").

     The Company evaluates long-lived assets for potential impairment by analyzing the operating results, trends and prospects for the Company and considering any other events and circumstances which might indicate potential impairment.

     Cash and Cash Equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

     Deferred Expenses. Deferred expenses consist of franchise fees and loan costs, and are recorded at cost. Also included are acquisition costs and registration fees related to hotels not yet acquired by the Company as well as amounts paid for interest rate caps to minimize the exposure to rising interest rates related to the line of credit (See Note 4). Amortization of franchise fees is computed using the straight-line method over 10 years. Amortization of loan costs, computed using the straight-line method over the two year commitment of the related revolving credit agreement, and amortization of interest rate caps, computed using the straight-line method over the term of the cap agreement, are included in interest expense.

     Revenue Recognition. The Company leases, pursuant to separate percentage operating lease agreements ("Percentage Leases"), the Current Hotels to the Lessee. Lease income is recognized when earned from the Lessee under the lease agreements (see Note 5). Certain officers and shareholders of the Company own 100% of the outstanding stock of the Lessee.

     Net Income Per Common Share. Net income per common share is computed by dividing income before allocation to minority interest by the weighted average number of common shares and common share equivalents outstanding for the period. As a result of the redemption rights referred to in Note 7, units held by the limited partners of the Partnership are common stock equivalents and the number of shares issuable upon redemption are added to the common shares currently outstanding. Additionally, the common stock equivalents of the qualified and nonqualified stock option plans described in Note 7 are added to common shares currently outstanding.

     Distributions. The ability to pay regular quarterly distributions is dependent upon receipt of distributions from the Partnership and the results of operations of WHI's hotel property.

     Income Taxes. The Company qualifies as a REIT under Sections 856 to 860 of the Internal Revenue Code and therefore no provision for federal income taxes has been reflected in the financial statements.

     Earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due to the differences for federal tax purposes in the estimated useful lives used to compute depreciation and the carrying value (basis) of the investment in hotel properties. Additionally, certain costs associated with the IPO are treated differently for federal tax purposes than for financial reporting purposes. At December 31, 1995, the net tax bases of the Company's assets and liabilities was approximately $3.4 million less than the amounts reported in the accompanying consolidated financial statements.

     For federal income tax purposes, 1995 distributions amounted to $.93 per share, of which all is considered ordinary income.

     Concentration of Credit Risk. The Company places cash deposits at federally insured depository institutions. At December 31, 1995, bank account balances exceeded federal depository insurance limits by approximately $2,278.

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     Reclassifications. Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 presentation. These reclassifications have no effect on net income or shareholders' equity previously reported.

     New Accounting Pronouncements. Effective January 1, 1996, the Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." The impact of adopting this statement is not expected to be material to the Company's consolidated financial statements.

     Estimates. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 1994 and 1995 and the reported amounts of revenues and expenses during the period June 2, 1994 through December 31, 1994 and the year ended December 31, 1995. Actual results could differ from those estimates.

3. ACQUISITION OF HOTEL PROPERTIES:

     On August 16, 1994, the Partnership acquired an existing hotel for approximately $4,600. This acquisition was paid with cash proceeds from the IPO and was accounted for by the purchase method of accounting.

     On November 29, 1994, the Partnership acquired five existing hotels for approximately $31,742. This acquisition was paid with proceeds from borrowings under the Company's lines of credit and available cash, and was accounted for by the purchase method of accounting.

     On May 18, 1995, the Partnership acquired five existing hotels for approximately $33,107. This acquisition was paid with existing cash, the net proceeds of the Company's May 1995 offering and an additional $5 million of borrowings under the Company's line of credit and was accounted for by the purchase method of accounting.

     Results of operations for these hotels are included in the Consolidated Statements of Income for the period in which they were owned by the Partnership.

4. DEFERRED EXPENSES:

     At December 31, 1994 and 1995 deferred expenses consist of:

                                                                       1994        1995
                                                                       ----       ------
    Franchise fees.................................................    $290       $  506
    Line of credit fees............................................      86          216
    Interest rate caps.............................................      --          261
    Acquisition costs..............................................     192           84
    Registration fees..............................................     199           --
                                                                       ----       ------
                                                                        767        1,067
    Less accumulated amortization..................................      30          226
                                                                       ----       ------
    Deferred expenses, net.........................................    $737       $  841
                                                                       =====      ======

     During 1995, the Company entered into interest rate cap agreements to eliminate the exposures to increases in 90-day LIBOR over 7.25%, and therefore from exposures in interest rate increases under the collateralized line of credit over 8.50%, on $30 million, for the period May 30, 1995 through May 30, 1997.

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. COMMITMENTS:

     During 1995, the Company incurred $509 in fees related to the advisory agreement for management services provided to the Company by Winston Advisors, Inc. ("Advisors"), a company 100% owned by certain Winston Affiliates. Under the terms of this agreement, Advisors is paid an advisory fee of $100 per year, plus additional fees based on increases in "funds from operations per share" as defined in the agreement. These additional fees generally will be paid by the issuance of additional shares of WHI's common stock. The fee and any additional fees are payable in April 1996. This agreement provides for Advisors to compensate executive officers of WHI. For the period from June 2, 1994 through December 31, 1994 and the year ended December 31, 1995 total compensation to these executives was $143 and $331, including imputed compensation of approximately $117 to a Winston Affiliate for the period from June 2, 1994 through December 31, 1994.

     During 1995, the Company's Board of Directors approved a plan for the Company to terminate the advisory agreement and become self-advised as of January 1, 1996. At that time, the Company's executive officers will become salaried employees of the Company.

     The hotel properties are operated by the Lessee under franchise agreements and are licensed as Hampton Inn hotels (twelve), Comfort Inn hotels (eight) and a Quality Suites hotel (one). The franchise agreements require the payment of fees based on a percentage of hotel revenue. These fees are paid by the Lessee.

     The Company has future lease commitments from the Lessee through 2005. Minimum future rental payments under these noncancelable operating leases is as follows:

                                                                            AMOUNT
                                                                            -------
        Year ended December 31:
             1996.......................................................    $ 8,734
             1997.......................................................      8,734
             1998.......................................................      8,734
             1999.......................................................      8,734
             2000.......................................................      8,734
             2001 and thereafter........................................     33,682
                                                                            -------
                                                                            $77,352
                                                                            ========


     Under the terms of the Percentage Leases, the Lessee is obligated to pay the Company the greater of minimum (base) rents or percentage rents. The Company earned base rents of $2,583 and $7,853 for the period from June 2, 1994 through December 31, 1994 and the year ended December 31, 1995, respectively, and percentage rents of $2,533 and $9,295 for the period from June 2, 1994 through December 31, 1994 and the year ended December 31, 1995, respectively. The percentage rents are based on percentages of various levels of gross room revenue. Due to the seasonality of the historical operations of the hotel properties, reflecting higher occupancy during the second and third quarters, and the structure of the Percentage Leases, which provide for a higher percentage of the Lessee's revenue over a constant monthly amount being paid to the Company as percentage rents, results of operations for the period June 2, 1994 through December 31, 1994, are not indicative of the results of operations for a full year.


     The Percentage Leases also require the Company to set aside reserves to fund periodic improvements to the buildings and grounds, and the periodic replacement and refurbishment of furniture, fixtures and equipment. These reserves are equal to 3% of room revenues for the first year of the Percentage

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. COMMITMENTS (CONTINUED):
Lease, and 5% of room revenues thereafter. These reserves amounted to approximately $1,471 for the period ended December 31, 1995.

     The Company owed the Lessee $7 and $1,187 at December 31, 1994 and 1995, respectively, for additions to investment in hotel properties.

6. DUE TO BANKS:

     In connection with the May 1995 acquisition of the five hotel properties, the Company amended its line of credit with Wachovia. This amendment included an increase of the line of credit to $50 million from $30 million, an increase of the amount that may be borrowed for dividends, capital expenditures and working capital to $8.3 million from $5 million, and an extension of the line of credit through June 1, 1997. Interest on borrowings under the amended line of credit will be set, at the Company's option, at (i) 30-day LIBOR plus 1.25%, (ii) 90-day LIBOR plus 1.25%, or (iii) the higher of (A) the bank's prime rate or (B) the federal funds rate plus .5%. Interest is payable quarterly in arrears under the first and second interest rate options and monthly in arrears under the third interest rate option. As of December 31, 1995 the interest rate on the outstanding balance under the line of credit was 7%. A commitment fee of 1/16% per quarter on the unused portion of the line of credit was applied beginning September 1995.

     The agreement is collateralized by a blanket lien on the Current Hotels and restricts the use of credit line proceeds to certain geographic areas with respect to future hotel acquisitions. The agreement also requires maintenance of certain financial ratios including liquidity and net worth. The unused portion of the line of credit was $16 million at December 31, 1995.

     In March 1995, the Company's Board of Directors and shareholders approved an increase in the limitation of indebtedness from 40% to 45% of the purchase prices paid by the Company for its investment in hotel properties. Assuming the Company invests all future borrowings in hotel properties, it has additional permitted borrowing capacity of approximately $45 million.

7. CAPITAL STOCK:

     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

     Pursuant to the Partnership Agreement, the Winston Affiliates have certain Redemption Rights which will enable them to cause the Partnership to redeem their units in the Partnership in exchange for shares of Common Stock on a one-for-one basis or, in certain circumstances, cash. The Redemption Rights may be exercised by the Winston Affiliates at any time after June 2, 1995, in whole or in part. The number of shares of Common Stock issuable to the Winston Affiliates upon exercise of the Redemption Rights is 433,956 and has been determined based on the cash value of their interests in the Initial Hotels divided by the initial public offering price of $10.00 per share. The number of shares issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro-rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Winston Affiliates or the shareholders of WHI.

     WHI has issued 7,500 shares to each of its five initial independent directors which shares will vest at a rate of 1,500 shares per year beginning on June 2, 1994. The unvested shares are subject to forfeiture if the director does not remain a director of WHI. Each director is entitled to vote and receive dividends paid on such shares prior to vesting.

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. CAPITAL STOCK (CONTINUED):
     WHI has adopted the Winston Hotels 1994 Stock Incentive Plan (the "1994 Plan"). The 1994 Plan reserves a minimum of 700,000 (including 350,000 shares subjected to shareholder approval at the May 28, 1996 annual meeting of shareholders) shares for the benefit of certain employees of the Company or a related entity of the Company or otherwise granted by the Board of Directors. The 1994 Plan permits the grant of incentive or nonqualified stock options, stock appreciation rights, stock awards or performance shares to participants. As of December 31, 1995, 376,000 options were granted with exercise prices ranging from $9.125 per share to $11.3125 per share. At December 31, 1995, 176,000 of the options were exercisable.

8. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):


     These unaudited pro forma condensed statements of income of the Company are presented as if the IPO and the Follow-on Offering and the acquisition of the Current Hotels had occurred on January 1, 1994. These unaudited pro forma condensed statements of income are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 1, 1994, nor do they purport to represent the results of operations for future periods (in thousands, except per share data).


                                                                       PRO FORMA FOR THE
                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                     1994             1995
                                                                  ----------       ----------
Operating Data:
  Percentage lease and other revenue............................  $   16,611       $   19,502
  Real estate taxes and property and casualty insurance.........       1,192            1,180
  Advisory fee..................................................         100              399
  General and administrative....................................         550              699
  Interest expense(A)...........................................       2,937            2,723
  Depreciation..................................................       4,436            4,552
  Amortization..................................................         126              126
  Income allocation to minority interest........................         306              414
                                                                  ----------       ----------
Income applicable to common shareholders........................  $    6,964       $    9,409
                                                                  ==========       ==========
Net income per common share.....................................  $      .70       $      .95
                                                                  ==========       ==========
Weighted average number of common shares and common share
  equivalents...................................................  10,314,070       10,339,258
                                                                  ==========       ==========

- ---------------

(A) Interest expense was calculated based on the weighted average interest rate on all existing debt of 7.30% and 7.00% as of December 31, 1994 and 1995, respectively, applied to the $37.1 million balance at December 31, 1994 and the $35.2 million balance at December 31, 1995 due to banks.

9. NONCASH INVESTING AND FINANCING ACTIVITIES:


     Excluded from the consolidated statements of cash flows was the effect of certain noncash activities. The Company declared distributions of $1,514 in 1994, $2,785 in 1995 and $2,475 in March 1996 (unaudited), which were paid on January 17, 1995, January 16, 1996 and April 16, 1996, respectively. Included in amounts due to the Lessee are additions to investment in hotel properties of $7, $1,187 and $1,457 (unaudited) at December 31, 1994, December 31, 1995 and March 31, 1996, respectively. The Company incurred $165 in registration fees, $94 of acquisition costs, and $68 in investment in hotel properties which are included in accounts payable and accrued expenses at December 31, 1994. Upon completion of the follow-on offering in May 1995 and the increase in WHI's ownership in the Partnership,

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. NONCASH INVESTING AND FINANCING ACTIVITIES (CONTINUED):
the minority interest in Partnership increased by approximately $195 and was recorded as a reduction of the net proceeds of the follow-on offering.

     Minority interest of $3,364 for the limited partnership's units in the Partnership, determined based on the limited partners' ownership interest in the carrying value of the Partnership's equity at closing, has been reflected in consolidation. These units were issued to Winston Affiliates in exchange for a portion of their ownership interest, which was a deficit of $1,416. Additionally, WHI issued 194,182 shares to Winston Affiliates in exchange for a portion of their ownership interest in certain hotel properties which was a deficit of $45. These units and shares issued to Winston Affiliates have been recorded at historical basis and are reflected as a deficit assumed in the Consolidated Statement of Shareholders' Equity, consistent with an "as if" pooling. WHI also issued 172,432 shares of stock in exchange for a portion of a non-Winston Affiliate's ownership interest in certain hotel properties, which has been recorded at the IPO price of the shares ($1,724). Finally, WHI issued 37,500 shares of common stock to its five independent directors which were valued and recorded at the IPO price of the shares ($375) with an offsetting charge to unearned directors' compensation.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of estimated fair value for financial instruments. Cash and cash equivalents are equal to their fair value due to the nature of the financial instruments. The value of interest rate cap agreements fluctuate with interest rates. As of December 31, 1995 interest rates related to the contract period were substantially below the contract rates, and therefore these contracts were estimated to have nominal current fair value as of that date. Due to banks consists of a line of credit which reprices periodically to allow for the fair value to equal the carrying value. The Company's remaining assets and liabilities are not considered financial instruments.

11. QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized unaudited quarterly financial data for the period June 2, 1994 through December 31, 1994 and the year ended December 31, 1995 are as follows:

                         1994                       FOURTH     THIRD      SECOND(A)
    ----------------------------------------------  ------     ------     ---------
    Percentage lease revenue......................  $2,089     $2,308       $ 719
    Interest and other income.....................      28         57           7
                                                    ------     ------     ---------
         Total revenue............................   2,117      2,365         726
    Operating expenses............................     358        268          75
    Interest expense..............................     204         11           3
    Depreciation..................................     571        462         143
    Amortization..................................      22         20           7
    Income allocation to minority interest........      55         97          35
                                                    ------     ------     ---------
    Net income applicable to common
      shareholders................................  $  907     $1,507       $ 463
                                                    ======     ======     =========
    Net income per common share...................  $ 0.13     $ 0.22       $0.08
                                                    ======     ======     =========
    Weighted average number of common shares and
      common share equivalents (amounts in
      thousands)..................................   7,211      7,143       5,952
                                                    ======     ======     =========

                              WINSTON HOTELS, INC.

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED):

                        1995                       FOURTH     THIRD      SECOND     FIRST
    ---------------------------------------------  ------     ------     ------     ------
    Percentage lease revenue.....................  $4,023     $5,451     $4,639     $3,035
    Interest and other income....................      40        349         27         26
                                                   ------     ------     ------     ------
         Total revenue...........................   4,063      5,800      4,666      3,061
    Operating expenses...........................     546        651        622        443
    Interest expense.............................     702        711        604        538
    Depreciation.................................   1,138      1,068        903        745
    Amortization.................................      31         31         29         26
    Income allocation to minority interest.......      65        143        130         79
                                                   ------     ------     ------     ------
    Net income applicable to common
      shareholders...............................  $1,581     $3,196     $2,378     $1,230
                                                   ======     ======     ======     ======
    Net income per common share..................  $ 0.16     $ 0.32     $ 0.29     $ 0.18
                                                   ======     ======     ======     ======
    Weighted average number of common shares and
      common share equivalents (amounts in
      thousands).................................  10,376     10,366      8,731      7,217
                                                   ======     ======     ======     ======

- ---------------

(A) Includes 29 days of operations as a Real Estate Investment Trust.


12. SUBSEQUENT EVENTS (UNAUDITED):



     The Company, through the Partnership, contracted to acquire 10 hotels (the "Acquisition Hotels") for purchase prices aggregating approximately $73.4 million. In May 1996, the Company acquired five of the Acquisition Hotels for an aggregate purchase price of approximately $28 million with borrowings under its existing line of credit and an interim unsecured line of credit.



     On April 25, 1996 the Company filed a registration statement on Form S-3 (the "Follow-on Offering") to sell up to 5 million shares of its common stock (not including approximately 0.8 million shares subject to an underwriters' over-allotment option) for which it expects to receive net proceeds of approximately $53.5 million. The Company will contribute all of the net proceeds of the Follow-on Offering to the Partnership and, after such contribution, will own an approximately 91.3% interest in the Partnership. The net proceeds from the sale of its common stock will be used to complete the acquisition of the remaining five Acquisition Hotels, to repay certain indebtedness, to refurbish certain of the Company's hotels and to transfer franchise licenses.



     Additionally, the Company has entered into an agreement with Promus Hotel Corporation ("Promus"), under which Promus will invest up to $15 million over time in newly issued shares of the Company's common stock and the Company will purchase existing or under development Promus-owned hotels (including one Acquisition Hotel) at prices aggregating approximately $38.8 million over the next few years.



     In April 1996, the Company obtained a commitment from a group of lenders led by Wachovia Bank for a $125 million line of credit ("New Line"). The commitment is conditioned upon the closing of the Follow-on Offering. Amounts outstanding under the existing line of credit will remain outstanding under the New Line. Amounts outstanding under the New Line generally will bear interest at LIBOR plus 1.75%. The Company initially will secure the New Line with 28 of its hotels, and will initially be able to borrow up to $85 million. The amount available to borrow will be calculated quarterly, and will increase if cash flow attributable to the collateral hotels increases and/or the Company adds additional hotels as collateral. The Company has obtained an interim unsecured line of credit in the amount of $17.0 million, at a rate of LIBOR plus 1.75%, to partially finance the acquisition of four of the Acquisition Hotels it acquired in May 1996. The unsecured line of credit matures on July 1, 1996 and is expected to be repaid from the proceeds of the Follow-on Offering.

                           WINSTON HOSPITALITY, INC.


                         PRO FORMA STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                           (UNAUDITED, IN THOUSANDS)


     These unaudited pro forma Statements of Income are presented as if (i) the acquisition by the Partnership of the Acquisition Hotels and the Current Hotels not owned on January 1, 1995, and (ii) the effective date of Percentage Leases and the proposed Percentage Leases for such hotels had occurred as of the beginning of each of the periods presented. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. Such pro forma information is based in part upon (i) the Statements of Income of Winston Hospitality, Inc., Impac Acquisition Hotels and Cary Suites, Inc. included elsewhere in this Prospectus, (ii) the Statement of Income of the Acquisition Hotels (the five hotels purchased by the Company in May 1995) incorporated herein by reference, (iii) unaudited financial information of the Comfort Inn, Greenville, SC and the Homewood Suites, Clear Lake, TX prepared by management but not included in this Prospectus and (iv) the Base Rents as outlined in the proposed Percentage Leases for the Other Hotels.



     This unaudited pro forma Statement of Income is not necessarily indicative of what actual results of operations of the Lessee would have been assuming such transactions had been completed as of the beginning of each of the periods presented, nor do they purport to represent the results of operations for future periods.



                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                  ---------------------------------------------------------------------------------------------------------------
                                                                 ACQUISITION HOTELS
                                 ----------------------------------------------------------------------------------   CURRENT AND
                    CURRENT        OPERATING                     OPERATING     OTHER                        OTHER     ACQUISITION
                     HOTELS         HOTELS        PRO FORMA       HOTELS       HOTELS      PRO FORMA       HOTELS       HOTELS
                  PRO FORMA(A)   HISTORICAL(B)   ADJUSTMENTS     PRO FORMA   HISTORICAL   ADJUSTMENTS     PRO FORMA    PRO FORMA
                  ------------   -------------   -----------     ---------   ----------   -----------     ---------   -----------
REVENUES
Room revenue.....   $ 44,131        $13,159                       $13,159      $  320                      $   320      $57,610
Food and beverage
  revenue........                     2,064                         2,064                                                 2,064
Other revenue,
  net............      1,208            476        $   (12)(C)        464           8                            8        1,680
                  ------------   -------------   -----------     ---------   ----------                   ---------   -----------
                      45,339         15,699            (12)        15,687         328                          328       61,354
                  ------------   -------------   -----------     ---------   ----------                   ---------   -----------
EXPENSES
Property and
  operating
  expenses.......     16,181          7,291           (141)(D)      7,150         179                          179       23,510
Repairs and
  maintenance....      1,870            669                           669          25                           25        2,564
General and
administrative...      1,526                           150(E)         150                       100(E)         100        1,776
Franchise
  costs..........      3,967            917                           917          10            16(F)          26        4,910
Real estate taxes
  and property
  and casualty
  insurance......                       476           (476)(G)                     80           (80)(G)
Management
  fees...........        960            388            (56)(H)        332                         3(H)           3        1,295
Interest
  expense........                     1,724         (1,724)(I)
Depreciation and
  amortization...                     1,675         (1,675)(J)                    474          (474)(J)
Percentage lease
  payments.......     19,060                         6,232(K)       6,232                     2,164(K)       2,164       27,456
                  ------------   -------------   -----------     ---------   ----------   -----------     ---------   -----------
Total expenses...     43,564         13,140          2,310         15,450         768         1,729          2,497       61,511
                  ------------   -------------   -----------     ---------   ----------   -----------     ---------   -----------
Net income (loss)
  (L)............   $  1,775        $ 2,559        $(2,322)       $   237      $ (440)      $(1,729)       $(2,169)     $  (157)
                  ============   ===========     ===========     =========   ========     ===========     =========   ==========

                           WINSTON HOSPITALITY, INC.

                                                      FOR THE THREE MONTHS ENDED MARCH 31, 1996
                    -------------------------------------------------------------------------------------------------------------
                                                                 ACQUISITION HOTELS
                                 ----------------------------------------------------------------------------------   CURRENT AND
                     CURRENT       OPERATING                     OPERATING     OTHER                        OTHER     ACQUISITION
                      HOTELS        HOTELS        PRO FORMA       HOTELS       HOTELS      PRO FORMA       HOTELS       HOTELS
                    HISTORICAL   HISTORICAL(B)   ADJUSTMENTS     PRO FORMA   HISTORICAL   ADJUSTMENTS     PRO FORMA    PRO FORMA
                    ----------   -------------   -----------     ---------   ----------   -----------     ---------   -----------
REVENUES
Room revenue.......  $ 10,709       $ 3,260                       $ 3,260       $718                       $   718      $14,687
Food and beverage
  revenue..........       308           524                           524                                                   832
Other revenue,
  net..............        19            87                            87         22                            22          128
                    ----------   -------------                   ---------     -----                      ---------   -----------
                       11,036         3,871                         3,871        740                           740       15,647
                    ----------   -------------                   ---------     -----                      ---------   -----------
EXPENSES
Property and
  operating
  expenses.........     4,015         1,815        $   (70)(D)      1,745        260                           260        6,020
Repairs and
  maintenance......       524           153                           153         29                            29          706
General and
  administrative...       484                           36(E)          36                    $  24(E)           24          544
Franchise costs....       905           223                           223         34            25(F)           59        1,187
Real estate taxes
  and property and
  casualty
  insurance........                     127           (127)(G)                    64           (64)(G)
Management fees....       316            92             (5)(H)         87                       50(H)           50          453
Interest expense...                     401           (401)(I)                    50           (50)(I)
Depreciation and
  amortization.....                     429           (429)(J)                   129          (129)(J)
Percentage lease
  payments.........     4,540                        1,548(K)       1,548                      668(K)          668        6,756
                    ----------   -------------   -----------     ---------     -----      -----------     ---------   -----------
Total expenses.....    10,784         3,240            552          3,792        566           524           1,090       15,666
                    ----------   -------------   -----------     ---------     -----      -----------     ---------   -----------
Net income (loss)
  (L)..............  $    252       $   631        $  (552)       $    79       $174         $(524)        $  (350)     $   (19)
                     ========    ===========     ===========     =========   ========     ===========     =========   ==========

                           WINSTON HOSPITALITY, INC.

- ---------------
(A) Represents the Current Hotels as if they had been leased by the Lessee since January 1, 1995. See Note 4 to the financial statements of Winston Hospitality, Inc.


(B) Represents the historical operations for the year ended December 31, 1995 and the three months ended March 31, 1996 for the Impac Acquisition Hotels and Cary Suites, Inc. which have been derived from the historical financial statements included elsewhere in this Prospectus, and Comfort Inn, Greenville, SC which have been derived from unaudited historical financial statements provided by management of the hotel.



                                                       FOR THE YEAR ENDED DECEMBER 31, 1995
                                              -------------------------------------------------------
                                                 IMPAC                                      OPERATING
                                              ACQUISITION       CARY        COMFORT INN      HOTELS
                                                HOTELS      SUITES, INC.   GREENVILLE, SC   HISTORICAL
                                              -----------   ------------   --------------   ---------
                                                                            (UNAUDITED)     (UNAUDITED)

    REVENUE
    Room revenue............................    $ 8,006        $3,164          $1,989        $13,159
    Food and beverage revenue...............      1,947           117               0          2,064
    Other revenue, net......................        411            24              41            476
                                              -----------   ------------   --------------   ---------
    Total revenue                                10,364         3,305           2,030         15,699
                                              -----------   ------------   --------------   ---------
    EXPENSES
    Property operating expenses.............      5,372           959             960          7,291
    Repairs and maintenance.................        415           143             111            669
    Franchise costs.........................        659           118             140            917
    Real estate taxes and property and
      casualty insurance....................        299            98              79            476
    Management fees.........................        303             0              85            388
    Interest expense........................      1,089           629               6          1,724
    Depreciation and amortization...........      1,131           423             121          1,675
                                              -----------   ------------   --------------   ---------
    Total expenses..........................      9,268         2,370           1,502         13,140
                                              -----------   ------------   --------------   ---------
    Net income..............................    $ 1,096        $  935          $  528        $ 2,559
                                              =========     =========      ===========      ========

                           WINSTON HOSPITALITY, INC.

                                                     FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                              -------------------------------------------------------
                                                 IMPAC                                      OPERATING
                                              ACQUISITION       CARY        COMFORT INN      HOTELS
                                                HOTELS      SUITES, INC.   GREENVILLE, SC   HISTORICAL
                                              -----------   ------------   --------------   ---------
                                                                    (UNAUDITED)
    REVENUE
    Room revenue............................    $ 1,955        $  821          $  484        $ 3,260
    Food and beverage revenue...............        490            34                            524
    Other revenue, net......................         76                            11             87
                                              -----------   ------------   --------------   ---------
    Total revenue                                 2,521           855             495          3,871
                                              -----------   ------------   --------------   ---------
    EXPENSES
    Property operating expenses.............      1,294           269             252          1,815
    Repairs and maintenance.................         96            37              20            153
    Franchise costs.........................        164            30              29            223
    Real estate taxes and property and
      casualty insurance....................         81            24              22            127
    Management fees.........................         71                            21             92
    Interest expense........................        261           139               1            401
    Depreciation and amortization...........        292           107              30            429
                                              -----------   ------------   --------------   ---------
    Total expenses..........................      2,259           606             375          3,240
                                              -----------   ------------   --------------   ---------
    Net income..............................    $   262        $  249          $  120        $   631
                                              =========     =========      ===========      ========


(C) Represents elimination of the Acquisition Hotels interest income on loans to affiliated companies.

(D) Represents elimination of expenses of the Acquisition Hotels which are not expected to be incurred by the Lessee including certain professional fees, corporate expenses and operating lease expenses for leased assets acquired by the Partnership.

(E) Represents an estimate for the increase in general and administrative expenses due to the increase in the number of hotels under management.

(F) Represents an increase in certain franchise fees of certain of the Acquisition Hotels.

(G) Decrease reflects real estate taxes, personal property taxes and property and casualty insurance to be paid by the Company and the Partnership.


(H) Change represents removing historical management fees for the Acquisition Hotels, eight of which will be managed by the Lessee and reflecting estimated management fees of the Holiday Inn Select, Garland (Dallas), TX and the Homewood Suites, Houston/Clear Lake in accordance with the provisions of the new management agreements for these hotels.


(I) Decrease reflects reduction of interest cost due to the repayment of long-term debt, capital lease obligations and other indebtedness of the Acquisition Hotels.

(J) Decrease reflects elimination of historical depreciation and amortization expense. Depreciation and amortization are expenses of the Company and the Partnership based on their cost basis.


(K) Pro forma amounts represent lease payments from the Lessee to the Company and the Partnership and are calculated on a pro forma basis by applying the rent provisions in the proposed Percentage Leases: (i) for the Operating Hotels to their historical room revenues as if the beginning of the period presented was the beginning of the lease year, and (ii) for the Other Hotels by assuming Base Rents were paid by the Lessee as if these hotels had been acquired and leases had commenced at the beginning of the period presented (See footnote C to the Winston Hotels, Inc. pro forma Statements of Income.


(L) The Lessee has made an election under Subchapter S of the Internal Revenue Code. Any taxable income or loss is recognized by the stockholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders
Winston Hospitality, Inc.

     We have audited the accompanying balance sheets of Winston Hospitality, Inc. as of December 31, 1994 and 1995 and the related statements of income, shareholders' equity and cash flows for the period June 2, 1994 through December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winston Hospitality, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the period June 2, 1994 through December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
February 6, 1996

                           WINSTON HOSPITALITY, INC.

                                 BALANCE SHEETS

                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                             DECEMBER 31,
                                                          -------------------        MARCH 31,
                                                           1994         1995           1996
                                                          ------       ------       -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.............................  $2,120       $2,249         $ 2,833
  Accounts receivable:
     Trade..............................................     526          836             966
     Lessor.............................................       7        1,187           1,457
     Affiliates.........................................      26           79             226
  Prepaid expenses and other assets.....................      52          117             104
                                                          ------       ------       -----------
          Total current assets..........................   2,731        4,468           5,586
                                                          ------       ------       -----------
Furniture, fixtures and equipment:
  Furniture and equipment...............................     127          186             191
  Leasehold improvements................................      98          106             110
                                                          ------       ------       -----------
                                                             225          292             301
  Less accumulated depreciation and amortization........      32           95             112
                                                          ------       ------       -----------
                                                             193          197             189
                                                          ------       ------       -----------
                                                          $2,924       $4,665         $ 5,775
                                                          ======       ======       ==========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.............................  $  461       $  450         $   644
  Percentage lease payable..............................   1,388        2,547           3,027
  Accrued salaries and wages............................     147          607             429
  Accrued sales and occupancy taxes.....................     186          219             369
  Other current liabilities.............................     677          357             619
                                                          ------       ------       -----------
          Total current liabilities.....................   2,859        4,180           5,088
                                                          ------       ------       -----------
Commitments (Note 3)
Shareholders' equity:
  Common stock, $.01 par value, 100 shares authorized,
     issued and outstanding.............................       1            1               1
  Additional paid-in capital............................      49           49              49
  Retained earnings.....................................      15          435             637
                                                          ------       ------       -----------
          Total shareholders' equity....................      65          485             687
                                                          ------       ------       -----------
                                                          $2,924       $4,665         $ 5,775
                                                          ======       ======       ==========


    The accompanying notes are an integral part of the financial statements.

                           WINSTON HOSPITALITY, INC.

                              STATEMENTS OF INCOME

                                ($ IN THOUSANDS)



                                             PERIOD
                                            JUNE 2,                           THREE MONTHS ENDED
                                          1994 THROUGH      YEAR ENDED             MARCH 31,
                                          DECEMBER 31,     DECEMBER 31,       -------------------
                                              1994             1995            1995        1996
                                          ------------     ------------       -------     -------
                                                                                  (UNAUDITED)
Revenue:
  Room revenue..........................    $ 12,474         $ 39,677         $ 7,373     $10,709
  Other operating revenue, net..........         185              987             213         308
  Interest income.......................          13               85              10          19
                                          ------------     ------------       -------     -------
          Total revenue.................      12,672           40,749           7,596      11,036
                                          ------------     ------------       -------     -------
Expenses:
  Property and operating expenses.......       4,746           14,324           2,675       4,015
  Repairs and maintenance...............         608            1,870             328         524
  General and administrative............         782            1,526             341         484
  Franchise costs.......................       1,107            3,565             623         905
  Management fees.......................          23              784             155         316
  Percentage lease payments.............       5,116           17,148           3,035       4,540
                                          ------------     ------------       -------     -------
          Total expenses................      12,382           39,217           7,157      10,784
                                          ------------     ------------       -------     -------
          Net income....................    $    290         $  1,532         $   439     $   252
                                          ===========      ===========        ========    ========


    The accompanying notes are an integral part of the financial statements.

                           WINSTON HOSPITALITY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                ($ IN THOUSANDS)



                                                 COMMON STOCK       ADDITIONAL
                                               -----------------     PAID-IN      RETAINED
                                               SHARES    DOLLARS     CAPITAL      EARNINGS      TOTAL
                                               ------    -------    ----------    ---------    -------
Issuance of shares...........................    100      $   1        $ 49                    $    50
Net income...................................                                      $    290        290
Distributions................................                                          (275)      (275)
                                               ------    -------      -----       ---------    -------
Balance December 31, 1994....................    100          1          49              15         65
Net income...................................                                         1,532      1,532
Distributions................................                                        (1,112)    (1,112)
                                               ------    -------      -----       ---------    -------
Balance December 31, 1995....................    100          1          49             435        485
Net income (unaudited).......................                                           252        252
Distributions (unaudited)....................                                           (50)       (50)
                                               ------    -------      -----       ---------    -------
Balance March 31, 1996 (unaudited)...........    100      $   1        $ 49        $    637    $   687
                                               ======    ======     ========       ========    ========


    The accompanying notes are an integral part of the financial statements.

                           WINSTON HOSPITALITY, INC.

                            STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)



                                                PERIOD
                                               JUNE 2,                         THREE MONTHS ENDED
                                             1994 THROUGH      YEAR ENDED          MARCH 31,
                                             DECEMBER 31,     DECEMBER 31,     ------------------
                                                 1994             1995          1995       1996
                                             ------------     ------------     ------     -------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income...............................     $  290           $1,532        $  439     $   252
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation..........................         32               63            15          17
     Changes in assets and liabilities:
       Accounts receivable -- trade........       (526)            (310)         (162)       (130)
       Prepaid expenses and other assets...        (52)             (65)           (9)         13
       Accounts payable -- trade...........        461              (11)           40         194
       Percentage lease payable............      1,388            1,159           578         480
       Accrued expenses and other
          liabilities......................      1,010              173            73         234
                                             ------------     ------------     ------     -------
          Net cash provided by operating
            activities.....................      2,603            2,541           974       1,060
                                             ------------     ------------     ------     -------
Cash flows used in investing activities:
  Purchases of furniture, fixtures and
     equipment.............................       (225)             (67)                       (9)
  Proceeds from sale of furniture, fixtures
     and equipment.........................                                         3
  Advances to Lessor and affiliates........        (33)          (1,233)         (674)       (417)
                                             ------------     ------------     ------     -------
          Net cash used in investing
            activities.....................       (258)          (1,300)         (671)       (426)
                                             ------------     ------------     ------     -------
Cash flows provided by financing
  activities:
  Issuance of common stock.................         50
  Distributions to shareholders............       (275)          (1,112)                      (50)
                                             ------------     ------------                -------
          Net cash used in financing
            activities.....................       (225)          (1,112)                      (50)
                                             ------------     ------------                -------
Increase in cash and cash equivalents......      2,120              129           303         584
Cash and cash equivalents at beginning of
  period...................................                       2,120         2,120       2,249
                                             ------------     ------------     ------     -------
Cash and cash equivalents at end of
  period...................................     $2,120           $2,249        $2,423     $ 2,833
                                             ===========      ===========      ======     ========


    The accompanying notes are an integral part of the financial statements.

                           WINSTON HOSPITALITY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1. ORGANIZATION:

     Winston Hospitality, Inc. (the "Lessee") was formed to lease and operate hotels owned by WINN Limited Partnership (the "Partnership") and Winston Hotels, Inc. ("WHI") (collectively the "Company"). Approximately 95.5% of the Partnership is owned by WHI. The two shareholders of the Lessee (Robert W. Winston, III and John B. Harris, Jr.) are also shareholders of WHI and/or partners in the Partnership. The Lessee began operating ten hotels (the "Initial Hotels") on June 2, 1994, and was operating, directly or indirectly through a management agreement (Note 3), a total of sixteen hotels as of December 31, 1994, and twenty-one hotels (the "Current Hotels") as of December 31, 1995.

     Each hotel is separately leased by the Company to the Lessee under a Percentage Lease Agreement. These leases require minimum base rental payments to be made to the Company on a monthly basis and additional quarterly payments to be made based on a percentage of gross room revenue.

     Twelve of the twenty-one hotels are licensed as Hampton Inns, eight are licensed as Comfort Inns and one is licensed as a Quality Suites. All of the hotels offer limited service. The cost of obtaining the franchise licenses is paid by the Company and the ongoing franchise fees are paid by the Lessee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Revenue Recognition. Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.


     Interim Unaudited Financial Information. The accompanying interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and generally accepted accounting principles applicable to interim financial statements. In the opinion of management all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Lessee as of March 31, 1996 and the results of its operations and cash flows for the three month periods ended March 31, 1995 and 1996, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.


     Cash Equivalents. All highly liquid investments with a maturity date of three months or less when purchased are considered to be cash equivalents. The Lessee places cash deposits with federally insured depository institutions. At December 31, 1995, bank account balances exceeded federal depository insurance limits by approximately $1,900.

     Fair Value of Financial Instruments. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Lessee to disclose estimated fair values for its financial instruments. The Lessee's financial instruments consist of cash and cash equivalents whose carrying value approximates fair value because of their short maturity. The lessee's remaining assets and liabilities are not considered financial instruments.

     Furniture, Fixtures and Equipment. Furniture and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of the assets of five and seven years. Leasehold improvements are being amortized using the straight-line method over the terms of the related leases. Upon disposition, both the asset and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to the income statement.

     Repairs and maintenance of hotel properties owned by the Company are paid by the Lessee and are charged to expense as incurred.

                           WINSTON HOSPITALITY, INC.

                                ($ IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     Advertising Cost. Advertising costs of $343 and $1,296 during the period June 2, 1994 through December 31, 1994 and the year ending December 31, 1995, respectively, are expensed as incurred.

     Income Taxes. The Lessee has made an election under Subchapter S of the Internal Revenue Code. Any taxable income or loss is recognized by the shareholders and, therefore, no provision for income taxes has been provided in the accompanying financial statements.

     Reclassifications. Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 presentation. These reclassifications have no effect on net income or shareholders' equity as previously reported.

3. COMMITMENTS:

     Under the terms of the Percentage Lease Agreements, the Lessee has future lease commitments to the Company through 2005. Minimum future rental payments under these noncancellable operating leases are as follows:

        Year ended December 31:
          1996..........................................................    $ 8,734
          1997..........................................................      8,734
          1998..........................................................      8,734
          1999..........................................................      8,734
          2000..........................................................      8,734
          2001 and thereafter...........................................     33,682
                                                                            -------
                                                                            $77,352
                                                                            ========

     The Lessee incurred minimum rents of $2,583 and $7,853 as well as percentage rents of $2,533 and $9,295 for the periods ended December 31, 1994 and 1995, respectively. At December 31, 1994 and 1995, the Lessee owed the Company $1,388 and $2,547, respectively, for rents under the terms of the Percentage Leases.

     The Lessee has entered into separate contracts with an unrelated party for the management of ten of the hotels. The terms of these agreements provide for management fees to be paid based on predetermined formulas for a period of ten years through 2005. The contracts are cancelable under certain circumstances as outlined in the agreements.

                           WINSTON HOSPITALITY, INC.

                                ($ IN THOUSANDS)


4. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):


     The unaudited pro forma statements of income of the Lessee are presented as if the leases and the operation of the Current Hotels had commenced on January 1, 1994. The unaudited pro forma statements of income are not necessarily indicative of what actual results of operations of the Lessee would have been assuming such operations had commenced as of January 1, 1994, nor do they purport to represent the results of operations for future periods:


                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                       ---------------------
                                                                        1994          1995
                                                                       -------       -------
Room revenue.......................................................    $39,964       $44,131
Other operating revenue, net.......................................        878         1,123
Interest income....................................................         13            85
                                                                       -------       -------
          Total revenue............................................     40,855        45,339
                                                                       -------       -------
Expenses:
     Property and operating expenses...............................     16,111        16,181
     Repairs and maintenance.......................................      1,488         1,870
     General and administrative....................................      1,297         1,526
     Franchise costs...............................................      3,517         3,967
     Management fees...............................................        805           960
     Percentage lease payments.....................................     16,483        19,060
                                                                       -------       -------
          Total expenses...........................................     39,701        43,564
                                                                       -------       -------
          Net income...............................................    $ 1,154       $ 1,775
                                                                       ========      ========



5. PROFIT SHARING PLAN:



     On January 1, 1996, the Company adopted the Winston 401(k) Plan (the "Plan") for substantially all employees, except any highly compensated employee, as defined in the Plan, who have attained the age of 21 and completed one year of service. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined under the Internal Revenue Code. The Company will make matching contributions of a specified percentage of the employee's contribution, currently 3% of the first 6% of the employee's contribution, and may make additional discretionary contributions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Winston Hotels, Inc.

     We have audited the accompanying combined balance sheet of the Impac Acquisition Hotels (described in Note 1) as of December 31, 1995, and the related combined statements of income, equity and cash flows for the year then ended. These combined financial statements are the responsibility of the management of the Impac Acquisition Hotels. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Impac Acquisition Hotels as of December 31, 1995 and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
February 21, 1996

                            IMPAC ACQUISITION HOTELS


                            COMBINED BALANCE SHEETS


                                ($ IN THOUSANDS)





                                                                  DECEMBER 31,        MARCH 31,
                                                                      1995              1996
                                                                  ------------       -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Investment in hotel property, at cost:
  Land........................................................      $    945           $   945
  Buildings and improvements..................................         8,862             8,862
  Furniture and equipment.....................................         4,665             4,735
                                                                  ------------       -----------
                                                                      14,472            14,542
  Less accumulated depreciation...............................         3,267             3,536
                                                                  ------------       -----------
Net investment in hotel properties............................        11,205            11,006
Cash and cash equivalents.....................................           378               306
Accounts receivable...........................................           354               356
Notes receivable from affiliates..............................           395               664
Accrued interest receivable...................................            12                 6
Deferred expenses, net........................................           175               154
Prepaid expenses and other assets.............................            74               130
                                                                  ------------       -----------
                                                                    $ 12,593           $12,622
                                                                  ===========        ==========
                                     LIABILITIES AND EQUITY
Long-term debt................................................      $  9,894           $ 9,833
Accounts payable, trade.......................................           531               812
Accrued expenses and other liabilities........................           242               202
Notes payable to affiliates...................................           552               575
Distributions payable.........................................            61
                                                                  ------------       -----------
                                                                      11,280            11,422
                                                                  ------------       -----------
Commitments
Shareholders' equity:
  Common stock; no par value..................................           741               741
  Accumulated deficit.........................................          (708)             (849)
Partners' equity:
  General partners............................................            16                18
  Limited partners............................................         1,264             1,290
                                                                  ------------       -----------
                                                                       1,313             1,200
                                                                  ------------       -----------
                                                                    $ 12,593           $12,622
                                                                  ===========        ==========


    The accompanying notes are an integral part of the financial statements.

                            IMPAC ACQUISITION HOTELS


                         COMBINED STATEMENTS OF INCOME


                                ($ IN THOUSANDS)



                                                                               THREE MONTHS
                                                                                   ENDED
                                                          YEAR ENDED             MARCH 31,
                                                         DECEMBER 31,       -------------------
                                                             1995            1995         1996
                                                         ------------       ------       ------
                                                                                (UNAUDITED)
Revenue:
  Room revenue.........................................    $  8,006         $1,851       $1,955
  Food and beverage revenue............................       1,947            442          490
  Other revenue, net...................................         411             85           76
                                                         ------------       ------       ------
          Total revenue................................      10,364          2,378        2,521
                                                         ------------       ------       ------
Expenses:
  Property operating expenses..........................       5,371          1,261        1,293
  Repairs and maintenance..............................         416             94           97
  Franchise costs......................................         659            156          164
  Real estate taxes and property and casualty
     insurance.........................................         299             79           81
  Management fees, related party.......................         303             70           71
  Interest expense.....................................       1,089            266          261
  Depreciation and amortization........................       1,131            325          292
                                                         ------------       ------       ------
          Total expenses...............................       9,268          2,251        2,259
                                                         ------------       ------       ------
          Net income...................................    $  1,096         $  127       $  262
                                                         ===========        ======       ======


    The accompanying notes are an integral part of the financial statements.

                            IMPAC ACQUISITION HOTELS


                         COMBINED STATEMENTS OF EQUITY


                                ($ IN THOUSANDS)



                                                                      PARTNERS' EQUITY
                                                                    --------------------
                                           COMMON    ACCUMULATED    GENERAL     LIMITED
                                           STOCK       DEFICIT      PARTNERS    PARTNERS    EQUITY
                                           ------    -----------    --------    --------    -------
Balance, December 31, 1994...............   $741        $(516)        $ 11       $1,516     $ 1,752
  Net income.............................                 468            6          622       1,096
  Distributions..........................                (660)          (1)        (874)     (1,535)
                                           ------    -----------    --------    --------    -------
Balance, December 31, 1995...............    741         (708)          16        1,264       1,313
  Net income (unaudited).................                  34            2          226         262
  Distributions (unaudited)..............                (175)                     (200)       (375)
                                           ------    -----------    --------    --------    -------
Balance, March 31, 1996 (unaudited)......   $741        $(849)        $ 18       $1,290     $ 1,200
                                           =======   ==========     =======     =======     ========


    The accompanying notes are an integral part of the financial statements.

                            IMPAC ACQUISITION HOTELS


                       COMBINED STATEMENTS OF CASH FLOWS


                                ($ IN THOUSANDS)



                                                                               THREE MONTHS
                                                                                   ENDED
                                                           YEAR ENDED            MARCH 31,
                                                          DECEMBER 31,       -----------------
                                                              1995           1995        1996
                                                          ------------       -----       -----
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income............................................    $  1,096         $ 127       $ 262
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................       1,131           325         292
     Recognition of deferred management fees............          17             4
     Changes in assets and liabilities:
       Accounts receivable..............................          20           (71)         (2)
       Accrued interest receivable......................         (12)           (2)          6
       Prepaid expenses and other assets................         (40)           40         (56)
       Accounts payable, trade, accrued expenses and
          other liabilities.............................          26          (181)        241
                                                          ------------       -----       -----
          Net cash provided by operating activities.....       2,238           242         743
                                                          ------------       -----       -----
Cash flows from investing activities:
  Additions to hotel properties.........................        (608)         (108)        (72)
  Increase in notes receivable from affiliates..........        (411)         (162)       (449)
  Payments received on notes receivable from
     affiliates.........................................         261           130         180
                                                          ------------       -----       -----
          Net cash used in investing activities.........        (758)         (140)       (341)
                                                          ------------       -----       -----
Cash flows from financing activities:
  Proceeds from issuance of notes payable to
     affiliates.........................................         108            80          26
  Principal payments on long-term debt..................        (292)          (72)        (61)
  Payment on notes payable to affiliates................         (75)          (43)         (3)
  Distributions to partners.............................      (1,474)         (366)       (436)
                                                          ------------       -----       -----
          Net cash used in financing activities.........      (1,733)         (401)       (474)
                                                          ------------       -----       -----
Net change in cash and cash equivalents.................        (253)         (299)        (72)
Cash and cash equivalents at beginning of year..........         631           631         378
                                                          ------------       -----       -----
Cash and cash equivalents at end of year................    $    378         $ 332       $ 306
                                                          ===========        ======      ======
Supplemental disclosures of cash flow information --
  Cash paid during the year for interest................    $  1,042         $ 268       $ 267
                                                          ===========        ======      ======
Schedule of noncash financing and investing activities:
  The Companies declared $61 of distributions in 1995
     that were paid in January 1996.


    The accompanying notes are an integral part of the financial statements.

                            IMPAC ACQUISITION HOTELS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1. ORGANIZATION

     The Impac Acquisition Hotels are a combination of the balance sheets and statements of income, equity and cash flows of two limited partnerships and two "sub-chapter S" corporations (collectively the "Companies") presented on a historical basis. The Companies are related through common control. Each company owns one hotel property.

     The Companies combined in these financial statements consist of the following hotel properties:

             COMPANY                         HOTEL                      LOCATION
    --------------------------   --------------------------------------------------------
    Dallas Lodging Associates    Holiday Inn Select            Dallas, Texas
      I, Ltd.
    A.B. Lodging, Inc.           Holiday Inn Express           Abingdon, Virginia
    London Lodging Associates,   Comfort Suites                London, Kentucky
      Inc.
    Duncanville Lodging          Hampton Inn                   Duncanville, Texas
      Associates I, Ltd.

     The Holiday Inn Select and the Holiday Inn Express are operated under franchise agreements with Holiday Inns Franchising, Inc. The Comfort Suites is operated under a franchise agreement with Choice Hotels International. The Hampton Inn is operated under a franchise agreement with Hampton Inn Hotel Division of Embassy Suites, Inc.


     On May 7, 1996, the Companies sold their investment in hotel properties to WINN Limited Partnership. The sales agreements did not extend to any other assets or liabilities of the Companies. The Companies plan to liquidate their remaining assets, satisfy their liabilities and make final distributions to their owners.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.


     Interim Unaudited Financial Information. The accompanying interim combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and generally accepted accounting principles applicable to interim financial statements. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the combined financial position of the Impac Acquisition Hotels as of March 31, 1996 and the combined results of their operations and cash flows for the three month periods ended March 31, 1995 and 1996, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.


     Fair Value of Financial Instruments. Statement of Financial Accounting No. 107, "Disclosure About Fair Value of Financial Instruments" requires the Companies to disclose estimated fair values of its financial instruments. The Companies' financial instruments consist of cash and cash equivalents, long-term debt, notes receivable from affiliates, and notes payable to affiliates, whose carrying value approximates fair value. The Companies' remaining assets and liabilities are not considered financial instruments.

     Concentration of Credit Risk. The Companies place cash deposits with federally insured financial institutions. At times, deposits have exceeded the amounts insured by the Federal Deposit Insurance Corporation. In addition, amounts due from affiliates represent concentrations of credit risk.

                            IMPAC ACQUISITION HOTELS

                                ($ IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Revenue Recognition. Revenue is recognized as earned. Ongoing credit evaluations are performed and accounts deemed uncollectible are charged to operations.

     Investment in Hotel Properties. The hotel properties are stated at cost. Depreciation is computed using straight-line and accelerated methods at rates based upon the following estimated useful lives:

            Buildings and improvements.......  31.5-39.5 years
            Furniture and equipment..........  5-7 years

     Maintenance and repairs are charged to operations as incurred. Additions and major improvements are capitalized. Upon sale or disposition, both the asset and related accumulated depreciation are relieved and the related gain or loss is included in operations.

     The Company evaluates long-lived assets for potential impairment by analyzing the operating results, trends and prospects for the Company and considering any other events and circumstances which might indicate potential impairment.

     Advertising Costs.  Advertising costs of $497 were expensed as incurred.

     Deferred Expenses. Deferred expenses consist primarily of franchise fees and loan costs which are recorded at cost. Amortization is computed using the straight-line method over the terms of the franchise and loan agreements.

     Income Taxes. Each of the four companies are not tax paying entities for income tax purposes, and thus no income tax expense has been recorded in the combined financial statements. Income or loss is taxed to the owners in their individual income tax returns.

     Use of Estimates in the Preparation of Financial Statements. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 1995 and the reported amounts of revenues and expenses during the year ended December 31, 1995. Actual results could differ from those estimates.

3. LONG-TERM DEBT

     At December 31, 1995 long-term debt consists of the following:

        Note payable in equal monthly installments of principal and interest of $24, bearing interest at 9%, due January 1, 2000...............  $2,543
        Note payable in monthly installments of principal and interest at
          30-day LIBOR plus 4.75% (10.47% at December 31, 1995), due June 1,
          1997..............................................................   4,300
        Note payable in equal monthly installments of principal and interest of $14, bearing interest at WSJ prime plus 2% (10.25% at December
          31, 1995), due September 24, 1996.................................   1,375
        Notes payable in monthly installments of principal and interest based on a 20 year amortization and interest at the bank's prime
          plus 2% (9.75% at December 31, 1995), due November 8, 1996........   1,676
                                                                              ------
                                                                              $9,894
                                                                              ======

     The debt is collateralized by the investments in hotel properties and rents. A majority of the notes are guaranteed by certain partners and shareholders.

                            IMPAC ACQUISITION HOTELS

                                ($ IN THOUSANDS)

3. LONG-TERM DEBT (CONTINUED)
     Aggregate annual principal payments for long-term debt at December 31, 1995 are as follows:

            1996......................................................    $3,293
            1997......................................................     4,170
            1998......................................................        64
            1999......................................................        71
            2000......................................................     2,296
                                                                          ------
                                                                          $9,894
                                                                          ======

4. RELATED PARTY TRANSACTIONS

     Management services were provided to the Companies by an entity related through common ownership under the terms of management contracts expiring at various dates through May 2003. Management fees expensed were $304 during 1995. Included in accounts payable are $10 of unpaid management fees as of December 31, 1995.

     The Companies receive all services related to the renovation of the hotel properties from Impac Design and Construction ("IDC"), a Company related to the Companies through common ownership. Included in accounts payable are amounts due to affiliates of $93 related to these services. Payments to IDC for renovation services during the year ended December 31, 1995 amounted to $561.

     The Companies make loans to other companies related to the Companies through common ownership. Included in notes receivable from affiliates at December 31, 1995 is $321 of notes that bear interest at 7% and are due upon demand. Interest income on these notes was approximately $15 during the year ended December 31, 1995. The remaining notes receivable from affiliates of $74 at December 31, 1995, do not bear interest and are due upon demand.

     At December 31, 1995, notes payable to affiliates consists of the following:

        Note payable to former shareholder in equal monthly installments of
          $5, including interest at 7%, due September 19, 1996.............    $507
        Notes payable on demand to affiliates bearing interest at 7%.......      45
                                                                               ----
                                                                               $552
                                                                               =====

     Interest expense on these notes for the year ended December 31, 1995 was approximately $53.

                            IMPAC ACQUISITION HOTELS

                                ($ IN THOUSANDS)

5. COMMITMENTS

     Franchise costs represent the annual expense for franchise royalties, reservation and advertising services under the terms of hotel franchise agreements expiring at various dates through October 2011. Fees are computed based upon percentages (generally 8% of gross room revenue).

     Certain equipment is leased under noncancelable operating lease agreements expiring at varying intervals through April 1998. Following is a schedule for the future minimum rental payments required under these leases as of December 31, 1995:

            1996........................................................    $33
            1997........................................................     25
            1998........................................................      2
                                                                            ---
                                                                            $60
                                                                            ====

     Rental expense was approximately $36 for the year ended December 31, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Winston Hotels, Inc.

     We have audited the accompanying balance sheet of Cary Suites, Inc. as of December 31, 1995, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the management of Cary Suites, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cary Suites, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
March 8, 1996

                               CARY SUITES, INC.


                                 BALANCE SHEETS


                                ($ IN THOUSANDS)





                                                                  DECEMBER 31,        MARCH 31,
                                                                      1995              1996
                                                                  ------------       -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Investment in hotel property, at cost:
  Land........................................................       $  330            $   330
  Buildings and improvements..................................        7,073              7,084
  Furniture and equipment.....................................        1,344              1,345
                                                                  ------------       -----------
                                                                      8,747              8,759
  Less accumulated depreciation...............................          742                841
                                                                  ------------       -----------
Net investment in hotel property..............................        8,005              7,918
Cash and cash equivalents.....................................          269                376
Accounts receivable...........................................          125                145
Advances to affiliates........................................        1,076              1,121
Advances to shareholder.......................................          110                110
Deferred expenses, net........................................          216                208
Prepaid expenses and other assets.............................            6                 12
                                                                  ------------       -----------
                                                                     $9,807            $ 9,890
                                                                  ===========        ==========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt................................................       $6,640            $ 6,545
Capital lease obligation......................................           60                 56
Accounts payable, trade.......................................          118                 49
Accrued expenses and other liabilities........................          144                146
                                                                  ------------       -----------
                                                                      6,962              6,796
                                                                  ------------       -----------
Commitments
Shareholders' equity:
  Common stock, no par value, 100,000 shares authorized,
     100,000 shares issued and outstanding....................        1,655              1,655
  Retained earnings...........................................        1,190              1,439
                                                                  ------------       -----------
          Total shareholders' equity..........................        2,845              3,094
                                                                  ------------       -----------
                                                                     $9,807            $ 9,890
                                                                  ===========        ==========


    The accompanying notes are an integral part of the financial statements.

                               CARY SUITES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                ($ IN THOUSANDS)



                                                                               THREE MONTHS
                                                                                   ENDED
                                                           YEAR ENDED            MARCH 31,
                                                          DECEMBER 31,       -----------------
                                                              1995           1995        1996
                                                          ------------       ----       ------
                                                                                (UNAUDITED)
Revenue:
  Room revenue..........................................     $3,164          $756       $  821
  Food and beverage revenue.............................        117            22           34
  Other revenue, net....................................         24             5           --
                                                          ------------       ----       ------
          Total revenue.................................      3,305           783          855
                                                          ------------       ----       ------
Expenses:
  Property operating expenses...........................        959           241          270
  Repairs and maintenance...............................        143            32           36
  Franchise costs.......................................        118            27           30
  Real estate taxes and property and casualty
     insurance..........................................         98            33           24
  Interest expense......................................        629           242          139
  Depreciation and amortization.........................        423           106          107
                                                          ------------       ----       ------
          Total expenses................................      2,370           681          606
                                                          ------------       ----       ------
          Net income....................................        935           102          249
Retained earnings, beginning of year....................        255           255        1,190
                                                          ------------       ----       ------
Retained earnings, end of year..........................     $1,190          $357       $1,439
                                                          ===========        =====      ======


    The accompanying notes are an integral part of the financial statements.

                               CARY SUITES, INC.


                            STATEMENTS OF CASH FLOWS


                                ($ IN THOUSANDS)



                                                                                THREE MONTHS
                                                                                    ENDED
                                                             YEAR ENDED           MARCH 31,
                                                            DECEMBER 31,       ---------------
                                                                1995           1995       1996
                                                            ------------       ----       ----
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................     $  935          $102       $249
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................        423           106        107
     Loss on sale of equipment............................          4
     Changes in assets and liabilities:
       Accounts receivable................................        (26)          118        (20)
       Other accounts receivable..........................         60
       Prepaid expenses and other assets..................          1            (4)        (6)
       Accounts payable, trade, accrued expenses and other
          liabilities.....................................         42            38        (67)
                                                            ------------       ----       ----
          Net cash provided by operating activities.......      1,439           360        263
                                                            ------------       ----       ----
Cash flows from investing activities:
  Additions to hotel properties...........................        (32)          (13)       (12)
  Proceeds from sale of equipment.........................         17
  Advances to affiliates..................................       (891)          (53)       (45)
  Payments received on advances to affiliates.............         42
  Advances to shareholder.................................       (110)
                                                            ------------       ----       ----
          Net cash used in investing activities...........       (974)          (66)       (57)
                                                            ------------       ----       ----
Cash flows from financing activities:
  Principal payments on long-term debt....................       (362)          (57)       (95)
  Payments on capital lease obligation....................        (23)           (4)        (4)
                                                            ------------       ----       ----
          Net cash used in financing activities...........       (385)          (61)       (99)
                                                            ------------       ----       ----
Net change in cash and cash equivalents...................         80           233        107
Cash and cash equivalents at beginning of period..........        189           189        269
                                                            ------------       ----       ----
Cash and cash equivalents at end of period................     $  269          $422       $376
                                                            ===========        =====      =====
Supplemental disclosures of cash flow information --
  Cash paid during the period for interest................     $  674          $242       $140
                                                            ===========        =====      =====


    The accompanying notes are an integral part of the financial statements.

                               CARY SUITES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1. ORGANIZATION

     Cary Suites, Inc. (the "Company") was formed to own and operate a Homewood Suites in Cary, North Carolina. The Company has entered into a contract to sell their investment in hotel property to WINN Limited Partnership. The contract does not extend to any other assets or liabilities of the Company.

     The hotel is operated under a franchise agreement with the Homewood Suites Division of Embassy Suites, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.


     Interim Unaudited Financial Information. The accompanying interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and generally accepted accounting principles applicable to interim financial statements. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 1996 and the results of its operations and cash flows for the three month periods ended March 31, 1995 and 1996, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.


     Fair Value of Financial Instruments. Statements of Financial Accounting No. 107, "Disclosure about Fair Value of Financial Instruments" requires the Company to disclose estimated fair values of its financial instruments. The Company's financial instruments consist of cash and cash equivalents, whose carrying value approximates fair value, advances to affiliates and shareholder whose carrying value approximates fair value because of their short maturities and long-term debt, whose carrying value approximates fair value due to the variable rates on the instruments. The Company's remaining assets and liabilities are not considered financial instruments.

     Concentration of Credit Risk. The Company places cash deposits with federally insured financial institutions. At times, deposits have exceeded the amounts insured by the Federal Deposit Insurance Corporation. In addition, amounts due from affiliates represent concentrations of credit risk.

     Revenue Recognition. Revenue is recognized as earned. Ongoing credit evaluations are performed and accounts deemed uncollectible are charged to operations.

     Investment in Hotel Property. The hotel property is recorded at cost, and is depreciated using the straight-line method over estimated useful lives of the assets of 5 and 30 years for furniture and equipment, and buildings and improvements, respectively. Upon disposition, both the asset and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to the income statement. Repairs and maintenance expenses are charged to operations as incurred.

     The Company evaluates long-lived assets for potential impairment by analyzing the operating results, trends and prospects for the Company and considering any other events and circumstances which might indicate potential impairment.

     Advertising Costs.  Advertising costs of $78 were expensed as incurred.

     Deferred Expenses. Deferred expenses consist primarily of franchise fees, organizational costs and deferred lease expense which are recorded at cost. Amortization is computed using the straight-line method over the terms of the franchise and lease agreements. Organizational costs are amortized over five years. Accumulated amortization was $64 at December 31, 1995.

                               CARY SUITES, INC.

                                ($ IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Income Taxes. The Company has made an election under Subchapter S of the Internal Revenue Code. Any taxable income or loss is recognized by the shareholders and therefore, no provision for income taxes has been provided in the accompanying financial statements.

     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. LONG-TERM DEBT

     At December 31, 1995 long-term debt consists of the following:

        Note payable in equal monthly installments of principal and interest of $78, bearing interest at the bank's prime plus 1.5%
          (9.0% at December 31, 1995), due June 10, 1998..................    $6,240
        Note payable to a stockholder due on demand and bearing interest
          at prime plus 1%................................................       200
        Notes payable with interest due annually at 9% and principal due
          February 14, 1999 or upon the sale of the hotel.................       200
                                                                              ------
                                                                              $6,640
                                                                              ======

     The debt is collateralized by the investment in hotel property and rents.

     Aggregate annual principal payments for long-term debt at December 31, 1995 are as follows:

        1996..............................................................    $  621
        1997..............................................................       427
        1998..............................................................     5,392
        1999..............................................................       200
                                                                              ------
                                                                              $6,640
                                                                              ======

4. RELATED PARTY TRANSACTIONS

     The Company has made non interest bearing loans to a shareholder and other companies related to the Company through common ownership. These advances are due upon demand. In addition, the Company owes a shareholder $200 (Note 3).

5. COMMITMENTS AND SIGNIFICANT CUSTOMER

     Franchise costs represent the annual expense for franchise royalties, reservation and advertising services under the terms of hotel franchise agreement expiring in 2014. Fees are computed based upon percentages (generally 8% of gross room revenue, except as discussed below).

                               CARY SUITES, INC.

                                ($ IN THOUSANDS)

5. COMMITMENTS AND SIGNIFICANT CUSTOMER (CONTINUED)
     The Company leases certain equipment under an operating lease agreement that expires in 1996. Rent expense related to such lease was $17 for the year ended December 31, 1995. Payments under this lease in 1996 will be approximately $15. Certain equipment is leased under a capital lease agreement. Equipment capitalized under this lease agreement is $61, net of accumulated amortization of $33. Following is a schedule of the future minimum rental payments required under this lease as of December 31, 1995:

        1996................................................................    $21
        1997................................................................     21
        1998................................................................     21
        1999................................................................      6
                                                                                ---
        Total minimum lease commitments.....................................     69
        Less amount representing interest...................................      9
                                                                                ---
        Present value of future minimum lease commitments...................    $60
                                                                                ====

     The Company leases approximately 60% of its available rooms to one corporate customer under an agreement that expires March 31, 2003. Revenue earned under this lease agreement for the year ended December 31, 1995 was $1,695. The Company's franchisor has agreed to waive the franchise fees related to the rooms rented to this customer throughout the term of the lease agreement. Minimum future rental income under this noncancelable operating lease is as follows:

        1996............................................................    $ 1,727
        1997............................................................      1,727
        1998............................................................      1,727
        1999............................................................      1,727
        2000............................................................      1,727
        Thereafter......................................................      3,885
                                                                            -------
                                                                            $12,520
                                                                            ========

                              WINSTON HOTELS, INC.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995
                                ($ IN THOUSANDS)

                                                                     COST CAPITALIZED            GROSS AMOUNTS
                                                                      SUBSEQUENT TO                 CARRIED
                                                 INITIAL COST          ACQUISITION            AT CLOSE OF PERIOD
                                             ---------------------  ------------------  -------------------------------
                                                       BUILDINGS           BUILDINGS              BUILDINGS
                                                          AND                 AND                    AND
         DESCRIPTION           ENCUMBRANCES   LAND    IMPROVEMENTS  LAND  IMPROVEMENTS   LAND    IMPROVEMENTS   TOTAL
- ------------------------------ ------------  -------  ------------  ----  ------------  -------  ------------  --------
Hampton Inn
  Brunswick, GA...............       *       $   716    $  3,887    $  0     $   38     $   716    $  3,925    $  4,641
Hampton Inn
  Charlotte, NC...............       *           833       3,609       0          1         833       3,610       4,443
Hampton Inn
  Atlanta, GA.................       *           680       4,065       0         11         680       4,076       4,756
Hampton Inn
  Cary, NC....................       *           613       4,596       0          1         613       4,597       5,210
Hampton Inn
  Jacksonville, NC............       *           473       4,140       0          0         473       4,140       4,613
Hampton Inn
  Durham, NC..................       *           634       4,582       0         27         634       4,609       5,243
Hampton Inn
  Boone, NC...................       *           264       2,750       0          3         264       2,753       3,017
Hampton Inn
  Southern Pines, NC..........       *           614       4,280       0         17         614       4,297       4,911
Hampton Inn
  Wilmington, NC..............       *           460       3,208       0         28         460       3,236       3,696
Comfort Inn
  Wilmington, NC..............       *           532       5,889       0        215         532       6,104       6,636
Comfort Inn
  Raleigh, NC.................       *           459       4,075       0         18         459       4,093       4,552
Comfort Inn
  Fayetteville, NC............       *         1,228       8,047       0        313       1,228       8,360       9,588
Comfort Inn
  Durham, NC..................       *         1,958       6,208       0          0       1,958       6,208       8,166
Comfort Inn
  Chester, VA.................       *           661       6,447       0          0         661       6,447       7,108
Hampton Inn
  Hilton Head, SC.............       *           310       3,969       0        227         310       4,196       4,506
Hampton Inn
  Chester, VA.................       *           461       2,238       0          0         461       2,238       2,699
Comfort Inn
  Augusta, GA.................       *           404       3,541       0          0         404       3,541       3,945
Comfort Inn
  Charleston, SC..............       *           438       5,853       0         25         438       5,878       6,316
Quality Suites
  Charleston, SC..............       *           912      11,224       0          0         912      11,224      12,136
Comfort Inn
  Clearwater, FL..............       *           532       3,436       0          0         532       3,436       3,968
Hampton Inn
  Raleigh, NC.................       *           697       5,955       0        341         697       6,296       6,993
                                    --
                                             -------  ------------  ----  ------------  -------  ------------  --------
                                    $*       $13,879    $101,999    $  0     $1,265     $13,879    $103,264    $117,143
                               ============  ======== ============  ===== ============  ======== ============  =========


                                                                           LIFE UPON WHICH
                                 ACCUMULATED     NET BOOK                  DEPRECIATION IN
                                DEPRECIATION    VALUE LAND,                 LATEST INCOME
                                BUILDINGS AND  BUILDINGS AND    DATE OF     STATEMENT IS
         DESCRIPTION            IMPROVEMENTS   IMPROVEMENTS   ACQUISITION     COMPUTED
- ------------------------------  -------------  -------------  -----------  ---------------
Hampton Inn
  Brunswick, GA...............     $   206       $   4,435        6/2/94          30
Hampton Inn
  Charlotte, NC...............         191           4,252        6/2/94          30
Hampton Inn
  Atlanta, GA.................         215           4,541        6/2/94          30
Hampton Inn
  Cary, NC....................         243           4,967        6/2/94          30
Hampton Inn
  Jacksonville, NC............         219           4,394        6/2/94          30
Hampton Inn
  Durham, NC..................         242           5,001        6/2/94          30
Hampton Inn
  Boone, NC...................         145           2,872        6/2/94          30
Hampton Inn
  Southern Pines, NC..........         227           4,684        6/2/94          30
Hampton Inn
  Wilmington, NC..............         170           3,526        6/2/94          30
Comfort Inn
  Wilmington, NC..............         318           6,318        6/2/94          30
Comfort Inn
  Raleigh, NC.................         193           4,359       8/16/94          30
Comfort Inn
  Fayetteville, NC............         297           9,291      11/29/94          30
Comfort Inn
  Durham, NC..................         224           7,942      11/29/94          30
Comfort Inn
  Chester, VA.................         233           6,875      11/29/94          30
Hampton Inn
  Hilton Head, SC.............         147           4,359      11/29/94          30
Hampton Inn
  Chester, VA.................          81           2,618      11/29/94          30
Comfort Inn
  Augusta, GA.................          69           3,876       5/18/95          30
Comfort Inn
  Charleston, SC..............         114           6,202       5/18/95          30
Quality Suites
  Charleston, SC..............         218          11,918       5/18/95          30
Comfort Inn
  Clearwater, FL..............          67           3,901       5/18/95          30
Hampton Inn
  Raleigh, NC.................         118           6,875       5/18/95          30

                                -------------  -------------
                                   $ 3,937       $ 113,206
                                ===========    ===========

* These properties serve as collateral for the $50 million line of credit, which as of 12/31/95, had an outstanding balance of $34 million.

                              WINSTON HOTELS, INC.

                             NOTES TO SCHEDULE III

                                                                       1994           1995
                                                                      -------       --------
(a)  Reconciliation of Real Estate:
     Balance at beginning of period...............................    $46,843       $ 83,056
     Acquisitions during period...................................     36,060         32,992
     Additions during period......................................        153          1,095
                                                                      -------       --------
     Balance at end of period.....................................    $83,056       $117,143
                                                                      ========      =========
(b)  Reconciliation of Accumulated Depreciation:
     Balance at beginning of period...............................    $     0       $    930
     Depreciation for period......................................        930          3,007
                                                                      -------       --------
     Balance at end of period.....................................    $   930       $  3,937
                                                                      ========      =========
     The aggregate cost of land, buildings and furniture and equipment for
(c)  federal income tax purposes is approximately $129,000.
     Refer to Notes 1, 2 and 9 to the financial statements of Winston Hotels,
     Inc. for transactions with affiliates and the basis of the carrying
(d)  value as reflected in the financial statements.

                              [Inside Back Cover]


A PHOTOGRAPH OF THE EXTERIOR OF THE GARLAND (DALLAS), TEXAS, HOLIDAY INN SELECT HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE RESTAURANT IN THE GARLAND (DALLAS), TEXAS, HOLIDAY INN SELECT HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE BAR IN THE GARLAND (DALLAS), TEXAS, HOLIDAY INN SELECT HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE EXTERIOR OF THE CLEARLAKE (HOUSTON), TEXAS, HOMEWOOD SUITES HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE INTERIOR OF THE CLEARLAKE (HOUSTON), TEXAS, HOMEWOOD SUITES HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE EXTERIOR OF THE DULUTH (ATLANTA), GEORGIA, HAMPTON INN & SUITES HOTEL APPEARS BELOW.

A PHOTOGRAPH OF A ROOM IN THE DULUTH (ATLANTA), GEORGIA, HAMPTON INN & SUITES HOTEL APPEARS BELOW.

A PHOTOGRAPH OF THE EXTERIOR OF THE PERIMETER (ATLANTA), GEORGIA, HAMPTON INN HOTEL APPEARS BELOW.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                           SUMMARY TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Corporate Structure...................   16
Risk Factors..........................   17
Acquisitions..........................   28
Promus................................   29
Use of Proceeds.......................   31
Price Range of Common Stock and
  Distributions.......................   33
Capitalization........................   34
Selected Financial Information........   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41
Business and Properties...............   50
Management............................   73
Principal Shareholders................   78
Shares Available for Future Sale......   80
Partnership Agreement.................   81
Federal Income Tax Considerations.....   83
Underwriting..........................  102
Experts...............................  103
Legal Matters.........................  103
Glossary..............................  104
Index to Financial Statements.........  F-1


- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                              [WINSTON HOTELS LOGO]

                                5,000,000 SHARES

                              WINSTON HOTELS, INC.

                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS

                               ------------------

                              GOLDMAN, SACHS & CO.

                            BEAR, STEARNS & CO. INC.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                MORGAN KEEGAN &
                                 COMPANY, INC.

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Shares.

        Securities and Exchange Commission registration fee..............  $ 24,537
        NASD filing fee..................................................     7,616
        Nasdaq Stock Market Listing Fee..................................    17,500
        Printing and mailing.............................................   200,000
        Accountant's fees and expenses...................................   150,000
        Blue Sky fees and expenses.......................................    35,000
        Counsel fees and expenses........................................   125,000
        Miscellaneous....................................................   140,347
                                                                           --------
                  Total..................................................  $700,000
                                                                           =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of the Company, generally, limit the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of North Carolina. The Articles of Incorporation also provide, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

     The Underwriting Agreement contains certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 16.  EXHIBITS


EXHIBITS
- --------
   1.1      -- Form of Underwriting Agreement
   3.1      -- Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11
               (Registration No. 33-76602))
   3.2      -- By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the
               Company's Registration Statement on Form S-11 (Registration No. 33-76602))
   4.1      -- Form of Share Certificate (incorporated by reference to Exhibit 4.1 to the
               Company's Registration Statement on Form S-11 (Registration No. 33-76602))
   5.1      -- Opinion of Hunton & Williams*

EXHIBITS
- --------
   8.1      -- Form of Opinion of Hunton & Williams as to Tax Matters
  23.1*     -- Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)
  23.2      -- Consent of Coopers & Lybrand LLP


- ---------------


* Previously filed


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Raleigh, State of North Carolina on the 30th day of May, 1996.


                                          WINSTON HOTELS, INC.
                                          a North Carolina corporation
                                          (Registrant)

                                          By:  /s/  ROBERT W. WINSTON, III
                                            ------------------------------------
                                                   Robert W. Winston, III
                                                Chief Executive Officer and
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of May, 1996.



                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
             /s/  CHARLES M. WINSTON*           Chairman of the Board (Principal Executive
- ---------------------------------------------     Officer)
             Charles M. Winston

            /s/ ROBERT W. WINSTON, III*         Chief Executive Officer, President and
- ---------------------------------------------     Director
           Robert W. Winston, III

                    /s/  PHILIP R. ALFANO       Senior Vice President and Chief Financial
- ---------------------------------------------     Officer (Principal Financial Officer and
              Philip R. Alfano                    Principal Accounting Officer)

               /s/  JAMES H. WINSTON*           Director
- ---------------------------------------------
              James H. Winston

                   /s/  PAUL FULTON*            Director
- ---------------------------------------------
                 Paul Fulton

            /s/  THOMAS F. DARDEN, II*          Director
- ---------------------------------------------
            Thomas F. Darden, II

            /s/  RICHARD L. DAUGHERTY*          Director
- ---------------------------------------------
            Richard L. Daugherty

                /s/  EDWIN B. BORDEN*           Director
- ---------------------------------------------
               Edwin B. Borden

         By:   /s/  PHILIP R. ALFANO
- ---------------------------------------------
              Philip R. Alfano
              Attorney-in-fact